Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION.

FOR IMMEDIATE RELEASE

April 4, 2017

RECOMMENDED OFFER

FOR

INNOCOLL HOLDINGS PLC

BY

GURNET POINT L.P. ACTING THROUGH ITS GENERAL PARTNER WAYPOINT INTERNATIONAL GP LLC

(through Lough Ree Technologies Limited (“Gurnet Bidco”), its wholly owned subsidiary)

to be implemented by means of a scheme of arrangement
under Chapter 1 of Part 9 of the Irish Companies Act 2014

Summary

•	Gurnet Point L.P. (acting through its general partner Waypoint International GP LLC) (“Gurnet Point”) and Innocoll Holdings plc (“Innocoll”) are pleased to announce that they have reached agreement on the terms of a recommended offer to be made by Gurnet Point, through Gurnet Bidco, for the entire issued and to be issued ordinary share capital of Innocoll.

•	Under the terms of the Acquisition, Innocoll Shareholders will be entitled to receive from Gurnet Bidco:

For each Innocoll Share	$1.75 in cash; and

up to $4.90 in cash from a contingent value right (“CVR”) which represents a contractual right to receive payments upon, and subject to, the occurrence of certain CVR Payment Events.

•	Innocoll Shareholders will therefore be entitled to receive a maximum aggregate consideration of up to $6.65 in cash per Innocoll Share from Gurnet Bidco.

•	The Acquisition, including the maximum aggregate amount payable under the CVRs, values Innocoll’s entire issued and to be issued ordinary share capital at up to approximately $209 million.

•	The Cash Consideration of $1.75 per Innocoll Share represents a premium of:

•	approximately 120 percent to the closing price of $0.80 per Innocoll Share on March 10, 2017 (being the last dealing day prior to the date on which the anomalous movement in Innocoll’s shares commenced);

•	approximately 37 percent to the closing price of $1.28 per Innocoll Share on April 3, 2017 (being the date immediately preceding the date of this Announcement); and

•	approximately 28 percent to the closing price of $1.37 per Innocoll Share on March 15, 2017 (being the last dealing day prior to the commencement of the offer period).

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•	The maximum aggregate Consideration payable in respect of the Acquisition, including the maximum aggregate amount payable under the CVRs, of $6.65 per Innocoll Share, represents a premium of:

•	approximately 734 percent to the closing price of $0.80 per Innocoll Share on March 10, 2017 (being the last dealing day prior to the date on which the anomalous movement in Innocoll’s shares commenced);

•	approximately 420 percent to the closing price of $1.28 per Innocoll Share on April 3, 2017 (being the date immediately preceding the date of this Announcement); and

•	approximately 386 percent to the closing price of $1.37 per Innocoll Share on March 15, 2017 (being the last dealing day prior to the commencement of the offer period).

•	Pursuant to the terms of the Acquisition, Innocoll Shareholders on the register of members of Innocoll on the applicable record date will receive one CVR for each Innocoll Share that they hold. The CVRs are intended to afford Innocoll Shareholders an opportunity to benefit from the potential success of XARACOLL, if certain conditions are met in accordance with the terms of the CVR Agreement.

•	Pursuant to the terms of the Acquisition, each CVR represents the right to receive the following cash payments from Gurnet Bidco, with each payment conditional upon the achievement of certain events as follows:

•	First CVR Payment Event: Gurnet Bidco will pay $0.70 in cash per CVR if, on or before December 31, 2018, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following open abdominal Hernia repair;

•	Second CVR Payment Event: Gurnet Bidco will pay an additional $1.33 in cash per CVR if, on or before December 31, 2018, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following Soft Tissue repair (and not limited to Hernia repair);

•	Third CVR Payment Event: Gurnet Bidco will either pay:

•	$1.00 in cash per CVR if, on or before December 31, 2019, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following Hard Tissue repair; or, if not,

•	$0.60 in cash per CVR if, after December 31, 2019 but on or before June 30, 2020, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following Hard Tissue repair;

•	Fourth CVR Payment Event: Gurnet Bidco will either pay:

•	$1.87 in cash per CVR if worldwide Net Sales of XARACOLL exceed $60 million in any four (4) consecutive Calendar Quarters ending on or prior to December 31, 2019; or, if not,

•	$1.00 in cash per CVR if worldwide Net Sales of XARACOLL exceed $60 million in any four (4) consecutive Calendar Quarters ending on or prior to March 31, 2020.

•	The CVRs are complex instruments and a number of factors will determine whether any amount will actually be paid to Innocoll Shareholders in accordance with the terms of the CVRs. If none of the CVR Payment Events occur by the relevant dates, then the CVRs will have no value. The minimum payment under the CVRs is zero and the maximum payment is $4.90 in cash per Innocoll Share. The CVRs are not cash confirmed and Gurnet Point has not guaranteed the obligations of Gurnet Bidco pursuant to the CVR Agreement. Further details in respect of the CVRs will be contained in the Scheme Document.

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•	Gurnet Point and Gurnet Bidco have also agreed, subject to the consent of Innocoll’s existing lender, European Investment Bank (“EIB”) and satisfaction of certain conditions, to provide a subsidiary of Innocoll with a term loan from Gurnet Point, Gurnet Bidco or one of their affiliates, in the aggregate principal amount of $10 million substantially on the terms and conditions set out in the proposed Loan Agreement, so as to provide Innocoll with additional resources required to continue to prepare and assemble the relevant information required for the re-submission to the FDA for approval of XARACOLL and to continue to prepare for the commercialization of XARACOLL. Further details of the proposed Loan Agreement are provided in paragraphs 4 and 13 below.

•	It is intended that the Acquisition will be implemented by means of a High Court-sanctioned scheme of arrangement under Chapter 1 of Part 9 of the Act (or, if Gurnet Bidco elects, subject to the terms of the Transaction Agreement and with the consent of the Panel, a Takeover Offer).

•	The Scheme Document, which will contain, amongst other things, further information about the Acquisition, notices convening the Scheme Meeting and the EGM, the expected timetable for Completion and details of action to be taken by Innocoll Shareholders, together with the forms of proxy in respect of the Scheme Meeting and the EGM, will be published as soon as practicable. The Scheme Document will be made available by Gurnet Point on a Gurnet Point website for the purposes of the Acquisition at www.GurnetPointLPOffer.com and by Innocoll on its website at www.innocoll.com. The Acquisition is expected to close before the end of the third quarter of 2017.

•	As a global specialty pharmaceutical and medical device company, Innocoll has leveraged its proprietary collagen-based technology to complete successfully two Phase 3 studies for XARACOLL. XARACOLL is Innocoll’s late-stage surgically implantable and bioresorbable collagen matrix developed to provide sustained postsurgical pain relief through controlled delivery of bupivacaine at the surgical site. In October 2016 Innocoll submitted its new drug application (NDA) to the FDA in respect of XARACOLL. Innocoll had expected to receive FDA approval in respect of XARACOLL in late 2017. On December 29, 2016, Innocoll announced it had received a Refusal to File Letter from the FDA for XARACOLL. Upon preliminary review, the FDA determined that the application, which was submitted in October 2016, was not sufficiently complete to permit a substantive review. Innocoll held a meeting with the FDA on February 23, 2017 to address the matters raised in the Refusal to File Letter. As announced on March 29, 2017, Innocoll received formal FDA meeting minutes on March 27, 2017, which serve as the official record of the FDA's response to Innocoll. Innocoll's proposals to address matters raised in the Refusal to File Letter include conducting an additional short-term pharmacokinetic study and several short-term non-clinical toxicology and biocompatibility studies. The Innocoll Directors believe that, if adequately financed and successful, such studies may be completed in time for a resubmission of the NDA at the end of 2017. Data from these studies, along with additional manufacturing information required to address the new combination product designation and other chemistry, manufacturing and control issues, are also expected to be included in the resubmission. If the re-submitted NDA is accepted by the FDA, and XARACOLL is ultimately approved, the Innocoll Directors believe that Innocoll could be in a position to commercialize XARACOLL by the end of 2018. The Innocoll Directors believe that capital from Gurnet Point will provide a pathway for resubmission of an NDA for XARACOLL and, subject to successful study outcomes, potential commercialization by the end of 2018.

•	Gurnet Point, Gurnet Bidco and Innocoll believe that significant additional investment will be required to develop and finance the commercialization of XARACOLL. Innocoll’s financial modelling shows that in order to finance its operations through 2019, it would need to raise a significant amount of capital (in excess of $100 million) through equity and debt financings or through licencing certain of its assets. Innocoll’s ability to successfully raise such capital, as and when needed, is subject to many risks and uncertainties and even if Innocoll were successful, future equity issuances could result in dilution to Innocoll’s existing shareholders.

•	Based on the potential challenges to raising the required amount of capital, the Innocoll Directors believe a sale of Innocoll is the best path forward to maximize value for current shareholders. Further information in relation to the background to and reasons for the recommendation of the Innocoll Directors regarding the Acquisition is provided in paragraph 5 of this Announcement.

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•	Following the Acquisition, Gurnet Point intends to support and assist Innocoll’s management in completing the necessary non-clinical and clinical studies required to pursue the approval of XARACOLL with the FDA, preparing and assembling the relevant regulatory information required for re-submission to the FDA of the XARACOLL NDA, undertaking the necessary manufacturing activities and preparing for an FDA pre-approval inspection of the new XARACOLL production site, and developing the strategic and marketing plan and associated infrastructure for XARACOLL’s product launch.

•	The Innocoll Directors, who have been so advised by Piper Jaffray as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing its advice to the Innocoll Directors, Piper Jaffray has taken into account the commercial assessment of the Innocoll Directors.

•	Accordingly, the Innocoll Directors intend to recommend unanimously that Innocoll Shareholders vote or procure votes in favour of the Scheme Meeting Resolution and the EGM Resolutions (or, if the Acquisition is implemented by way of a Takeover Offer, that Innocoll Shareholders accept or procure acceptance of that Takeover Offer), as each of the Innocoll Directors who is a beneficial owner of Innocoll Shares has irrevocably undertaken to do in respect of his own entire beneficial holding of Innocoll Shares, representing, in aggregate, approximately 7.6 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of this Announcement).

•	In addition, Gurnet Point and Gurnet Bidco have received irrevocable undertakings to vote or procure votes in favour of the Scheme Meeting Resolution and the EGM Resolutions (or, if the Acquisition is implemented by way of a Takeover Offer, to accept or procure acceptance of that Takeover Offer) from:

•	Innocoll Senior Management in respect of 38,014 Innocoll Shares, representing approximately 0.1 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of this Announcement);

•	The New York Distressed Debt Trading Desk of Morgan Stanley & Co. LLC in respect of 3,365,978 Innocoll Shares, representing approximately 11.2 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of this Announcement);

•	Sofinnova Venture Partners VIII, L.P. in respect of 2,103,173 Innocoll Shares, representing approximately 7.0 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of this Announcement);

•	Cam Investment Cayman Holdings LP in respect of 4,085,469 Innocoll Shares, representing approximately 13.6 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of this Announcement); and

•	Schmidt Parties in respect of 2,067,674 Innocoll Shares representing (in aggregate) approximately 6.9 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of this Announcement).

•	In aggregate therefore, Gurnet Point and Gurnet Bidco have received irrevocable undertakings to vote or procure votes in favour of the Scheme Meeting Resolution and the EGM Resolutions (or, if the Acquisition is implemented by way of a Takeover Offer, to accept or procure acceptance of that Takeover Offer) in respect of 13,952,403 Innocoll Shares, representing in aggregate approximately 46.4% percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of this Announcement).

•	Further details of these irrevocable undertakings are provided in paragraph 9 of this Announcement, including the circumstances in which the irrevocable undertakings cease to be binding.

Commenting on the Acquisition, Christopher Viehbacher, Managing Partner at Gurnet Point Capital said:

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“Gurnet Point intends to assist Innocoll to bring XARACOLL to market by infusing substantial additional capital for its continued development and working together with Innocoll’s management. We have great respect for Tony Zook at Innocoll, and look forward to investing in the business and assisting with the re-submission of XARACOLL for FDA approval and preparing for its commercialization. We are excited by the prospect of helping to develop and bring XARACOLL to the market.”

Commenting on the Acquisition, Jonathan Symonds, Chairperson of Innocoll said:

“The strategic transaction will give Innocoll access to the financial resources it needs to pursue its goals of bringing XARACOLL through its development to commercialization, and address important unmet medical needs in the post-operative pain market. We believe that the combined leadership of the two companies, supported by Gurnet Point’s financial strength, will better position Innocoll to pursue a successful filing and subsequent commercialization of XARACOLL. The Innocoll Directors unanimously support the offer, which represents a significant premium to the recent share price. In addition, the CVRs allow shareholders to participate in the continued development of XARACOLL without further investment."

About Gurnet Point

Gurnet Point is a healthcare investment fund led by Christopher Viehbacher, managing partner, Gurnet Point Capital. Gurnet Point is based in Cambridge, Massachusetts, USA, and invests in life sciences, medical technology, and healthcare services companies across all stages of development through to commercialization.

About Innocoll

Innocoll is a global, commercial stage specialty pharmaceutical and medical device company with late stage development programs targeting areas of significant unmet medical need. Innocoll’s shares are listed for trading on the NASDAQ under the symbol “INNL.” Innocoll utilizes its proprietary collagen-based technology platform to develop biodegradable and fully bioresorbable products and product candidates which can be broken down by the body without the need for surgical removal or topical application. Using its proprietary processes at its manufacturing facility, Innocoll derives and purifies bovine and equine collagen and then utilizes its technology platform to incorporate the purified collagen into its topical and implantable products. Innocoll’s proprietary processes and technologies also enable it to control the texture, consistency, drug elution dynamics, resorption time and other physical characteristics of the finished product. All of Innocoll’s native collagen products – from extraction/purification of type-1 collagen through final delivery form – are manufactured at its certified, integrated plant in Saal, Germany.

Since its initial public offering on the NASDAQ on July 25, 2014, Innocoll has completed late-stage clinical development for XARACOLL, for the treatment of post-operative pain and COGENZIA, for the treatment of diabetic foot infections. In May 2016, Innocoll announced that XARACOLL had successfully completed two late stage clinical trials in which it demonstrated pain relief in post-operative patients. In November 2016, Innocoll announced that COGENZIA, a Phase III development product, was not successful in its two late stage clinical trials and did not improve clinical cure in diabetic foot infections. In December 2016, Innocoll announced that it received a Refusal to File letter from the FDA in respect of its new drug application for XARACOLL, indicating that the regulatory submission made in October 2016 was not sufficient to allow for a substantive review of the application. Innocoll held a meeting with the FDA on February 23, 2017 to address the matters raised in the Refusal to File Letter. As announced on March 29, 2017, Innocoll received formal FDA meeting minutes on March 27, 2017, which serve as the official record of the FDA's response to Innocoll. Innocoll's proposals to address matters raised in the Refusal to File Letter include conducting an additional short-term pharmacokinetic study and several short-term non-clinical toxicology and biocompatibility studies. COLLAGUARD, which prevents post-surgical adhesions, has been approved in 12 countries in Asia, the Middle East and Latin America but is not approved for marketing in the United States or the European Union and does not yet generate meaningful revenue.

For the year ended December 31, 2016, Innocoll generated consolidated revenue of approximately $4.4 million and a consolidated loss from operating activities of $66.8 million. As of December 31, 2016 Innocoll had a balance of cash and cash equivalents of $15.8 million.

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This summary should be read in conjunction with the accompanying full text of the attached Announcement and the appendices to it, which set out further details of the Acquisition and which form an integral part of this Announcement. The Acquisition will be subject to the Conditions set out in Appendix I to this Announcement and the further terms to be set out in the Scheme Document.

Rule 30.2 of the Irish Takeover Rules requires that, except with the consent of the Panel, and subject to Rule 2.7 of the Irish Takeover Rules, Innocoll must despatch the Scheme Document to Innocoll’s Shareholders within 28 days of the announcement of a firm intention to make an offer, being this Announcement. The Scheme Document will be included in the Proxy Statement that Innocoll is required to file with the SEC in connection with the Acquisition. If the SEC elects to review the Proxy Statement, the Scheme Document cannot be despatched to Innocoll Shareholders until the Proxy Statement is cleared by the SEC. Taking account of the time required to prepare the Proxy Statement and, if required, for SEC clearance to be obtained, on March 24, 2017 the Panel agreed to grant the parties a derogation from Rule 30.2 which would otherwise require that the Scheme Document be despatched to Innocoll Shareholders within 28 days of the date of this Announcement. If the SEC elects to review the Proxy Statement, the Scheme Document will be despatched to Innocoll Shareholders as soon as practicable after the Proxy Statement is cleared by the SEC. If the SEC does not elect to review the Proxy Statement, the Scheme Document will be despatched to Innocoll Shareholders as soon as practicable after a definitive form of the Proxy Statement is filed by Innocoll with the SEC.

Appendix II contains further details of the sources of information and bases of certain financial information used in this Announcement. Appendix III sets out the Transaction Agreement. Appendix IV sets out the form of the CVR Agreement. Appendix V contains the definitions of certain capitalised expressions used in this Announcement.

Each Innocoll Shareholder is urged to consult his or her independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to him or her.

Enquiries:

Gurnet Point and Gurnet Bidco	Tel: +1 212 371 5999

Abernathy MacGregor (Press Inquiries)

Tom Johnson

tbj@abmac.com

Evercore (Financial Adviser to Gurnet Point and Gurnet Bidco)	Tel: +1 212 857 3100

Francois Maisonrouge

John Honts

Edward Banks	Tel: +44 (0) 20 7653 6000

Innocoll	Tel: +1 215 983 3362

Jose (Pepe) Carmona, Chief Financial Officer

pcarmona@innocoll.com

Piper Jaffray & Co. (Financial Adviser to Innocoll)	Tel: +617 654 0720

Peter Day, Managing Director

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peter.c.day@pjc.com

Peter Lombard, Managing Director

peter.a.lombard@pjc.com

Michael Burton-Williams, Principal

michael.g.burton-williams@pjc.com

Important Additional Information for U.S. Investors and Where to Find It

Innocoll intends to file the Scheme Document, which will also constitute the proxy statement of Innocoll (the “Proxy Statement”), with the SEC and mail a copy to Innocoll Shareholders in advance of the Scheme Meeting and the EGM and in connection with the Acquisition and the Scheme. INNOCOLL SHAREHOLDERS ARE URGED TO READ THE SCHEME DOCUMENT/PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INNOCOLL, THE ACQUISITION, THE SCHEME AND RELATED MATTERS. Innocoll Shareholders will be able to obtain free copies of the Scheme Document/Proxy Statement and other documents filed with or furnished to the SEC by Innocoll through the website maintained by the SEC at www.sec.gov. In addition, Innocoll Shareholders will be able to obtain free copies of the Scheme Document/Proxy Statement on www.innocoll.com.

Participants in the Solicitation

Innocoll, Gurnet Point and Gurnet Bidco and certain of its respective directors and executive officers and employees may be considered participants in the solicitation of proxies from the shareholders of Innocoll in respect of the transactions contemplated by the Scheme Document/Proxy Statement. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Innocoll in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC. Information regarding Innocoll’s directors and executive officers is contained in Innocoll’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 which is filed with the SEC. Information concerning the interests of Innocoll’s participants in the solicitation, which may, in some cases, be different than those of Innocoll’s shareholders generally will be set forth in the Proxy Statement relating to the transaction when it becomes available.

No Offer or Solicitation

This Announcement is for information purposes only and is not intended to and does not constitute an offer to purchase, sell, subscribe for or exchange, or the solicitation of an offer to purchase, sell, subscribe for or exchange or an invitation to purchase, sell, subscribe for or exchange any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer Document), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in the Scheme Document (of, if applicable, the Takeover Offer Document). No offer of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this Announcement are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Forward-looking statements can typically be identified by the use of forward-looking terminology, such as “expects”, “believes”, “may”, “will”, “could”, “should”, “intends”, “plans”, “predicts”, “envisages”, “estimates”, “forecast”, “outlook”, “guidance”, “possible”, “projects”, “potential” or “anticipates” or other similar words and expressions and include, without limitation, any projections relating to results of operations and financial conditions of either Gurnet Point, Gurnet Bidco or Innocoll and their respective subsidiary undertakings from time to time, as well as plans and objectives for future operations, expected future revenues, financing plans, expected expenditures, expected synergies and divestments relating to Gurnet Point, Gurnet Bidco or Innocoll and discussions of Gurnet Point’s, Gurnet Bidco’s or Innocoll’s business plan. All forward-looking statements in this Announcement made by Gurnet Point and / or Gurnet Bidco are based upon information known to Gurnet Point and / or Gurnet Bidco on the date of this Announcement and all forward-looking statements in this Announcement made by Innocoll are based upon information known to Innocoll on the date of this Announcement. In particular, statements are made in

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this Announcement as to Gurnet Point’s and / or Gurnet Bidco’s approach and plans for growth of Innocoll’s business, which statements are based on certain assumptions as to economic, business and operational conditions prevailing at the time of this Announcement. If these conditions are significantly different from the ones envisaged at the date hereof, Gurnet Point and / or Gurnet Bidco may need to make changes in its approach and plans. Except as expressly required by law, Gurnet Point, Gurnet Bidco and Innocoll disclaim any intent or obligation to update or revise these forward-looking statements. None of Gurnet Point, Gurnet Bidco or Innocoll undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, save as may be required by law. Although none of Gurnet Point, Gurnet Bidco or Innocoll undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that any of Gurnet Point, Gurnet Bidco or Innocoll may make directly to you or through reports that any of Gurnet Point, Gurnet Bidco or Innocoll, in the future, may file with the SEC. Unless otherwise indicated, the information in this announcement is as of April 4, 2017.

It is not reasonably possible to itemize all of the many factors and specific events that could cause the forward-looking statements in this Announcement to be incorrect or could otherwise have a material effect on the future operations or results of Innocoll. Further information on the primary risks of the business and the risk management of Innocoll is contained in Innocoll’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is filed with the SEC.

Responsibility statements

The directors of Gurnet Bidco and the managers of Waypoint International GP LLC (in its capacity as general partner of Gurnet Point) accept responsibility for the information contained in this Announcement, other than the information relating to Innocoll, the Innocoll Group and the Innocoll Directors and members of their immediate families, related trusts and persons connected with them, for which the Innocoll Directors accept responsibility. To the best of the knowledge and belief of the directors of Gurnet Bidco and the managers of Waypoint International GP LLC (in its capacity as general partner of Gurnet Point) (who have taken all reasonable care to ensure that such is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Innocoll Directors accept responsibility for the information contained in this Announcement relating to Innocoll, the Innocoll Group and the Innocoll Directors and members of their immediate families, related trusts and persons connected with them, except for statements made by Gurnet Point and Gurnet Bidco in respect of Innocoll. To the best of the knowledge and belief of the Innocoll Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Financial advisers

Evercore Partners International LLP (“Evercore”), which is authorized and regulated in the United Kingdom by the Financial Conduct Authority, is acting as Financial Adviser exclusively for Gurnet Point and Gurnet Bidco and no one else in connection with the Acquisition and the other matters referred to in this Announcement, and will not regard any other person as its client in relation to the Acquisition and the other matters referred to in this Announcement and will not be responsible to anyone other than Gurnet Point and / or Gurnet Bidco for providing the protections afforded to clients of Evercore, nor for providing advice in relation to the Acquisition or the other matters referred to in this Announcement. Neither Evercore nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Evercore in connection with this Announcement, any statement contained herein or otherwise.

Piper Jaffray & Co. (“Piper Jaffray”), which is a securities broker-dealer registered with the U.S. Securities and Exchange Commission (“SEC”) and subject to regulation by the SEC and the Financial Industry Regulatory Authority (“FINRA”), is acting as financial adviser exclusively for Innocoll and for no one else in connection with the Acquisition and the other matters referred to in this Announcement, and will not be responsible to anyone other than Innocoll for providing the protections afforded to clients of Piper Jaffray or for providing advice in relation to the Acquisition or any other matters referred to in this Announcement.

Rule 8 Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, ‘interested’ (directly or indirectly) in 1% or more of any class of ‘relevant securities’ of Innocoll, all ‘dealings’ in any ‘relevant securities’ of Innocoll (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 pm (New York time) on the ‘business day’ following the date of the relevant transaction. This requirement will continue until the date on which the ‘offer period’ ends. If two or more persons cooperate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of Innocoll, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

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Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of Innocoll by Gurnet Point or Gurnet Bidco or by any party acting in concert with any of them, must also be disclosed by no later than 12 noon (New York time) on the ‘business day’ following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, can be found on the Panel’s website at www.irishtakeoverpanel.ie.

‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

No Profit Forecast / Asset Valuation

No statement in this Announcement is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings, earnings per share, losses or losses per share will necessarily be greater or lesser than those for the relevant preceding financial periods for any of Innocoll, Gurnet Point or Gurnet Bidco as appropriate. No statement in this Announcement constitutes an asset valuation.

Right to switch to a Takeover Offer

Gurnet Bidco reserves the right to elect, subject to the terms of the Transaction Agreement and with the consent of the Panel, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued ordinary share capital of Innocoll as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms (subject to appropriate amendments), including (without limitation), and if agreed with the Panel, the inclusion of an acceptance condition set at 80 percent of the shares to which such offer relates or such lesser percentage, being more than 50 percent, as Gurnet Bidco may decide.

General

No offer of securities pursuant to or in connection with the Acquisition will be made, directly or indirectly, in or into any jurisdiction where it would be unlawful to do so, or by use of mail, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce, or by any facility of a national securities exchange of any jurisdiction where it would be unlawful to do so, nor will any such offer be capable of acceptance by any such mail, means, instrumentality or facility from or within any jurisdiction where it would be unlawful to do so.

Notwithstanding the foregoing restrictions, Gurnet Point and Gurnet Bidco reserve the right to permit any such offer to be accepted if, in its sole discretion, it is satisfied that the offer in question is exempt from or not subject to the legislation or regulation giving rise to the restrictions in question.

No offer of securities pursuant to or in connection with the Acquisition will be made available, directly or indirectly, in a Restricted Jurisdiction, nor will any such offer be capable of acceptance from within a Restricted Jurisdiction.

The release, publication or distribution of this Announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this Announcement and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, Gurnet Point, Gurnet Bidco and Innocoll disclaim any responsibility or liability for the violations of any such restrictions by any person.

This Announcement does not constitute a prospectus or an equivalent document and it is not intended to and does not constitute or form any part of an offer or invitation to sell or purchase or subscribe for any securities or a solicitation of an offer to buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer Document) which will contain the full terms and conditions of the Acquisition. Any response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Takeover Offer Document) or any other document by which the Acquisition is made. Innocoll Shareholders are advised to read carefully the formal documentation in relation to the Acquisition once the Scheme Document (or, if applicable, the Takeover Offer Document) has been despatched.

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This Announcement has been made for the purpose of complying with the laws of Ireland and the Irish Takeover Rules and the information disclosed may not be the same as that which would have been disclosed if the Announcement had been prepared in accordance with the laws of jurisdictions outside of Ireland.

This Announcement, which is published jointly by Gurnet Point, Gurnet Bidco and Innocoll, is made pursuant to Rule 2.5 of the Irish Takeover Rules.

Publication on websites

Pursuant to Rule 2.6(c) of the Irish Takeover Rules, this Announcement will be made available to Innocoll employees on Innocoll’s website (www.innocoll.com.). Gurnet Bidco does not currently have any employees. This announcement will be made available on a Gurnet Point website for the purposes of the Acquisition (www.GurnetPointLPOffer.com) (subject to certain restrictions relating to persons in Restricted Jurisdictions).

Neither the contents of those websites nor the contents of any other website accessible from hyperlinks on either such website are incorporated into, or forms part of, this Announcement.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

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NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION.

FOR IMMEDIATE RELEASE

April 4, 2017

RECOMMENDED OFFER

FOR

INNOCOLL HOLDINGS PLC

BY

GURNET POINT L.P., ACTING THROUGH ITS GENERAL PARTNER, WAYPOINT INTERNATIONAL GP LLC

(through Lough Ree Technologies Limited (“Gurnet Bidco”), its wholly owned subsidiary)

to be implemented by means of a scheme of arrangement
under Chapter 1 of Part 9 of the Irish Companies Act 2014

1.	Introduction

Gurnet Point (acting through its general partner Waypoint International GP LLC) (“Gurnet Point”), and Innocoll are pleased to announce that they have reached agreement on the terms of a recommended offer to be made by Gurnet Point, through Gurnet Bidco, for the entire issued and to be issued ordinary share capital of Innocoll.

It is intended that the Acquisition will be implemented by means of a High Court-sanctioned scheme of arrangement under Chapter 1 of Part 9 of the Act (or, if Gurnet Bidco elects, subject to the terms of the Transaction Agreement and with the consent of the Panel, a Takeover Offer).

2.	Summary of the terms of the Acquisition

The Acquisition will be made on the terms and subject to the Conditions set out below and in Appendix I to this Announcement and to be set out in the Scheme Document.

Under the terms of the Acquisition, if the Scheme becomes effective, Innocoll Shareholders will be entitled to receive from Gurnet Bidco:

For each Innocoll Share	$1.75 in cash; and

up to $4.90 in cash from a contingent value right which represents a contractual right to receive payments upon, and subject to, the occurrence of certain CVR Payment Events.

Innocoll Shareholders will therefore be entitled to receive a maximum aggregate consideration of up to $6.65 in cash per Innocoll Share from Gurnet Bidco.

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The Acquisition, including the maximum aggregate amount payable under the CVRs, values Innocoll’s entire issued and to be issued ordinary share capital at up to approximately $209 million.

•	The Cash Consideration of $1.75 per Innocoll Share represents a premium of:

•	approximately 120 percent to the closing price of $0.80 per Innocoll Share on March 10, 2017 (being the last dealing day prior to the date on which the anomalous movement in Innocoll’s shares commenced);

•	approximately 37 percent to the closing price of $1.28 per Innocoll Share on April 3, 2017 (being the date immediately preceding the date of this Announcement); and

•	approximately 28 percent to the closing price of $1.37 per Innocoll Share on March 15, 2017 (being the last dealing day prior to the commencement of the offer period).

•	The maximum aggregate Consideration payable in respect of the Acquisition, including the maximum aggregate amount payable under the CVRs, of $6.65 per Innocoll Share, represents a premium of:

•	approximately 734 percent to the closing price of $0.80 per Innocoll Share on March 10, 2017 (being the last dealing day prior to the date on which the anomalous movement in Innocoll’s shares commenced);

•	approximately 420 percent to the closing price of $1.28 per Innocoll Share on April 3, 2017 (being the date immediately preceding the date of this Announcement); and

•	approximately 386 percent to the closing price of $1.37 per Innocoll Share on March 15, 2017 (being the last dealing day prior to the commencement of the offer period).

3.	CVRs

The CVRs will be issued by Gurnet Bidco in accordance with and subject to the terms of the CVR Agreement. The CVRs are intended to afford Innocoll Shareholders an opportunity to benefit from the potential success of XARACOLL if certain conditions are met in accordance with the terms of the CVR Agreement.

Pursuant to the terms of the Acquisition, each CVR will represent the contractual right to receive the following cash payments from Gurnet Bidco, with each payment conditioned upon the achievement of certain payment events as follows:

•	First CVR Payment Event: Gurnet Bidco will pay $0.70 in cash per CVR if, on or before December 31, 2018, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following open abdominal Hernia repair;

•	Second CVR Payment Event: Gurnet Bidco will pay an additional $1.33 in cash per CVR if, on or before December 31, 2018, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following Soft Tissue repair (and not limited to Hernia Repair);

•	Third CVR Payment Event: Gurnet Bidco will either pay:

•	$1.00 in cash per CVR if, on or before December 31, 2019, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following Hard Tissue repair; or, if not,

•	$0.60 in cash per CVR if, after December 31, 2019 but on or before June 30, 2020, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following Hard Tissue repair;

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•	Fourth CVR Payment Event: Gurnet Bidco will either pay:

•	$1.87 in cash per CVR if worldwide Net Sales of XARACOLL exceed $60 million in any four (4) consecutive Calendar Quarters ending on or prior to December 31, 2019; or if not,

•	$1.00 in cash per CVR if worldwide Net Sales of XARACOLL exceed $60 million in any four (4) consecutive Calendar Quarters ending on or prior to March 31, 2020.

Once the First CVR Payment has been made, the CVR holders shall have no future rights to payment with respect to the First CVR Payment Event. Once the Second CVR Payment has been made, the CVR holders shall have no future rights to payment with respect to the Second CVR Payment Event. Once the Third CVR Payment 2019 or (as the case may be) the Third CVR Payment 2020 has been made, the CVR holders shall have no future rights to payment with respect to any Third CVR Payment Event. Once the Fourth CVR Payment 2019 or (as the case may be) the Fourth CVR Payment 2020 has been made, the CVR holders shall have no future rights to payment with respect to any Fourth CVR Payment Event.

The CVRs are complex instruments and a number of factors will determine whether any amount will actually be paid to Innocoll Shareholders in accordance with the terms of the CVRs. If none of the CVR Payment Events occur by the relevant dates, then the CVRs will have no value. The minimum payment under the CVRs is zero and the maximum payment is $4.90 in cash per Innocoll Share. The CVRs are not cash confirmed and Gurnet Point has not guaranteed the obligations of Gurnet Bidco pursuant to the CVR Agreement. Further details in respect of the CVRs will be contained in the Scheme Document.

The maximum payment upon any CVR Payment Event, or over the entire period of the CVR Agreement, could be zero. There will be no interest conferred by a CVR in the economic activities of the Innocoll Group generally or the Gurnet Point Group generally.

A CVR represents the contractual right to receive, for each Innocoll Share, an additional cash payment if a CVR Payment Event occurs. No cash confirmation exercise has been undertaken by Gurnet Point or Gurnet Bidco to verify that resources will be available to Gurnet Bidco sufficient to satisfy any payments that may become due in respect of the CVRs. Evercore, as financial advisers to Gurnet and Gurnet Bidco, has not been required to confirm, and has not confirmed, that resources are available to Gurnet Bidco sufficient to satisfy any payments that may become due in respect of the CVRs and Innocoll Shareholders will be at risk if, for any reason, such resources are not available to Gurnet Bidco. Gurnet Point, Gurnet Bidco and Innocoll do not expect any of the CVR Payment Events to occur during the offer period.

The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a “Permitted Transfer” in accordance with the terms of the CVR Agreement. Under the terms of the CVR Agreement, a “Permitted Transfer” means a transfer of CVRs (a) upon the death of a holder of a CVR by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) to Gurnet Bidco, in accordance with and pursuant to the terms of the CVR Agreement.

No application will be made for the CVRs to be listed or dealt on any exchange. The CVRs will not be represented by any certificate or other instrument. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Gurnet Point and / or Gurnet Bidco. No interest is payable in respect of the CVRs so long as required payments are made in a timely manner.

The CVRs will be governed by and construed in accordance with the laws of the State of Delaware.

If the laws of any relevant jurisdiction make it illegal for a Innocoll Shareholder to hold CVRs or would require any qualification of the CVRs under any applicable laws or regulations, such Innocoll Shareholder may not be able to hold the CVRs or receive the amounts which may be payable thereon.

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Further details of the CVRs will be contained in the Scheme Document.

4.	Loan Agreement

Subject to consent of Innocoll’s existing lender, EIB, and satisfaction of certain conditions, Gurnet Point, Gurnet Bidco or one of their affiliates have agreed to provide a subsidiary of Innocoll with a term loan in the aggregate principal amount of $10 million substantially on the terms and conditions set out in the proposed Loan Agreement, which is expected to be made available in a single drawdown commencing on the date falling ten days after the posting of the Scheme Document (provided at least ten Business Days’ prior written notice has been given to the lender), so as to provide Innocoll with additional resources required to continue pre-commercialization and commercialization activities with respect XARACOLL in the short term.

Further details of the proposed Loan Agreement are contained in paragraph 13 of this Announcement.

5.	Innocoll Background to and Reasons for Recommendation

Innocoll is a global, commercial stage specialty pharmaceutical and medical device company with late stage development programs targeting areas of significant unmet medical needs. Innocoll’s shares are listed for trading on the NASDAQ under the symbol “INNL.” Innocoll utilizes its proprietary collagen-based technology platform to develop biodegradable and fully bioresorbable products and product candidates which can be broken down by the body without the need for surgical removal or topical application. Using its proprietary processes at its manufacturing facility, Innocoll derives and purifies bovine and equine collagen and then utilizes its technology platform to incorporate the purified collagen into its topical and implantable products. Innocoll’s proprietary processes and technologies also enable it to control the texture, consistency, drug elution dynamics, resorption time and other physical characteristics of the finished product. All of Innocoll’s native collagen products – from extraction/purification of type-1 collagen through final delivery form – are manufactured at its certified, integrated plant in Saal, Germany.

Since its initial public offering on the NASDAQ on July 25, 2014, Innocoll has completed late-stage clinical development for XARACOLL, for the treatment of post-operative pain and COGENZIA, for the treatment of diabetic foot infections. In May 2016, Innocoll announced that XARACOLL had successfully completed two late stage clinical trials in which it demonstrated pain relief in post-operative patients. In November 2016, Innocoll announced that COGENZIA, a Phase III development product, was not successful in its two late stage clinical trials and did not improve clinical cure in diabetic foot infections. In December 2016, Innocoll announced that it received a Refusal to File letter from the FDA in respect of its NDA for XARACOLL, indicating that the regulatory submission made in October 2016 was not sufficient to allow for a substantive review of the application. This announcement precipitated a fall in Innocoll’s share price to less than $1.00 per share. Innocoll shares continued to trade at less than $1.00 per share until the week of March 13, 2017 when the share price rose above that level, prompting Innocoll to release on March 16, 2017 an announcement regarding anomalous movement in its share price under Rule 2.4 of the Irish Takeover Rules.

Innocoll held a meeting with the FDA on February 23, 2017 to address the matters raised in the Refusal to File Letter. As announced on March 29, 2017, Innocoll received formal FDA meeting minutes on March 27, 2017, which serve as the official record of the FDA's response to Innocoll. Innocoll's proposals to address matters raised in the Refusal to File Letter include conducting an additional short-term pharmacokinetic study and several short-term non-clinical toxicology and biocompatibility studies. The Innocoll Directors believe that, if adequately financed and successful, such studies may be completed in time for a resubmission of the NDA at the end of 2017. Data from these studies, along with additional manufacturing information required to address the new combination product designation and other chemistry, manufacturing and control issues, are also expected to be included in the resubmission. If the re-submitted NDA is accepted by the FDA, and XARACOLL is ultimately approved, the Innocoll Directors believe that Innocoll could be in a position to commercialize XARACOLL by the end of 2018. However, the Innocoll Directors also believe that significant additional capital investment will be required to develop and finance the commercialization of XARACOLL (even if approved by the FDA). Innocoll’s financial modelling shows that in order to finance its operations through 2019, it would need to raise a significant amount of

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capital (in excess of $100 million) through equity and debt financings. The Innocoll Directors believe that Innocoll has three alternatives to continue in operation:

•	“Go-it-alone”, by raising equity and / or debt to fund the business. The Innocoll Directors believe this option would likely result in significant dilution of existing shareholder positions (or a burdensome requirement on Innocoll Shareholders to make significant further equity investment in Innocoll) and could present difficulties in execution. For example there are Irish law restrictions on the ability of Innocoll to issue shares so as to increase the shareholding of a party or group of concert parties to 30 per cent or more of the total issued ordinary share capital of Innocoll. Innocoll’s limited financial resources could significantly adversely impact the ability for Innocoll to maximize the value of XARACOLL in the market place, and could potentially jeopardize Innocoll’s ability to create value for shareholders.

•	U.S. licencing deal for its main asset. This would have the potential to fund Innocoll’s capital requirements if an interested party could be found; however, after engaging in an extensive search, to date Innocoll has not been able to engage such a partner.

•	Sale to a strategic or financial bidder. This would provide immediate value to shareholders and provide a path for Innocoll to continue its operations and the development of XARACOLL.

Given that, since the announcement that Innocoll had received a Refusal to File Letter from the FDA for XARACOLL on December 29, 2016, Innocoll Shares have been trading for less than $1.00 per share (other than since March 13, 2017, when the anomalous movement in Innocoll’s shares commenced), with a resulting market capitalisation of less than $30 million, the Innocoll Directors believe that Innocoll faces significant obstacles in raising equity. An equity raise of in excess of $100 million represents a multiple of Innocoll’s unaffected market capitalization and would likely result in significant dilution of existing shareholder positions.

Innocoll has also actively pursued potential opportunities for debt financing. Innocoll engaged Piper Jaffray as financial adviser on a potential debt financing in April 2016 and approached multiple lenders over the following months through to December 2016. A debt financing transaction was not executed, with lenders citing the early stage of Innocoll and Innocoll's pre-existing debt. Innocoll has an existing debt facility in place in the principal amount of €25 million from EIB. Any additional debt financing would require the consent of EIB or the prior repayment of the EIB facility.

Innocoll has also held discussions with a number of strategic partners regarding a U.S. out-licencing transaction for XARACOLL. To date Innocoll has not been able to engage such a partner.

Based on the potential challenges of raising the required amount of capital through equity financings, and given Innocoll’s current valuation and the significant dilution to current Innocoll Shareholders that would result from such equity financings if such a capital raise were successful, and having regard also to the difficulties encountered by Innocoll in seeking to explore debt funding and strategic partnership/licencing opportunities (as described above), the Innocoll Directors believe a sale of Innocoll is the best path forward to realize value for Innocoll Shareholders.

At the direction of the Innocoll Directors in August 2016, senior management of Innocoll commenced a confidential sale process in an effort to maximize value for Innocoll Shareholders and secure a means to progress development of Innocoll’s products. In addition to discussions with Gurnet Point, Innocoll has held discussions with a number of other potential acquirers.

In their consideration of whether or not to recommend the proposed offer, the Innocoll Directors have taken into account the following factors:

•	the premium to the current share price represented by the $1.75 Cash Consideration, together with the potential opportunity for Innocoll Shareholders to realize further value in the form of the CVR Consideration (if some or all of the CVR Payment Events occur); and

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•	elimination of the need for current Innocoll Shareholders to invest any additional capital into Innocoll in order to benefit from potential future value creation.

The Innocoll Directors believe that the CVRs form an important component of the value proposition for Innocoll Shareholders. The CVRs afford Innocoll Shareholders the opportunity for possible future returns in the event of the successful commercialization of XARACOLL, without the full risk and expense of financing its development. The specific CVR triggers and structures were chosen in order to maximize the likelihood of value creation for Innocoll Shareholders and are in keeping with Innocoll's expectations. The First CVR Payment would be triggered by a "narrow" FDA approval in Hernia by December 31, 2018 while the Second CVR Payment would be triggered by a broader Soft Tissue indication (also by December 31, 2018). Innocoll is incentivised to achieve FDA approval in at least one such indication by December 31, 2018 since it may face direct competition in 2019. Accordingly, the Innocoll Directors believe that Gurnet Bidco and Gurnet Point will be aligned with Innocoll to take actions to maximize the likelihood of achieving the First and Second CVR Payment Events. The Third CVR Payment trigger date was chosen based on estimates of the clinical development requirements and timeline for a Hard Tissue indication. The Fourth, sales-based, CVR Payment is tiered by date, to allow a payment so long as XARACOLL reaches $60 million in net sales in any four consecutive Calendar Quarters prior to March, 31 2020. The Innocoll Directors believe that Innocoll has the incentive to accelerate sales growth in its early years to minimize cash outflows to reach cash flow break-even as quickly as possible.

6.	Innocoll Recommendation

The Innocoll Directors, who have been so advised by Piper Jaffray as to the financial terms of the Acquisition, consider the terms of the Acquisition as set out in this Announcement to be fair and reasonable. In providing its advice to the Innocoll Directors, Piper Jaffray has taken into account the commercial assessment of the Innocoll Directors.

Accordingly, the Innocoll Directors intend to recommend unanimously that Innocoll Shareholders vote or procure votes in favour of the Scheme Meeting Resolution and the EGM Resolutions (or, if the Acquisition is implemented by way of a Takeover Offer, that Innocoll Shareholders accept or procure acceptance of that Takeover Offer), as each of the Innocoll Directors who is a beneficial owner of Innocoll Shares, has irrevocably undertaken to do in respect of his own entire beneficial holding of, in aggregate, 2,292,095 Innocoll Shares, representing, in aggregate, approximately 7.6 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of this Announcement).

7.	Gurnet Point Background to and reasons for the Acquisition

Gurnet Point is a healthcare investment fund led by Christopher Viehbacher, managing partner, Gurnet Point Capital.

Following the Acquisition, Gurnet Point intends to assist Innocoll’s management in (i) completing the necessary non-clinical and clinical studies required to pursue the approval of XARACOLL with the FDA, (ii) preparing and assembling the relevant regulatory information required for re-submission to the FDA of the XARACOLL new drug application, (iii) undertaking the necessary manufacturing activities and preparing for an FDA pre-approval inspection of the new XARACOLL production site, and (iv) developing the strategic and marketing plan and associated infrastructure for XARACOLL’s product launch.

The Acquisition is part of Gurnet Point’s strategy of investing in life science, medical technology, and healthcare services companies.  Gurnet Point believes that Innocoll and its management team have begun to hire a commercial team to support XARACOLL in the marketplace.

8.	The Acquisition and the Scheme

The Acquisition is expected to be effected by means of a High Court-sanctioned scheme of arrangement under Chapter 1 of Part 9 of the Act (or if Gurnet Bidco elects, subject to the terms of the Transaction Agreement and with the consent of the Panel, a Takeover Offer). The Scheme will involve an application by Innocoll to the High Court to sanction the Scheme. Under the Scheme (which will be subject to the

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Conditions set out in Appendix I to this Announcement and which will also be set out in the Scheme Document), Innocoll Shareholders will receive the Consideration in return for the cancellation or transfer of their Innocoll Shares.

The Scheme of Arrangement is an arrangement made between Innocoll and Innocoll Shareholders under Chapter 1 of Part 9 of the Act, and is subject to the approval of the High Court. If the Scheme becomes Effective, all issued Innocoll Shares will be cancelled pursuant to the Reduction of Capital or transferred to Gurnet Bidco pursuant to the Scheme (if applicable). Innocoll will then issue new Innocoll Shares to Gurnet Bidco in place of the Innocoll Shares cancelled pursuant to the Scheme and the Reduction of Capital, and Gurnet Bidco will pay the Cash Consideration and will issue the CVRs in respect of the Innocoll Shares to the former Innocoll Shareholders. As a result of these arrangements, Innocoll will become a wholly owned subsidiary of Gurnet Bidco. The CVRs will not be represented by any certificate or other evidence of title. Settlement of the issue of the CVRs will be effected by the entry of the names of the former Innocoll Shareholders into a CVR register which will be maintained by the Rights Agent. All amounts due in respect of the CVRs that former Innocoll Shareholders receive (if any) will be paid in accordance with the terms and conditions of the CVR Agreement.

The Acquisition, if implemented by means of the Scheme, is conditional on the Scheme becoming Effective by no later than 11.59 p.m. (New York City time) on the End Date (or such earlier date as may be specified by the Panel or such later date as Gurnet Bidco and Innocoll may, with any required consent of the Panel, agree and which, if High Court approval is required, the High Court may allow). The Conditions are set out in full in Appendix I of this Announcement. The implementation of the Scheme and the Acquisition is conditional, amongst other things, upon:

•	the approval of the Scheme by a majority in number of members of each class of Innocoll Shareholders (as may be directed by the High Court pursuant to Section 450(5) of the Act) representing at least 75 per cent in value of the Innocoll Shares of that class, at the Voting Record Time, held by Innocoll Shareholders who are members of that class of Innocoll Shareholders that are present and voting either in person or by proxy, at the Scheme Meeting (or at any adjournment of such meeting) held no later than the End Date;

•	the EGM Resolutions and such other related matters as are necessary or desirable for the purposes of implementing the Acquisition as have been approved by Gurnet Point and which are set out in the notice of the EGM being duly passed by the requisite majority of Innocoll Shareholders at the EGM (or at any adjournment of such meeting) held no later than the End Date;

•	the sanction by the High Court (without material modification) of the Scheme pursuant to Sections 449 to 455 of the Act and the confirmation of the related reduction of capital involved therein by the High Court on or before the End Date; and

•	office copies of the Court Order and the minute required by Section 86 of the Act in respect of the reduction of capital (referred to in the above paragraph) being delivered for registration to the Registrar of Companies and registration of the Court Order and the minute confirming the reduction of capital involved in the Scheme by the Registrar of Companies.

If the Scheme becomes Effective, it will be binding on all Innocoll Shareholders, irrespective of whether or not they attended or voted at the Scheme Meeting or the EGM (and, if they attended and voted, whether or not they voted in favour).

Gurnet Bidco reserves the right to elect to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme, subject to the provisions of the Transaction Agreement and with the consent of the Panel. In such event, the Acquisition will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Scheme (subject to appropriate amendments, including (without limitation), and if agreed with the Panel, the inclusion of an acceptance condition set at 80 percent of the shares to which such offer relates or such lesser percentage, being more than 50 percent, as Gurnet Bidco may decide).

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The Scheme Document, containing (amongst other things) further details of the Acquisition, notices convening the Scheme Meeting and the EGM, the expected timetable for Completion and the full terms and conditions of the Scheme, together with the forms of proxy in respect of the Scheme Meeting and the EGM, will be issued to Innocoll Shareholders, and, for information only, to holders of Innocoll Options, Innocoll Share Awards and German Options.

Rule 30.2 of the Irish Takeover Rules requires that, except with the consent of the Panel, and subject to Rule 2.7 of the Irish Takeover Rules, Innocoll must despatch the Scheme Document to Innocoll’s Shareholders within 28 days of the announcement of a firm intention to make an offer, being this Announcement. The Scheme Document will be included in the Proxy Statement that Innocoll is required to file with the SEC in connection with the Acquisition. If the SEC elects to review the Proxy Statement, the Scheme Document cannot be despatched to Innocoll Shareholders until the Proxy Statement is cleared by the SEC. Taking account of the time required to prepare the Proxy Statement and, if required, for SEC clearance to be obtained, on March 24, 2017 the Panel agreed to grant the parties a derogation from Rule 30.2 which would otherwise require that the Scheme Document be despatched to Innocoll Shareholders within 28 days of the date of this Announcement. If the SEC elects to review the Proxy Statement, the Scheme Document will be despatched to Innocoll Shareholders as soon as practicable after the Proxy Statement is cleared by the SEC. If the SEC does not elect to review the Proxy Statement, the Scheme Document will be despatched to Innocoll Shareholders as soon as practicable after a definitive form of the Proxy Statement is filed by Innocoll with the SEC.

The Scheme Document will also specify the actions to be taken by Innocoll Shareholders. At this stage, subject to the approval and availability of the High Court (which is subject to change), it is currently expected that the implementation of the Acquisition will close before the end of the third quarter of 2017.

9.	Irrevocable Undertakings

Gurnet Point and Gurnet Bidco have received irrevocable undertakings from each of the Innocoll Directors who is a beneficial owner of Innocoll Shares to vote or procure votes in favour of the Scheme Meeting Resolution and the EGM Resolutions (or, if the Acquisition is implemented by way of a Takeover Offer, to accept or procure acceptance of that Takeover Offer) in respect of their own entire beneficial holdings of Innocoll Shares, representing, in aggregate, approximately 7.6 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of this Announcement).

In addition, Gurnet Point and Gurnet Bidco have received irrevocable undertakings to vote or procure votes in favour of the Scheme Meeting Resolution and the EGM Resolutions (or, if the Acquisition is implemented by way of a Takeover Offer, to accept or procure acceptance of that Takeover Offer) from:

•	Innocoll Senior Management in respect of 38,014 Innocoll Shares, representing approximately 0.1 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of this Announcement);

•	The New York Distressed Debt Trading Desk of Morgan Stanley & Co. LLC in respect of 3,365,978 Innocoll Shares, representing approximately 11.2 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of this Announcement);

•	Sofinnova Venture Partners VIII, L.P. in respect of 2,103,173 Innocoll Shares, representing approximately 7.0 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of this Announcement);

•	Cam Investment Cayman Holdings LP in respect of 4,085,469 Innocoll Shares, representing approximately 13.6 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of this Announcement); and

•	Schmidt Parties in respect of 2,067,674 Innocoll Shares representing (in aggregate) approximately 6.9 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest

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practicable date prior to the date of this Announcement).

In aggregate therefore, Gurnet Point and Gurnet Bidco have received irrevocable undertakings to vote or procure votes in favour of the Scheme Meeting Resolution and the EGM Resolutions (or, if the Acquisition is implemented by way of a Takeover Offer, to accept or procure acceptance of that Takeover Offer) in respect of 13,952,403 Innocoll Shares, representing in aggregate approximately 46.4% percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of this Announcement).

The irrevocable undertakings from each of the Innocoll Directors and the Innocoll Senior Management referred to above will terminate upon the occurrence of certain events, namely the earlier to occur of the following:

•	if this Announcement is not released on or before 11.59 p.m. (New York City time) on April 5, 2017 (or such later date and time as Gurnet Point and Innocoll may agree);

•	the Takeover Offer or Scheme (as applicable) lapses or is withdrawn (other than in circumstances where there is a switch from the Scheme to a Takeover Offer in accordance with clause 3.6 of the Transaction Agreement) with, to the extent required, the approval of the Panel or the Irish High Court; and

•	the Acquisition is not completed by the End Date.

The irrevocable undertakings from each of (i) The New York Distressed Debt Trading Desk of Morgan Stanley & Co. LLC, (ii) Sofinnova Venture Partners VIII, L.P. and (iii) each of the Schmidt Parties will terminate upon the occurrence of certain events, namely the following:

•	a third party publicly announces through a Regulatory Information Service, prior to the date of the Scheme Meeting, a firm intention to make a general offer (which is not subject to any pre-conditions) to acquire the entire issued and to be issued share capital of Innocoll (a “Third Party Offer”) with a cash offer value of more than US$2.00 (excluding the value of any contingent payments) for each Innocoll Share, provided that in the event of any such Third Party Offer, the party giving the irrevocable undertaking will not sell or dispose of any interest in any Innocoll Shares or grant any undertaking in favour of such Third Party Offer until the expiry of 48 hours from the time of the public announcement of such Third Party Offer;

•	Gurnet Bidco has not announced a firm intention to proceed with the Acquisition by 11.59 p.m. (New York City time) on April 4, 2017 (or, in the case of the irrevocable undertaking from Sofinnova Venture Partners VIII, L.P., April 5, 2017) or such later time and date as Innocoll and Gurnet Point may agree;

•	if the Scheme or the Offer (as defined therein) (as applicable) lapses or is publicly withdrawn in accordance with its terms by Gurnet Bidco (other than in circumstances where there is a switch from the Scheme to an Offer (as defined therein)); or

•	the Acquisition is not completed by the End Date.

The irrevocable undertaking from Cam Investment Cayman Holdings LP will terminate upon the occurrence of certain events, namely the following:

•	a third party publicly announces through a regulatory information service, a firm intention to make a general offer (by scheme of arrangement or takeover offer) to acquire the entire issued and to be issued share capital of Innocoll (a “Third Party Offer”) with a cash offer value of more than US$2.00 (excluding the value of any contingent payments) for each Innocoll Share (provided that in the event of any Third Party Offer, the party giving the irrevocable undertaking will not sell or dispose of any interest in any Shares (as defined therein) or grant any undertaking in favour of such

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Third Party Offer until the expiry of 48 hours from the time of the public announcement of such Third Party Offer);

•	Gurnet Bidco has not announced a firm intention to proceed with the Acquisition by 11.59 p.m. (New York City time) on April 4, 2017;

•	if the Scheme or the Offer (as defined therein) (as applicable) lapses or is publicly withdrawn (other than in circumstances where there is a switch from the Scheme to an Offer) as contemplated in paragraph 1.6 therein;

•	the Acquisition is not completed by 4 October 2017; or

•	the Scheme Document (as defined therein) has not been posted within 28 days from 4 April 2017 (or within such longer period as is required in order to obtain clearance from the US Securities Exchange Commission in relation to the related proxy statement).

Copies of the forms of the irrevocable undertakings referred to above will be filed by Innocoll with the SEC on Form 8-K on or around the date of this Announcement.

10.	About Gurnet Point

Gurnet Point is a healthcare investment fund led by Christopher Viehbacher, managing partner, Gurnet Point Capital. Gurnet Point is based in Cambridge, Massachusetts, USA, and invests in life sciences, medical technology, and healthcare services companies across all stages of development through to commercialization.

The decision making procedure established by Gurnet Point in relation to potential investments involves an initial investment recommendation from Gurnet Point Capital, which acts as an investment adviser to Gurnet Point.  If that recommendation is then approved by Waypoint International in its capacity as general partner of Gurnet Point, this approval by Waypoint International constitutes the final approval for the potential investment.  All such recommendations and approvals have been obtained prior to the release of this Announcement.

11.	Management and Employees

Gurnet Point and Gurnet Bidco attach great importance to the skills, knowledge and experience of the management and employees of Innocoll. The Gurnet Bidco Board confirms that, where employees of the Innocoll Group have existing employment rights under applicable laws, those rights will be safeguarded following the Scheme becoming Effective.

The directors of Innocoll will resign from Innocoll on the completion of the Acquisition.

12.	Effect of Acquisition on Innocoll Share Plans

The Acquisition will extend to any Innocoll Shares unconditionally allotted or issued pursuant to the Innocoll Share Plans. Appropriate proposals in respect of the effect of the Acquisition on the holders of Relevant Options and Share Awards will be made to such holders at or around the date of despatch of the Scheme Document and in accordance with the provisions of Rule 15 of the Irish Takeover Rules.

13.	Acquisition-related Arrangements

Confidentiality Agreement

Gurnet Point Capital and Innocoll have entered into the Confidentiality Agreement pursuant to which Gurnet Point Capital has undertaken to keep confidential information relating to Innocoll and not to disclose it to third parties (other than to permitted disclosees) unless required by law or regulation on the terms set out in the Confidentiality Agreement.

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Transaction Agreement

Gurnet Point, Gurnet Bidco and Innocoll have entered into the Transaction Agreement, which contains certain assurances in relation to the implementation of the Scheme and other matters relating to the Acquisition. A copy of the Transaction Agreement is set out in Appendix III to this Announcement.

CVR Agreement

Upon the Scheme becoming Effective, Gurnet Bidco will enter into the CVR Agreement with the Rights Agent.

Pursuant to the CVR Agreement each Innocoll Shareholder will receive one CVR for each Innocoll Share previously held by such Innocoll Shareholder, upon the Scheme becoming Effective.

Details of the CVRs and the key provisions of the CVR Agreement are set out in paragraph 3 above. Further information (including risk factors) regarding the CVRs will be set out in the Scheme Document.

The form of the CVR Agreement is set out in Appendix IV to this Announcement.

Loan Agreement

Gurnet Point and Gurnet Bidco have agreed, subject to the consent of Innocoll’s existing lender, EIB, and satisfaction of certain conditions, to provide a subsidiary of Innocoll with a term loan from Gurnet Point, Gurnet Bidco or one of their affiliates, in the aggregate principal amount of $10 million substantially on the terms and conditions set out in the proposed Loan Agreement, so as to provide Innocoll with additional resources required to continue to prepare and assemble the relevant information required for the re-submission to the FDA for approval of XARACOLL and to continue to prepare for the commercialization of XARACOLL.

In order to obtain the consent of Innocoll’s existing lender, EIB, to enter into the Loan Agreement, it is expected that EIB will require certain modifications to its existing debt facility and that Gurnet Point, Gurnet Bidco or one of their affiliates will enter into an agreement with EIB to govern their relationship as creditors of Innocoll. There can be no guarantee that such terms will be satisfactory to Innocoll or Gurnet Point.

Expenses Reimbursement Agreement

Innocoll has entered into the Expenses Reimbursement Agreement with Gurnet Point, the terms of which have been approved by the Panel.

Under the Expenses Reimbursement Agreement, Innocoll has agreed to pay to Gurnet Point in certain circumstances an amount equal to all documented, specific quantifiable third-party costs (including vouched out of pocket expenses incurred by third party advisers) and expenses incurred by Gurnet Point and / or Gurnet Bidco, for its or their account or on its or their behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including but not limited to exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial, technical, tax and commercial due diligence, arranging financing and engaging advisors to assist in the process (the “Gurnet Point Reimbursement Payment”); provided that the gross amount payable to Gurnet Point pursuant to the Expenses Reimbursement Agreement shall not, in any event, exceed $1,344,000 (the “Cap”) (being no more than one percent of the value of the Acquisition based on the net present value of the Consideration as calculated by Piper Jaffray, financial adviser to Innocoll, at the direction of (and subject to certain assumptions stipulated by) the Panel, strictly for the purposes of calculating the Cap). The amount payable by Innocoll to Gurnet Point under the Expenses Reimbursement Agreement will exclude any amounts in respect of VAT incurred and attributable to such third-party costs other than Irrecoverable VAT.

The circumstances in which such payment will be made are:

1.       the Transaction Agreement is terminated:

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1.1	by Gurnet Point for the reason that the Innocoll Board or any committee thereof (A) withdraws (or modifies or withholds or qualifies in any manner adverse to Gurnet Point), or proposes publicly to withdraw (or modify or withhold or qualify in any manner adverse to Gurnet Point) or fails to make the Scheme Recommendation (or the recommendation contemplated by clause 3.6.3(c) of the Transaction Agreement) when required pursuant to the Transaction Agreement; or (B) approves, adopts, recommends or declares advisable, or proposes publicly to approve, adopt, recommend or declare advisable, any Innocoll Alternative Proposal (it being understood, for the avoidance of doubt, that the provision by Innocoll to Gurnet Point of notice or information in connection with a Innocoll Alternative Proposal or Innocoll Superior Proposal as required or expressly permitted by the Transaction Agreement shall not, in and of itself, satisfy clause 3.2.1.1 of the Expenses Reimbursement Agreement); or

1.2	by Innocoll, at any time prior to obtaining the Innocoll Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Innocoll Superior Proposal; or

2.	all of the following occur:

2.1	prior to the Scheme Meeting, a Innocoll Alternative Proposal has been publicly disclosed or any Person shall have publicly announced an intention (whether or not conditional) to make a Innocoll Alternative Proposal and, in either case, at the time the Transaction Agreement is terminated under the circumstances specified in clause 3.2.2.2 of the Expenses Reimbursement Agreement (it being understood that, for the purposes of clause 3.2.2.1 and clause 3.2.2.3 of the Expenses Reimbursement Agreement, references to “20%” and “80%” in the definition of Innocoll Alternative Proposal shall be deemed to refer to “50%”), such person shall not have publicly withdrawn such proposal or intention; and

2.2	the Transaction Agreement is terminated by either Innocoll or Gurnet Point for the reason that the Scheme Meeting or the EGM shall have been completed and the Scheme Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majority of votes; and

2.3	a Innocoll Alternative Proposal is consummated within 12 months, or a definitive agreement providing for a Innocoll Alternative Proposal is entered into within 12 months after such termination and such Innocoll Alternative Proposal is consummated pursuant to that definitive agreement (as such definitive agreement may be amended, modified or supplemented), in each case, regardless of whether such Innocoll Alternative Proposal is the same Innocoll Alternative Proposal referred to in clause 3.2.2.1 of the Expenses Reimbursement Agreement; or

3.	all of the following occur:

3.1	prior to the Scheme Meeting, a Innocoll Alternative Proposal has been publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Innocoll Alternative Proposal and, in either case, at the time the Transaction Agreement is terminated under the circumstances specified in clause 3.2.3.2 of the Expenses Reimbursement Agreement (it being understood that, for the purposes of clause 3.2.3.1 and clause 3.2.3.3 of the Expenses Reimbursement Agreement, references to “20%” and “80%” in the definition of Innocoll Alternative Proposal shall be deemed to refer to “50%”) such person shall not have publicly withdrawn such proposal or intention; and

3.2	the Transaction Agreement is terminated by Gurnet Point pursuant to clause 9.1.1(f) of the Transaction Agreement; and

3.3	a Innocoll Alternative Proposal is consummated within 12 months, or a definitive agreement providing for a Innocoll Alternative Proposal is entered into within 12 months after such

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termination and such Innocoll Alternative Proposal is consummated pursuant to that definitive agreement (as such definitive agreement may be amended, modified or supplemented), in each case, regardless of whether such Innocoll Alternative Proposal is the same Innocoll Alternative Proposal referred to in clause 3.2.3.1 of the Expenses Reimbursement Agreement; or

4.	all of the following occur:

4.1	prior to the termination of the Transaction Agreement, a Innocoll Alternative Proposal has been publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Innocoll Alternative Proposal and, in either case, at the time the Transaction Agreement is terminated under the circumstances specified in clause 3.2.4.2 of the Expenses Reimbursement Agreement (it being understood that, for the purposes of this clause 3.2.4.1 and clause 3.2.4.3 of the Expenses Reimbursement Agreement, references to “20%” and “80%” in the definition of Innocoll Alternative Proposal shall be deemed to refer to “50%”) such person shall not have publicly withdrawn such proposal or intention; and

4.2	the Transaction Agreement is terminated by either Gurnet Point or Innocoll pursuant to clause 9.1.1(b) of the Transaction Agreement (without the Scheme Meeting or EGM having been completed or the Scheme Meeting Resolutions or EGM resolutions, as applicable, having been approved by the requisite votes); and

4.3	a Innocoll Alternative Proposal is consummated within 12 months, or a definitive agreement providing for a Innocoll Alternative Proposal is entered into within 12 months after such termination and such Innocoll Alternative Proposal is consummated pursuant to that definitive agreement (as such definitive agreement may be amended, modified or supplemented), in each case, regardless of whether such Innocoll Alternative Proposal is the same Innocoll Alternative Proposal referred to in clause 3.2.4.1 of the Expenses Reimbursement Agreement.

If and to the extent that any relevant Tax Authority determines that the Gurnet Point Reimbursement Payment is consideration for a Taxable supply and that Innocoll is liable to account to a Tax Authority for VAT in respect of such supply and that all or any part of such VAT is Irrecoverable VAT, then (a) the amount payable by Innocoll by way of the Gurnet Point Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the payment is consideration, shall not exceed the Cap; and (b) to the extent that Innocoll has already paid an amount in respect of the Gurnet Point Reimbursement Payment which exceeds the amount described in clause 3.4.1 of the Expenses Reimbursement Agreement, Gurnet Point shall repay to Innocoll the portion of the Irrecoverable VAT in excess of the Cap.

Piper Jaffray and the Innocoll Board confirmed in writing to the Panel that in the opinion of Piper Jaffray and Innocoll, in the context of the Acquisition, the entry by Innocoll into the Expenses Reimbursement Agreement is in the best interests of Innocoll Shareholders.

14.	Financing of the Acquisition

Evercore, Financial Adviser to Gurnet Point and Gurnet Bidco, is satisfied that sufficient resources are available to Gurnet Bidco to satisfy in full the Cash Consideration payable to Innocoll Shareholders under the terms of the Acquisition.

The Cash Consideration relating to the Acquisition is expected to be wholly financed from funds from Gurnet Point or from an affiliate of Gurnet Point.

Evercore has not been required to confirm, and has not confirmed, that resources are available to Gurnet Bidco to satisfy payments under the CVRs.

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15.	Delisting and Cancellation of Trading

As soon as it is appropriate and possible to do so, and subject to the Scheme becoming Effective, Gurnet Bidco intends to cause Innocoll to apply for cancellation of the listing and trading of Innocoll’s Shares on the NASDAQ. Subject to any applicable requirements of the NASDAQ, it is anticipated that the last day of dealing in Innocoll’s Shares on the NASDAQ will be on or about the Effective Date. It is intended that Innocoll will be re-registered as a private company limited by shares.

16.	Further Terms of the Acquisition

It is intended that the Acquisition will be implemented by means of a High Court-sanctioned scheme of arrangement under Chapter 1 of Part 9 of the Act (or, if Gurnet Bidco elects, subject to the terms of the Transaction Agreement and with the consent of the Panel, a Takeover Offer). The Acquisition, if implemented by means of a Scheme, is conditional on, amongst other things, (i) the approval by Innocoll Shareholders of the Scheme Meeting Resolution and the EGM Resolutions and (ii) the sanction of the Scheme and the Reduction of Capital by the High Court.

17.	Disclosure of Interests and Short Positions in Innocoll Securities

As at April 3, 2017, which is the latest practicable date prior to the date of this Announcement, none of Gurnet Point nor Gurnet Bidco nor (so far as Gurnet Point and Gurnet Bidco are aware) any other person Acting in Concert with Gurnet Point or Gurnet Bidco had any Innocoll Shares or had any interest, or held any short position, in any Relevant Securities of Innocoll and none of Gurnet Point nor Gurnet Bidco nor (so far as Gurnet Point and Gurnet Bidco are aware) any person Acting in Concert with Gurnet Point or Gurnet Bidco has any arrangement to which Rule 8.7 of the Irish Takeover Rules applies relating to Relevant Securities of Innocoll.

For these purposes, “arrangement to which Rule 8.7 applies” has the meaning given to that term in the Irish Takeover Rules. An “arrangement to which Rule 8.7 applies” includes any indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature, between two or more persons relating to Relevant Securities which is, or may be, an inducement to one or more of such persons to deal or refrain from dealing in such securities.

In the interests of confidentiality, Gurnet Point, Gurnet Bidco and Evercore have made only limited enquiries in respect of certain parties who may be deemed by the Panel to be Acting in Concert with them for the purposes of the Acquisition. Enquiries of such parties will be made as soon as practicable following the date of this Announcement and any disclosure in respect of such parties will be disclosed to the Panel and included in the Scheme Document.

18.	Rule 2.10 Disclosure

In accordance with Rule 2.10 of the Irish Takeover Rules, Innocoll confirms that, as of April 3, 2017 (being the latest practicable date prior to the date of this Announcement), its issued ordinary share capital comprised of 30,095,931 ordinary shares of $0.01 each (the “Ordinary Shares”). The Ordinary Shares are admitted to trading on NASDAQ under the ticker symbol INNL. The International Securities Identification Number for these securities is IE00BYZZ0V87.

Innocoll confirms that as of April 3, 2017, there were (i) options to subscribe for and restricted stock units in respect of, in aggregate, 2,681,484 Ordinary Shares, outstanding in each case under Innocoll’s 2016 Omnibus Equity Incentive Compensation Plan, (ii) options outstanding to subscribe for 1,090,497 Ordinary Shares under the Innocoll Amended and Restated 2015 Stock Option Plan; and (iii) options outstanding to subscribe for 328,388 Ordinary Shares under individual option agreements.

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19.	General

The Acquisition and the Scheme will be made subject to the Conditions set out in Appendix I, which will also be set out in the Scheme Document. The Scheme Document will include full details of the Acquisition and will be accompanied by the appropriate forms of proxy in respect of the Scheme Meeting and the EGM.

Evercore and Piper Jaffray have each given and not withdrawn their consent to the publication of this Announcement with the inclusion therein of their respective names in the form and context in which they respectively appear.

Gurnet Bidco reserves the right to elect to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme, subject to the provisions of the Transaction Agreement and with the consent of the Panel. In such event, the Acquisition will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Scheme (subject to appropriate amendments, including (without limitation), and if agreed with the Panel, the inclusion of an acceptance condition set at 80 percent of the shares to which such offer relates or such lesser percentage, being more than 50 percent, as Gurnet Bidco may decide).

The Transaction Agreement is governed by the laws of the State of Delaware. However, the Acquisition and the Scheme will, to the extent required by the laws of Ireland, be governed by the laws of Ireland and will be subject to the applicable requirements of the Irish Takeover Rules, the NASDAQ and applicable laws.

Each Innocoll Shareholder is urged to consult his or her independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to him or her.

Appendix II contains further details of the sources of information and bases of certain financial information used in this Announcement. Appendix III sets out the Transaction Agreement. Appendix IV sets out the form of the CVR Agreement. Appendix V contains the definitions of certain capitalised expressions used in this Announcement.

Enquiries:

Gurnet Point and Gurnet Bidco	Tel: +1 212 371 5999

Abernathy MacGregor (Press Inquiries)

Tom Johnson

tbj@abmac.com

Evercore (Financial Adviser to Gurnet Point and Gurnet Bidco)	Tel: +1 212 857 3100

Francois Maisonrouge

John Honts

Edward Banks	Tel: +44 (0) 20 7653 6000

Innocoll	Tel: +1 215 983 3362

Jose (Pepe) Carmona, Chief Financial Officer

pcarmona@innocoll.com

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Piper Jaffray & Co. (Financial Adviser to Innocoll)	Tel: +617 654 0720

Peter Day, Managing Director

peter.c.day@pjc.com

Peter Lombard, Managing Director

peter.a.lombard@pjc.com

Michael Burton-Williams, Principal

michael.g.burton-williams@pjc.com

Important Additional Information for U.S. Investors and Where to Find It

Innocoll intends to file the Scheme Document, which will also constitute the proxy statement of Innocoll (the “Proxy Statement”), with the SEC and mail a copy to Innocoll Shareholders in advance of the Scheme Meeting and the EGM and in connection with the Acquisition and the Scheme. INNOCOLL SHAREHOLDERS ARE URGED TO READ THE SCHEME DOCUMENT/PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INNOCOLL, THE ACQUISITION, THE SCHEME AND RELATED MATTERS. Innocoll Shareholders will be able to obtain free copies of the Scheme Document/Proxy Statement and other documents filed with or furnished to the SEC by Innocoll through the website maintained by the SEC at www.sec.gov. In addition, Innocoll Shareholders will be able to obtain free copies of the Scheme Document/Proxy Statement on www.Innocoll/com/investors

Participants in the Solicitation

Innocoll, Gurnet Point and Gurnet Bidco and certain of its respective directors and executive officers and employees may be considered participants in the solicitation of proxies from the shareholders of Innocoll in respect of the transactions contemplated by the Scheme Document/Proxy Statement. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Innocoll in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC. Information regarding Innocoll’s directors and executive officers is contained in Innocoll’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 which is filed with the SEC. Information concerning the interests of Innocoll’s participants in the solicitation, which may, in some cases, be different than those of Innocoll’s shareholders generally will be set forth in the Proxy Statement relating to the transaction when it becomes available.

No Offer or Solicitation

This Announcement is for information purposes only and is not intended to and does not constitute an offer to purchase, sell, subscribe for or exchange, or the solicitation of an offer to purchase, sell, subscribe for or exchange or an invitation to purchase, sell, subscribe for or exchange any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer Document), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in the Scheme Document (of, if applicable, the Takeover Offer Document). No offer of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this Announcement are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Forward-looking statements can typically be identified by the use of forward-looking terminology, such as “expects”, “believes”, “may”, “will”, “could”, “should”, “intends”, “plans”, “predicts”, “envisages”, “estimates”, “forecast”, “outlook”, “guidance”, “possible”, “projects”, “potential” or “anticipates” or other similar words and expressions and include, without limitation, any projections relating to results of operations and financial conditions of either Gurnet Point, Gurnet Bidco or Innocoll and their respective subsidiary undertakings from time to time, as well as plans and objectives for future operations, expected future revenues, financing plans, expected expenditures, expected synergies and divestments relating to Gurnet Point,

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Gurnet Bidco or Innocoll and discussions of Gurnet Point’s, Gurnet Bidco’s or Innocoll’s business plan. All forward-looking statements in this Announcement made by Gurnet Point and / or Gurnet Bidco are based upon information known to Gurnet Point and / or Gurnet Bidco on the date of this Announcement and all forward-looking statements in this Announcement made by Innocoll are based upon information known to Innocoll on the date of this Announcement. In particular, statements are made in this Announcement as to Gurnet Point’s and / or Gurnet Bidco’s approach and plans for growth of Innocoll’s business, which statements are based on certain assumptions as to economic, business and operational conditions prevailing at the time of this Announcement. If these conditions are significantly different from the ones envisaged at the date hereof, Gurnet Point and / or Gurnet Bidco may need to make changes in its approach and plans. Except as expressly required by law, Gurnet Point, Gurnet Bidco and Innocoll disclaim any intent or obligation to update or revise these forward-looking statements. None of Gurnet Point, Gurnet Bidco or Innocoll undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, save as may be required by law. Although none of Gurnet Point, Gurnet Bidco or Innocoll undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that any of Gurnet Point, Gurnet Bidco or Innocoll may make directly to you or through reports that any of Gurnet Point, Gurnet Bidco or Innocoll, in the future, may file with the SEC. Unless otherwise indicated, the information in this announcement is as of April 4, 2017.

It is not reasonably possible to itemize all of the many factors and specific events that could cause the forward-looking statements in this Announcement to be incorrect or could otherwise have a material effect on the future operations or results of Innocoll. Further information on the primary risks of the business and the risk management of Innocoll is contained in Innocoll’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is filed with the SEC.

Responsibility statements

The directors of Gurnet Bidco and the managers of Waypoint International GP LLC (in its capacity as general partner of Gurnet Point) accept responsibility for the information contained in this Announcement, other than the information relating to Innocoll, the Innocoll Group and the Innocoll Directors and members of their immediate families, related trusts and persons connected with them, for which the Innocoll Directors accept responsibility. To the best of the knowledge and belief of the directors of Gurnet Bidco and the managers of Waypoint International GP LLC (in its capacity as general partner of Gurnet Point) (who have taken all reasonable care to ensure that such is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Innocoll Directors accept responsibility for the information contained in this Announcement relating to Innocoll, the Innocoll Group and the Innocoll Directors and members of their immediate families, related trusts and persons connected with them, except for statements made by Gurnet Point and Gurnet Bidco in respect of Innocoll. To the best of the knowledge and belief of the Innocoll Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Financial advisers

Evercore Partners International LLP (“Evercore”), which is authorized and regulated in the United Kingdom by the Financial Conduct Authority, is acting as Financial Adviser exclusively for Gurnet Point and Gurnet Bidco and no one else in connection with the Acquisition and the other matters referred to in this Announcement, and will not regard any other person as its client in relation to the Acquisition and the other matters referred to in this Announcement and will not be responsible to anyone other than Gurnet Point and / or Gurnet Bidco for providing the protections afforded to clients of Evercore, nor for providing advice in relation to the Acquisition or the other matters referred to in this Announcement. Neither Evercore nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Evercore in connection with this Announcement, any statement contained herein or otherwise.

Piper Jaffray & Co. (“Piper Jaffray”), which is a securities broker-dealer registered with the U.S. Securities and Exchange Commission (“SEC”) and subject to regulation by the SEC and the Financial Industry Regulatory Authority (“FINRA”), is acting as financial adviser exclusively for Innocoll and for no one else in connection with the Acquisition and the other matters referred to in this Announcement, and will not be responsible to anyone other than Innocoll for providing the protections afforded to clients of Piper Jaffray or for providing advice in relation to the Acquisition or any other matters referred to in this Announcement.

Rule 8 Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, ‘interested’ (directly or indirectly) in 1% or more of any class of ‘relevant securities’ of Innocoll, all ‘dealings’ in any ‘relevant securities’ of Innocoll (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not

27

later than 3:30 pm (New York time) on the ‘business day’ following the date of the relevant transaction. This requirement will continue until the date on which the ‘offer period’ ends. If two or more persons cooperate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of Innocoll, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of Innocoll by Gurnet Point or Gurnet Bidco or by any party acting in concert with any of them, must also be disclosed by no later than 12 noon (New York time) on the ‘business day’ following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, can be found on the Panel’s website at www.irishtakeoverpanel.ie.

‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

No Profit Forecast / Asset Valuation

No statement in this Announcement is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings, earnings per share, losses or losses per share will necessarily be greater or lesser than those for the relevant preceding financial periods for any of Innocoll, Gurnet Point or Gurnet Bidco as appropriate. No statement in this Announcement constitutes an asset valuation.

Right to switch to a Takeover Offer

Gurnet Bidco reserves the right to elect, subject to the terms of the Transaction Agreement and with the consent of the Panel, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued ordinary share capital of Innocoll as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms (subject to appropriate amendments), including (without limitation), and if agreed with the Panel, the inclusion of an acceptance condition set at 80 percent of the shares to which such offer relates or such lesser percentage, being more than 50 percent, as Gurnet Bidco may decide.

General

No offer of securities pursuant to or in connection with the Acquisition will be made, directly or indirectly, in or into any jurisdiction where it would be unlawful to do so, or by use of mail, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce, or by any facility of a national securities exchange of any jurisdiction where it would be unlawful to do so, nor will any such offer be capable of acceptance by any such mail, means, instrumentality or facility from or within any jurisdiction where it would be unlawful to do so.

Notwithstanding the foregoing restrictions, Gurnet Point and Gurnet Bidco reserve the right to permit any such offer to be accepted if, in its sole discretion, it is satisfied that the offer in question is exempt from or not subject to the legislation or regulation giving rise to the restrictions in question.

No offer of securities pursuant to or in connection with the Acquisition will be made available, directly or indirectly, in a Restricted Jurisdiction, nor will any such offer be capable of acceptance from within a Restricted Jurisdiction.

The release, publication or distribution of this Announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this Announcement and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, Gurnet Point, Gurnet Bidco and Innocoll disclaim any responsibility or liability for the violations of any such restrictions by any person.

This Announcement does not constitute a prospectus or an equivalent document and it is not intended to and does not constitute or form any part of an offer or invitation to sell or purchase or subscribe for any securities or a solicitation of an offer to buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition

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will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer Document) which will contain the full terms and conditions of the Acquisition. Any response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Takeover Offer Document) or any other document by which the Acquisition is made. Innocoll Shareholders are advised to read carefully the formal documentation in relation to the Acquisition once the Scheme Document (or, if applicable, the Takeover Offer Document) has been despatched.

This Announcement has been made for the purpose of complying with the laws of Ireland and the Irish Takeover Rules and the information disclosed may not be the same as that which would have been disclosed if the Announcement had been prepared in accordance with the laws of jurisdictions outside of Ireland.

This Announcement, which is published jointly by Gurnet Point, Gurnet Bidco and Innocoll, is made pursuant to Rule 2.5 of the Irish Takeover Rules.

Publication on websites

Pursuant to Rule 2.6(c) of the Irish Takeover Rules, this Announcement will be made available to Innocoll employees on Innocoll’s website (www.Innocoll.com). Gurnet Bidco does not currently have any employees. This announcement will be made available on a Gurnet Point website for the purposes of the Acquisition (www.GurnetPointLPOffer.com) (subject to certain restrictions relating to persons in Restricted Jurisdictions).

Neither the contents of those websites nor the contents of any other website accessible from hyperlinks on either such website are incorporated into, or forms part of, this Announcement.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

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APPENDIX I

CONDITIONS AND FURTHER TERMS OF THE ACQUISITION

The Acquisition and the Scheme will comply with the Irish Takeover Rules and, where relevant, the respective rules and regulations of NASDAQ, the Exchange Act and the Act and are subject to the terms and conditions set out in this Announcement and to be set out in the Scheme Document. The Acquisition and the Scheme will be governed by the laws of Ireland.

The Acquisition and the Scheme will be subject to the conditions set out in this Appendix I (the “Conditions”).

1.	The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than the End Date (or such earlier date as may be specified by the Panel, or such later date as Innocoll and Gurnet Point may, with (if required) the consent of the Panel, agree and (if required), the High Court may allow).

2.	The Scheme will be conditional upon:

2.1	the approval of the Scheme by a majority in number of members of each class of Innocoll Shareholders (as may be directed by the High Court pursuant to Section 450(5) of the Act) representing at least 75 per cent in value of the Innocoll Shares of that class, at the Voting Record Time, held by Innocoll Shareholders who are members of that class of Innocoll Shareholders that are present and voting either in person or by proxy, at the Scheme Meeting (or at any adjournment of such meeting) held no later than the End Date;

2.2	the EGM Resolutions and such other related matters as are necessary or desirable for the purposes of implementing the Acquisition as have been approved by Gurnet Point and which are set out in the notice of the EGM being duly passed by the requisite majority of Innocoll Shareholders at the EGM (or at any adjournment of such meeting) held no later than the End Date;

2.3	the sanction by the High Court (without material modification) of the Scheme pursuant to Sections 449 to 455 of the Act and the confirmation of the related reduction of capital involved therein by the High Court on or before the End Date (the date on which the Condition in this paragraph 2.3 is satisfied, the “Sanction Date”); and

2.4	office copies of the Court Order and the minute required by Section 86 of the Act in respect of the reduction of capital (referred to in paragraph 2.3) being delivered for registration to the Registrar of Companies and registration of the Court Order and the minute confirming the reduction of capital involved in the Scheme by the Registrar of Companies.

3.	Subject to paragraph 5 of this Appendix I, the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the Sanction Date:

3.1

3.1.1.	all required Clearances having been obtained and remaining in full force and effect and all applicable waiting periods having expired, lapsed or been terminated (as appropriate) in connection with the Acquisition under any applicable Antitrust Laws or foreign investment Laws;

3.1.2.	there being no Law, injunction, restraint or prohibition by any court of competent jurisdiction or any injunction, order or prohibition under any Antitrust Law by any Relevant Authority which permanently restrains, enjoins or otherwise prohibits the consummation of the Acquisition being in effect;

3.1.3.	save as provided in the Transaction Agreement and in the foregoing Conditions, there not being any other corporate proceedings, steps or actions on the part of Innocoll necessary to authorise the consummation of the Acquisition;

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3.1.4.	no Relevant Authority having instituted or implemented any Action or having made, enforced, enacted, issued or deemed applicable to the Acquisition any Law or having withheld any consent or Clearance which in each case would make the Acquisition or its implementation void, illegal or unenforceable;

3.1.5.	the parties to the German Option Agreement holding German Options representing at least 72.5% of the aggregate Innocoll Shares issuable upon the exercise of all German Options having irrevocably (i) agreed to the termination of the German Option Agreement and (ii) renounced and waived any rights and claims (whether past, current or future) which they have under or in connection with the German Option Agreement;

3.2

3.2.1.	on the Capitalisation Date, the issued share capital of Innocoll being as set out in Clause 6.1.3(a) of the Transaction Agreement and, except as set out in Clause 6.1.3(b) of the Transaction Agreement and/or as disclosed in the Innocoll Disclosure Letter, there being no other subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments for, or relating to, the issuance of shares in the capital of the Innocoll Group of any kind;

3.2.2.	except for the issuance of Innocoll Shares in respect of any exercise of Innocoll Options or the vesting or settlement of Innocoll Share Awards outstanding on the Capitalization Date in accordance with the terms of the Innocoll Share Plans as in effect on the date of the Transaction Agreement, or except as expressly permitted by the Transaction Agreement, since the Capitalization Date, there having not been (i) issued, delivered, granted, sold, pledged, disposed of or encumbered (or authorized to be issued, delivered, granted, sold, pledged, disposed of or encumbered), any shares, voting securities or equity interest in any member of the Innocoll Group (or any securities convertible into or exchangeable for any such shares, voting securities or equity interests), or any other rights, warrants or options to acquire any such shares, voting securities or equity interests or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, (ii) effected any share split, combination, reclassification of any shares of capital in respect of any member of the Innocoll Group (nor has there been any issuance or the authorization of the issuance of any other securities in respect of, in lieu of or in substitution for the shares in the share capital of any member of the Innocoll Group), (iii) any action taken to cause to be exercisable any otherwise un-exercisable option under any of the Innocoll Share Plans, (iv) effected, directly or indirectly, any purchase, redemption, reduction, repurchase, cancellation or other acquisition of shares in the capital of any member of the Innocoll Group (or any rights, warrants or options to acquire any such shares) or (v) any declaration, authorization, recommendation, announcement, setting aside or payment of, any dividend, bonus issue or distribution (whether in cash, securities or other property) with respect to the issued or outstanding shares in the share capital of any member of the Innocoll Group;

3.2.3.	the representations and warranties of Innocoll set out in the following clauses of the Transaction Agreement: (i) Clauses 6.1.3(d)—(f) (to the extent relating to any shares in the share capital of Innocoll), (ii) Clause 6.1.4 (Corporate Authority) and (iii) Clause 6.1.23 (No Finders or Brokers) being true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date, as though made at and as of each such date;

3.2.4.	no member of the Innocoll Group: (a) taking or agreeing to take, or proposing or announcing any intention to take, any steps; or (b) having any steps taken, or legal or enforcement proceedings taken or instituted, against it for or in respect of (i) its winding up, liquidation, dissolution, examination, administration or reorganization (or any analogous proceedings or proceedings in any jurisdiction); and/or (ii) the appointment of a receiver, liquidator, examiner, administrator, administrative receiver, trustee or similar

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officer over all, or any material part of its assets and/or revenues (or any analogous person in any jurisdiction in which any member of the Innocoll Group is incorporated or carries on any business);

3.2.5.	no receiver, trustee or similar officer (or any analogous person in any jurisdiction in which any member of the Innocoll Group is incorporated or carries on any business) being appointed over all, or any material part of the assets and/or revenues of any member of the Innocoll Group by any third party;

3.3	Innocoll having in all material respects performed all obligations and complied with all covenants and agreements required by the Transaction Agreement to be performed or complied with by it prior to the Sanction Date (other than any non-compliance which has been cured prior to the Sanction Date);

3.4	since April 4, 2017 (being the date of this Announcement), save to an extent which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect:

3.4.1.	the Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2016 and all other Innocoll SEC Documents filed or furnished with the SEC, as of the date each was filed or furnished (or as of the date of any amendment thereto), not containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

3.4.2.	except (a) as and to the extent disclosed, reflected or reserved against on the Most Recent Balance Sheet (including any notes thereto), (b) for liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, (c) as expressly permitted or contemplated by the Transaction Agreement, and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, no member of the Innocoll Group having incurred any material obligations or material liabilities of any nature, whether or not accrued, contingent or otherwise;

3.4.3.	no member of the Innocoll Group taking or agreeing to take or proposing or announcing any intention to take, any action to merge with any body corporate, partnership or business, or acquire, dispose of or transfer any material asset or mortgage or encumber any material asset or any material right, title or interest in any material asset (including shares and trade investments);

3.4.4.	save as set out in the Innocoll Disclosure Letter, no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Innocoll Group is or may become a party (whether as plaintiff, defendant or otherwise) having been implemented or instituted other than by a member of the Gurnet Point Group by or against or remaining outstanding against or in respect of any member of the Innocoll Group;

3.4.5.	no member of the Innocoll Group having been in breach of or default under the terms of any Material Contract, no other party to any Material Contract being in breach of or default under the terms of any Material Contract, and the execution, delivery and performance of the Transaction Agreement by Innocoll and the consummation of the Acquisition not having contravened or conflicted with or resulted in any violation or breach of or default under, any Material Contract or having given any Person the right to declare a default or exercise any remedy under any Material Contract, accelerate the maturity or performance of any Material Contract or cancel, terminate or modify any Material Contract;

3.4.6.	other than in connection with or in compliance with (a) the provisions of the Act, (b) the Takeover Panel Act and the Irish Takeover Rules, (c) the Securities Act, (d) the

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Exchange Act, (e) any applicable requirements of other Antitrust Laws and (f) any applicable requirements of NASDAQ, Innocoll not requiring any authorisation, consent or approval of, or filing with, any Relevant Authority that is necessary, under applicable Law, for the consummation by Innocoll of the Acquisition, except for such authorisations, consents, approvals or filings (i) that, if not obtained or made, would not reasonably be expected to materially impede or prevent the consummation of the Acquisition or (ii) that are likely to arise as a result of facts or circumstances solely or primarily relating to Gurnet Point or its Affiliates or Laws or Contracts binding on Gurnet Point or its Affiliates;

3.4.7.	each member of the Innocoll Group being in compliance with, and not in default under or in violation of, all Laws and Orders applicable to the Innocoll Group and its properties and assets, each member of the Innocoll Group having held all Governmental Authorisations and such Governmental Authorisations having been in full force and effect and, in the event that the provisions of the Transaction Agreement have been complied with, none of the execution, delivery or performance of the Transaction Agreement or the consummation by Innocoll of the Acquisition having contravened or conflicted with or having resulted in a violation of any of the terms of, any Governmental Authorisation, Law or Order or having given any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorisation held by any member of the Innocoll Group;

3.4.8.	there having been no investigation or review pending by any Relevant Authority with respect to, and no Actions pending against, any member of the Innocoll Group or any of their businesses, properties, rights or assets;

3.4.9.	all Tax Returns required to be filed by or with respect to Innocoll or any of its Subsidiaries (taking into account any applicable extensions) having been filed, and having been true, complete and correct, and Innocoll and its Subsidiaries having paid in full all income and other Taxes due and owing and having withheld and, to the extent required, paid over all Taxes required to be withheld and paid over;

3.4.10.	there having been no audit or other proceeding by any Relevant Authority with respect to any Taxes due from or with respect to Innocoll or any of its Subsidiaries;

3.4.11.	no member of the Innocoll Group having been the subject of any pending or threatened Actions either (a) involving a claim made by any third party alleging that any member of the Innocoll Group has infringed, used without authorization, misappropriated, or other violated the Intellectual Property rights of any third party, or (b) challenging the ownership, use, validity or enforceability of any Purchased Intellectual Property or any Intellectual Property exclusively licensed to any member of the Innocoll Group pursuant to an IP License;

3.4.12.	no third party having infringed, misappropriated, used without authorization, or otherwise violated or be currently infringing, misappropriating, using without authorization, or otherwise violating any Purchased Intellectual Property or any Intellectual Property rights exclusively licensed to any member of the Innocoll Group pursuant to an IP license;

3.4.13.	all Regulatory Permits having been valid and in full force and effect and Innocoll having been in compliance with all the terms thereof;

3.4.14.	all pre-clinical and clinical investigations conducted or sponsored by Innocoll or any of its Subsidiaries having been conducted in compliance with all applicable Laws administered or issued by the applicable Regulatory Agencies and neither Innocoll nor

33

any of its Subsidiaries having received any written notice from the FDA or any foreign agency with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial, suspension or revocation of any application or grant for marketing approval with respect to any material Innocoll Product currently pending before or previously approved or cleared by the FDA or such other Regulatory Agency; and

3.4.15.	there not having been any (a) recall, market withdrawal or replacement of any Innocoll Product sold or intended to be sold by Innocoll or its Subsidiaries, (b) change in the marketing classification or a material change in the labelling of any such Innocoll Products, (c) termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such Innocoll Products, or (d) negative change in reimbursement status of a Innocoll Product;

3.5	no passing of any resolution at a shareholder meeting of Innocoll to approve any action, possible action, contract, sale, disposal or acquisition for the purposes of Rules 21.1(a)(i) or (iii) of the Irish Takeover Rules and no member of the Innocoll Group having taken, committed to take or announced that it intends to take or may take any action or commit to take any action which the Panel determines is or would be frustrating action for the purposes of, or within the meaning of, Rule 21 of the Irish Takeover Rules;

3.6	the Transaction Agreement not having been terminated as a consequence of any of the following events having occurred (such events (including that set out in the Condition in paragraph 3.7 below) being the events set out in the Transaction Agreement following the occurrence of which the Transaction Agreement may be terminated in accordance with its terms):

3.6.1.	the Scheme Meeting or the EGM having been completed and the Scheme Meeting Resolution or the EGM Resolutions, as applicable, not having been approved by the requisite majorities;

3.6.2.	the Effective Time not having occurred by 5:00 p.m., New York City time, on the End Date (provided that the right to terminate the Transaction Agreement is not exercised by a party to the Transaction Agreement whose breach of any provision of the Transaction Agreement shall have been the primary cause of the failure of the Effective Time to have occurred by such time);

3.6.3.	the High Court having declined or refused to sanction the Scheme and the parties to the Transaction Agreement not having agreed in writing to appeal the decision of the High Court;

3.6.4.	an injunction having been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition and having become final and non-appealable (provided that the right to terminate the Transaction Agreement is not exercised by a party to the Transaction Agreement whose breach of any provision of the Transaction Agreement shall have been the primary cause of such injunction);

3.6.5.	any Gurnet Point Party having breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or any of its warranties set forth in the Transaction Agreement having been inaccurate, which breach, failure to perform or inaccuracy would result in a failure of any of the Conditions and is not reasonably capable of being cured by the End Date (or, if curable, is not cured within 30 days following Innocoll’s delivery of written notice to Gurnet Point of such breach, failure to perform or inaccuracy stating its intention to terminate the Transaction Agreement and the reasons therefor); or

3.6.6.	Innocoll having breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or any of its

34

warranties set forth in the Transaction Agreement having been inaccurate, which breach, failure to perform or inaccuracy would result in a failure of any of the Conditions and is not reasonably capable of being cured by the End Date (or, if curable, is not cured within 30 days following Gurnet Point’s delivery of written notice to Innocoll of such breach, failure to perform or inaccuracy stating its intention to terminate the Transaction Agreement and the reasons therefor);

3.6.7.	a Innocoll Change of Recommendation having occurred; or

3.6.8.	following Innocoll’s delivery of a Final Recommendation Change Notice, Innocoll having provided Gurnet Point with written notice of its termination of the Transaction Agreement;

3.7	the Transaction Agreement not having been terminated by the mutual written consent of Innocoll and Gurnet Point;

3.8	the Existing Lender having provided a written waiver and consent agreement to Innocoll providing for a consent to the change of ownership of Innocoll on consummation of the Acquisition and the waiver of any event of default under the Existing Loan Agreement that may result from such change of ownership; and

3.9	except where the consequences thereof would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, all of the representations and warranties of Innocoll set out in Clause 6 of the Transaction Agreement having been true and correct (without giving effect to any qualification set forth therein as to “materiality, “Material Adverse Effect” or other qualifications based on materiality or similar phrases) as of April 4, 2017 (being the date of this Announcement) as if made at and as of such date and at and as of the Sanction Date, as if made at and as of such date (in each case, other than the representations and warranties of Innocoll under the Transaction Agreement that speak as of an earlier date, which representations and warranties were so true and correct as of such earlier date).

4.	Any references in the Conditions to a Condition being “satisfied” upon receipt of any order, clearance, approval or consent from a Governmental Authority shall be construed as meaning that the foregoing have been obtained, or where appropriate, made, terminated or expired in accordance with the relevant Condition.

5.	Subject to the requirements of the Panel, Gurnet Point reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of the Conditions except for the Conditions set out in paragraphs 1 and 2 of this Appendix I.

6.	The Scheme will lapse unless it is effective on or prior to the End Date or such later date (if any) as Innocoll and Gurnet Point may agree and (if required) the Panel and the High Court may allow.

7.	If Gurnet Bidco is required to make an offer for Innocoll Shares under the provisions of Rule 9 of the Irish Takeover Rules, Gurnet Bidco may make such alterations to any of the Conditions set out above as are necessary to comply with the provisions of that Rule.

8.	As required by Rule 12 (b)(i) of the Irish Takeover Rules, to the extent that the Acquisition would give rise to a concentration with an EU dimension within the scope of the EU Merger Regulation, the Acquisition shall, except as otherwise approved by the Panel, lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EU Merger Regulation or refers the concentration to a competent authority of a Member State under Article 9(1) of the EU Merger Regulation prior to the date of the Scheme Meeting.

9.	Gurnet Bidco reserves the right, subject to the consent of the Panel, to elect to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme. In such event, the Acquisition will be implemented on substantially the same terms, so far as applicable, as those which would apply to the

35

Scheme (subject to appropriate amendments, including (without limitation), and if agreed with the Panel, the inclusion of an acceptance condition set at 80 percent of the shares to which such offer relates or such lesser percentage, being more than 50 percent, as Gurnet Bidco may decide).

10.	Gurnet Point reserves the right for one or more of its Subsidiaries from time to time to implement the Acquisition with the prior written approval of the Panel.

Definitions

For the purposes of Appendix I:

“Announcement” means this announcement, made in accordance with Rule 2.5 of the Irish Takeover Rules, dated April 4, 2017, including its summary and appendices;

“Acquisition”, means the proposed acquisition by Gurnet Bidco of Innocoll by means of the Scheme or (subject to the provisions of Clause 3.6 and Rule 41.3 of the Irish Takeover Rules) a Takeover Offer pursuant to the Transaction Agreement (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time, subject to the consent of the Panel where required), including, in each case, the payment by Gurnet Bidco of the aggregate Consideration as described in this Announcement and provided for in the Transaction Agreement;

“Act”, means the Companies Act 2014 and all enactments which are to be read as one with, or construed or read together as one with, the Companies Act 2014;

“Action”, means any civil, criminal or administrative lawsuit, claim, complaint, demand, action, hearing, investigation, enforcement action, settlement, notice of violation or proceeding by, from or before any Relevant Authority;

“Affiliate”, means in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise);

“Antitrust Laws”, shall have the meaning given to that term in Clause 7.1.4(a) of the Transaction Agreement;

“Capitalization Date”, shall have the meaning given to that term in Clause 6.1.3(a) of the Transaction Agreement;

“Cash Consideration”, means the cash consideration of $1.75 per Innocoll Share to be paid to Innocoll Shareholders pursuant to the Acquisition;

“Clearances”, means all consents, licenses, authorizations, clearances, approvals, permissions, permits, non-actions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party in connection with the implementation of the Scheme and/or the Acquisition;

“Contract”, means any legally binding written, oral or other agreement, amendment, contract, subcontract, lease, understanding, instrument, note, debenture, indenture, warrant, option, warranty, purchase order, license, sublicense, insurance policy or other similar legally binding commitment or undertaking of any nature;

“Consideration”, means the Cash Consideration and the CVR Consideration;

“Copyrights”, shall have the meaning given to that term in the definition of “Intellectual Property”;

“Court Order”, means the order or orders of the High Court sanctioning the Scheme under Section 453 of the Act and confirming the related reduction of capital under Sections 84 and 85 of the Act forming part of the Scheme;

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“CVR”, means the right to receive a contingent cash payment upon the achievement of certain milestones to be issued by Gurnet Bidco as part of the Consideration, on the terms and subject to the conditions set forth in the CVR Agreement (collectively, the “CVRs”);

“CVR Agreement”, means the contingent value rights agreement to be entered into between Gurnet Bidco and the Rights Agent, in substantially the form set out in Appendix IV to this Announcement;

“CVR Consideration”, means one CVR per Innocoll Share;

“Effective Date”, means the date on which, (i) the Scheme becomes effective in accordance with its terms or (ii) if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having become (or having been declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Documents and the requirements of the Irish Takeover Rules;

“Effective Time”, means the time on the Effective Date at which the Court Order and a copy of the minute required by Section 86 of the Act are registered by the Registrar of Companies or, as the case may be, the Takeover Offer becomes (or is declared) unconditional in all respects;

“EGM”, means the extraordinary general meeting of Innocoll Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be held as soon as the Scheme Meeting shall have been concluded or adjourned (it being understood that if the Scheme Meeting is adjourned, the EGM shall be correspondingly adjourned);

“EGM Resolutions”, means the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the related reduction of capital of Innocoll, changes to the Innocoll Constitution and such other matters as Innocoll reasonably determines, subject to the consent of Gurnet Point (such consent not to be unreasonably withheld, conditioned or delayed), to be necessary or desirable for the purposes of implementing the Scheme or the Acquisition;

“End Date”, means October 4, 2017 or such other date as the Parties may agree (with the consent of the Panel and/or the High Court, in each case if required);

“EU Merger Regulation”, means Council Regulation (EC) No. 139/2004;

“Exchange Act”, means the United States Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder;

“Existing Lender”, means European Investment Bank;

“Existing Loan Agreement”, means a certain finance contract, dated as of 27 March 2015, by and among Innocoll, the Innocoll Borrower and the Existing Lender, as in effect on the date of this Announcement;

“FDA”, means the United States Food and Drug Administration;

“Final Recommendation Change Notice”, shall have the meaning given to that term in Clause 5.2.7(a) of the Transaction Agreement;

“German Option Agreement”, means that certain Option Agreement, dated as of 10 July, 2014, by and among Innocoll AG, a stock corporation under German law and the individual “shareholders” and “optionholders” listed as party thereto, as amended, restated, supplemented and/or otherwise modified from time to time;

“German Options”, means the options to purchase Innocoll Shares pursuant to the German Option Agreement;

“Governmental Authorization”, means any franchise, grant, consent, approval, order, waiver, variance, exception, permit, license, permission, clearance, certificate, registration, qualification or authorization of any Relevant

37

Authority or pursuant to any applicable Law (including any of the foregoing that relate to export control) necessary for Innocoll and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as currently conducted;

“Governmental Body”, means any Irish, United States, foreign or supranational, federal, state, local or other governmental or regulatory authority or agency in any jurisdiction;

“Gurnet Bidco”, means Lough Ree Technologies Limited, a company incorporated in Ireland with registered number 594503 having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland;

“Gurnet Point” means Gurnet Point L.P., a Delaware incorporated limited partnership that acts through its general partner, Waypoint International;

“Gurnet Point Group”, means collectively, Gurnet Point and all of its Subsidiaries, including Gurnet Bidco;

“Gurnet Point Party”, means collectively, Gurnet Point and Gurnet Bidco;

“High Court”, means the High Court of Ireland;

“IASB”, means the International Accounting Standards Board;

“IFRS”, means international financial reporting standards, as issued by the IASB;

“Innocoll” means Innocoll Holdings plc, a company incorporated in Ireland with registered number 544604 having its registered office at 9, Block D, Monksland Business Park, Monksland, Athlone, County Roscommon, Ireland;

“Innocoll 2015 Plan”, means the Innocoll Holdings plc Amended and Restated 2015 Stock Option Plan;

“Innocoll 2016 Plan”, means the Innocoll Holdings plc 2016 Omnibus Incentive Plan;

“Innocoll Board”, means the board of directors of Innocoll from time to time and for the time being;

“Innocoll Borrower”, means Innocoll Pharmaceuticals Limited, a private limited liability company, incorporated under the laws of Ireland (registration number 395965);

“Innocoll Change of Recommendation” shall have the meaning given to that term in Clause 5.2.4 of the Transaction Agreement;

“Innocoll Constitution”, means the constitution of Innocoll in force from time to time;

“Innocoll Disclosure Letter”, means the disclosure letter delivered by Innocoll to Gurnet Point on the date of the Transaction Agreement;

“Innocoll Group”, means Innocoll and all of its Subsidiaries;

“Innocoll Option”, means any option granted to a current or former employee, director or independent contractor of the Innocoll Group to purchase Innocoll Shares pursuant to any of the Innocoll Share Plans;

“Innocoll Option Award Agreement”, means any agreement governing the award of any option granted to a current or former employee, director or independent contractor of the Innocoll Group to purchase Innocoll Shares that is governed by the terms of the applicable award agreement, and which was not granted pursuant to the Innocoll 2015 Plan or the Innocoll 2016 Plan;

“Innocoll Products”, means all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by any member of the Innocoll Group, all products (if any) with respect to which

38

any member of the Innocoll Group has royalty rights, and all products (if any) which contain any Innocoll Intellectual Property;

“Innocoll Restricted Share”, means a Innocoll Share issued pursuant to a Innocoll Share Plan to a current or former employee, director or independent contractor of the Innocoll Group that was acquired by means of subscription and, as of the Effective Time, is subject to restrictions on transfer and a repurchase option;

“Innocoll Restricted Share Award Agreement”, means any agreement that governs the terms and conditions of the grant of Innocoll Restricted Shares;

“Innocoll RSU”, means any right (other than an option) granted pursuant to the Innocoll 2016 Plan to a current or former employee, director or independent contractor of the Innocoll Group that entitles the holder thereof to a Innocoll Share or cash equal to or based on the value of a Innocoll Share;

“Innocoll SEC Documents”, means all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished by Innocoll with the SEC;

“Innocoll Share Awards”, means the Innocoll RSUs and the Innocoll Restricted Shares;

“Innocoll Share Plans”, means the Innocoll 2016 Plan, the Innocoll 2015 Plan, all of the Innocoll Option Award Agreements and all of the Innocoll Restricted Share Award Agreements;

“Innocoll Shareholders”, means the holders of Innocoll Shares;

“Innocoll Shares”, means the ordinary shares with a par value of $0.01 per share each in the capital of Innocoll;

“Intellectual Property”, means all rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexamination certificates and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (v) trade secrets, know-how, and other confidential or proprietary information (“Trade Secrets”); (vi) all other intellectual property rights arising from or relating to Technology; and (vii) all rights relating to or under the foregoing granted under any Contracts;

“IP License(s)”, has the meaning given to that term in Clause 6.19(a)(vii) of the Transaction Agreement;

“Ireland”, means the island of Ireland, excluding the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland, and the word “Irish” shall be construed accordingly;

“Irish Takeover Rules”, means the Irish Takeover Panel Act, 1997, Takeover Rules, 2013;

“Law”, means any applicable federal, state, local, municipal, foreign, supranational or other law, statute, constitution, principle of common law, resolution, ordinance, code, agency requirement, license, permit, edict, binding directive, decree, rule, regulation, judgment, order, injunction, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body or Relevant Authority (or under the authority of NASDAQ);

“Marks”, shall have the meaning given to that term in the definition of “Intellectual Property”;

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“Material Adverse Effect”, means such event, development, occurrence, state of facts or change that has (1) a material adverse effect on the ability of the Innocoll Group to consummate the transactions contemplated by the Transaction Agreement or (2) a material adverse effect on the business, operations or financial condition of Innocoll and its Subsidiaries, taken as a whole, but, in the case of this clause (2), shall not include (a) events, developments, occurrences, states of facts or changes to the extent arising from (i) changes generally affecting the pharmaceutical, biotechnology or medical device industries or the segments thereof in which Innocoll and its Subsidiaries operate in the United States or elsewhere, (ii) changes generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (iv) changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions, IFRS or US GAAP or other accounting standards (or interpretations thereof) (provided, that, in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Innocoll is disproportionately affected relative to other similarly situated companies) or (v) actions of Innocoll or any of its Subsidiaries which Gurnet Point has expressly requested in writing; or (b) any decline in the stock price of the Innocoll Shares on the NASDAQ or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of the Transaction Agreement or the transactions contemplated thereby or the performance of and the compliance with the Transaction Agreement, including (i) any impact thereof on relationships (contractual or otherwise) with customers, vendors, lenders, employees, business partners or Governmental Bodies or (ii) any litigation arising therefrom or with respect thereto;

“Material Contracts”, means the Contracts described in Clause 6.1.9(a) of the Transaction Agreement;

“Member State”, means a state which is a member state of the European Union;

“Most Recent Balance Sheet”, means the audited consolidated balance sheet of Innocoll and its consolidated Subsidiaries as of December 31, 2016 included in Innocoll’s Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 16, 2017;

“NASDAQ”, means the NASDAQ Global Market;

“Orders”, shall have the meaning given to that term in Clause 6.1.5(a) of the Transaction Agreement;

“Panel”, means the Irish Takeover Panel;

“Parties”, means Innocoll, Gurnet Point and Gurnet Bidco, and “Party” shall mean either Innocoll, on the one hand, or Gurnet Point or Gurnet Bidco (whether individually or collectively), on the other hand (as the context requires);

“Patents”, shall have the meaning given to that term in the definition of “Intellectual Property”;

“Person” or “person”, means an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Purchased Intellectual Property”, means all Intellectual Property owned or purported to be owned by any member of the Innocoll Group;

“Registrar of Companies”, means the Registrar of Companies in Dublin, Ireland (being the “Registrar” as defined in Section 2 of the Act);

“Regulatory Agency”, means any Relevant Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, development, manufacturing, marketing, distribution, sale, pricing, import or export of the Innocoll Products;

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“Regulatory Permits”, shall have the meaning given to that term in Clause 6.1.16(a) of the Transaction Agreement;

“Relevant Authority”, means any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, arbitrator, arbitration panel, or other regulatory authority or agency, including courts and other judicial bodies, or any competition, antitrust, foreign investment review or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel, the High Court and the SEC;

“Resolutions”, means, collectively, the Scheme Meeting Resolution and the EGM Resolutions, which will be set out in the Scheme Document;

“Rights Agent”, means the agent appointed pursuant to and as defined in the CVR Agreement;

“Scheme”, means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction under Sections 84 and 85 of the Act to effect the Acquisition pursuant to and on the terms set forth in the Transaction Agreement and this Announcement, and in such form not being inconsistent therewith as the Parties, acting reasonably, mutually agree in writing, including any revision thereof as may be so agreed between the Parties and, as required, by the Panel and the High Court;

“Scheme Document”, means a document comprising the scheme document (including any amendments or supplements thereto) to be distributed to Innocoll Shareholders and, for information only, to holders of Innocoll Options or Innocoll Share Awards and the holders of German Options (other than Terminating German Optionholders), containing:

1.	the Scheme;

2.	the notice or notices of the Scheme Meeting and the EGM;

3.	an explanatory statement as required by Section 452 of the Act with respect to the Scheme;

4.	such other information as may be required or necessary pursuant to the Act, the Exchange Act or the Irish Takeover Rules (or required by the Panel); and

5.	such other information as Innocoll and Gurnet Bidco shall agree, each acting reasonably;

“Scheme Meeting”, means the meeting or meetings of the Innocoll Shareholders or, if applicable, any class of Innocoll Shareholders (as may be directed by the High Court pursuant to Section 450(5) of the Act) (and any adjournment of any such meeting or meetings) convened by (i) resolution of the Innocoll Board or (ii) order of the High Court, in either case pursuant to Section 450 of the Act, to consider and vote on the Scheme Meeting Resolution;

“Scheme Meeting Resolution”, means the resolution to be considered and voted on at the Scheme Meeting proposing that the Scheme, with or without amendment (but subject to such amendment being acceptable to each of Innocoll and Gurnet Bidco, except for a technical or procedural amendment which is required for the proper implementation of the Scheme and does not have a substantive consequence on the implementation of the Scheme), be agreed to;

“SEC”, means the United States Securities and Exchange Commission;

“Securities Act”, means the United States Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder;

“Subsidiary”, means, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than

41

50% of the aggregate voting power;

“Takeover Offer”, means an offer in accordance with Clause 3.6 of the Transaction Agreement for the entire issued and to be issued share capital of Innocoll (other than any Innocoll Shares beneficially owned by any member of the Gurnet Point Group (if any)), including any amendment or revision thereto pursuant to the Transaction Agreement, the full terms of which would be set out in the Takeover Offer Documents or (as the case may be) any revised offer document(s);

“Takeover Offer Documents”, means, if, following the date hereof, Gurnet Bidco elects to implement the Acquisition by way of a Takeover Offer in accordance with Clause 3.6 of the Transaction Agreement, means the documents to be despatched to Innocoll Shareholders and others by Gurnet Bidco containing, amongst other things, the Takeover Offer, the Conditions (to the extent appropriate in the case of a Takeover Offer, and as amended in such manner as Gurnet Bidco and Innocoll shall determine, and the Panel shall agree, to be necessary to reflect the terms of the Takeover Offer) and certain information about Gurnet Point, Gurnet Bidco and Innocoll and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act”, means the Irish Takeover Panel Act 1997, as amended;

“Tax” (or “Taxes” and, with correlative meaning, the term “Taxable”), means all national, federal, state, local or other taxes imposed by the United States, Ireland, and any other Relevant Authority, including income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, universal social charge, pay related social insurance and other similar contributions, sales, employment, unemployment, disability, use, property, gift tax, inheritance tax, unclaimed property, escheat, withholding, excise, production, value added, goods and services, trading, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, surcharges and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not, and any liability in respect of any of the foregoing items payable by reason of contract, assumption, transferee or Successor liability;

“Tax Return”, means any return (including any information return), report, statement, declaration, estimate, schedule, or information, including any amendments thereof, filed with, or required to be filed with, any Relevant Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax;

“Technology”, means collectively, all software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing;

“Terminating German Optionholder”, shall have the meaning given to that term in Clause 4.5.1 of the Transaction Agreement;

“Trade Secrets”, shall have the meaning given to that term in the definition of “Intellectual Property”;

“Transaction Agreement”, the transaction agreement dated April 4, 2017 between Gurnet Point, Gurnet Bidco and Innocoll in relation to the implementation of the Scheme and the Acquisition, a copy of which is set out at Appendix III to this Announcement;

“Transactions”, means the transactions contemplated by the Transaction Agreement, including the Acquisition;

“US$”, “$” or “USD”, means United States dollars, the lawful currency of the United States of America;

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“US” or “United States”, means the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“US GAAP”, means US generally accepted accounting principles;

“Voting Record Time”, means the time and date to be specified as the voting record time for the Scheme Meeting (or any adjournment thereof) in the Scheme Document; and

“Waypoint International” means Waypoint International GP LLC, a Delaware incorporated limited liability company, that is the general partner of Gurnet Point.

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APPENDIX II

SOURCES AND BASES OF INFORMATION

Unless otherwise stated in this Announcement:

1.	the value attributed to the fully diluted ordinary share capital of Innocoll is based on:

•	The maximum aggregate Consideration of $6.65 per Innocoll Share;

•	30,095,931 Innocoll Shares in issue; and

•	19,150 new Innocoll Shares which may be issued upon the exercise of Innocoll Options calculated using the treasury stock method in relation to the 124,000 Innocoll Options with an exercise price that is equal to or lower than $6.65 per share. The fully diluted share capital of Innocoll excludes all Innocoll Options with an exercise price that is higher than $6.65 per share; and

•	1,329,000 Innocoll RSUs to be cancelled in exchange for the per share consideration of $1.75 in cash and a CVR in each case, as at April 3, 2017, being the latest practicable date prior to the date of this Announcement;

2.	all prices for Innocoll Shares have been derived from Bloomberg and, unless otherwise stated, represent Closing Prices on the relevant date(s);

3.	all share prices expressed in US dollars have been rounded to the nearest whole cent and all percentages have been rounded to one decimal place;

4.	unless otherwise stated, the financial information relating to Innocoll has been extracted from its Form 10-K for the fiscal year ended December 31, 2016 prepared in accordance with US GAAP; and

5.	references to the transaction-related arrangements in place between Gurnet Point, Gurnet Bidco, Gurnet Point Capital and Innocoll are sourced from:

5.1       the Confidentiality Agreement;

5.2       the Transaction Agreement;

5.3       the CVR Agreement;

5.4       the Loan Agreement; and

5.5       the Expenses Reimbursement Agreement.

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APPENDIX III

TRANSACTION AGREEMENT

45

INNOCOLL HOLDINGS PLC,

GURNET POINT L.P.

(acting through its general partner, Waypoint International GP LLC)

and

LOUGH REE TECHNOLOGIES LIMITED

TRANSACTION AGREEMENT

i

4.7.	Amendment of Articles	31

4.8.	Withholding Taxes	31

5.	Innocoll and Gurnet Conduct	31

5.1.	Conduct of Business by Innocoll	31

5.2.	Non-Solicitation	32

6.	Warranties	37

6.1.	Innocoll Warranties	37

6.2.	Gurnet Warranties	59

7.	Additional Agreements	62

7.1.	Consents and Regulatory Approvals	62

7.2.	Directors’ and Officers’ Indemnification and Insurance	66

7.3.	Financing Cooperation	67

7.4.	Transaction Litigation	70

7.5.	Rule 16b-3 Actions	70

7.6.	No Registration of CVRs	71

7.7.	Employment and Benefit Matters	71

8.	Completion of Acquisition	71

8.1.	Completion Date	71

8.2.	Innocoll Board Meeting	72

8.3.	Completion Obligations	72

8.4.	Payment of Consideration	73

9.	Termination	73

9.1.	Termination	73

10.	General	75

10.1.	Announcements	75

10.2.	Notices	76

ii

10.3.	Assignment	77

10.4.	Counterparts	77

10.5.	Amendment	77

10.6.	Entire Agreement	78

10.7.	Inadequacy of Damages	78

10.8.	Remedies and Waivers	78

10.9.	Severability	78

10.10.	No Partnership and No Agency	78

10.11.	Further Assurance	79

10.12.	Costs and Expenses	79

10.13.	No Third-Party Rights	79

10.14.	Governing Law and Jurisdiction	79

10.15.	Non-Survival of Representations and Warranties	79

Schedule 1 – Innocoll Conduct

Annex 1 – Rule 2.5 Announcement

Annex 2 – Form of CVR Agreement

Annex 3 – Form of Loan Agreement

Annex 4 – Innocoll FIRPTA Certificate

Annex 5 – U.S. Subsidiary FIRPTA Certificate

iii

THIS TRANSACTION AGREEMENT is made on April 4, 2017

AMONG:

INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY
a company incorporated in Ireland
with registered number 544604
having its registered office at
Unit 9, Block D, Monksland Business Park, Monksland, Athlone, County Roscommon, Ireland
(hereinafter called “Innocoll”),

GURNET POINT L.P.,
a Delaware limited partnership

(acting through its general partner, Waypoint International GP LLC
(hereinafter called “Gurnet”)

-and-

LOUGH REE TECHNOLOGIES LIMITED
an Irish private limited company and a wholly-owned Subsidiary of Gurnet
(hereinafter called “Gurnet Sub”)

RECITALS:

A.	Gurnet has agreed to make a proposal to cause Gurnet Sub to acquire Innocoll on the terms set out in the Rule 2.5 Announcement (as defined below).

B.	This Transaction Agreement (this “Agreement”) sets out certain matters relating to the conduct of the Acquisition (as defined below) that have been agreed by the Parties (as defined below).

C.	The Parties intend that the Acquisition will be implemented by way of the Scheme (as defined below), although this may, subject to the consent of the Panel (where required), be switched to a Takeover Offer (as defined below) in accordance with the terms set out in this Agreement.

THE PARTIES AGREE as follows:

1.	Interpretation

1.1.	Definitions

In this Agreement, including the Recitals, the following words and expressions shall have the meanings set opposite them:

“Acquisition”, means the proposed acquisition by Gurnet Sub of Innocoll by means of the Scheme or (subject to the provisions of Clause 3.6 and Rule 41.3 of the Takeover Rules) a Takeover Offer pursuant to this Agreement (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time, subject to the consent of the Panel where required), including, in each case, the payment by Gurnet Sub of the aggregate Consideration as described in the Rule 2.5 Announcement and provided for in this Agreement;

“Act”, means the Companies Act 2014 and all enactments which are to be read as one with, or construed or read together as one with, the Companies Act 2014;

“Acting in Concert”, shall have the meaning given to that term in the Takeover Panel Act;

“Action”, means any civil, criminal or administrative lawsuit, claim, complaint, demand, action, hearing, investigation, enforcement action, settlement, notice of violation or proceeding by, from or before any Relevant Authority;

“Affiliate”, means, in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise);

“Agreement”, shall have the meaning given to that term in the Recitals;

“Antitrust Laws”, shall have the meaning given to that term in Clause 7.1.4(a);

“Bribery Act”, means the United Kingdom Bribery Act 2010;

“Bribery Legislation”, means all and any of the following: the FCPA; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which any member of the Innocoll Group operates;

“Business Day”, means any day, other than a Saturday, Sunday, public holiday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Capitalisation Date”, shall have the meaning given to that term in Clause 6.1.3(a);

“Cash Consideration”, means $1.75 per Innocoll Share;

“CERCLA”, shall have the meaning given to that term in Clause 6.1.18;

“Clearances”, means all consents, licenses, authorizations, clearances, approvals, permissions, permits, non-actions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party in connection with the implementation of the Scheme and/or the Acquisition;

“Code”, shall mean the United States Internal Revenue Code of 1986, amended;

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“Completion”, means completion of the Acquisition;

“Completion Date”, shall have the meaning given to that term in Clause 8.1.1;

“Concert Parties”, means, in relation to any Party, such persons as are Acting in Concert with that Party (including such persons as are deemed to be Acting in Concert with that Party pursuant to Rule 3.3 of Part A of the Takeover Rules);

“Conditions”, means the conditions to the Scheme and the Acquisition set forth in Appendix 1 to the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Confidentiality Agreement”, means the confidentiality agreement between Innocoll and Gurnet Point Capital LLC, dated December 5, 2016, as it may be amended in writing by Gurnet and Innocoll from time to time;

“Consideration”, means the Cash Consideration plus the CVR Consideration;

“Contract”, means any legally binding written, oral or other agreement, amendment, contract, subcontract, lease, understanding, instrument, note, debenture, indenture, warrant, option, warranty, purchase order, license, sublicense, insurance policy or other similar legally binding commitment or undertaking of any nature;

“Copyrights”, shall have the meaning given to that term in the definition of “Intellectual Property”;

“Court Hearing”, means the hearing by the High Court of the petition to sanction the Scheme under Section 449 to 455 of the Act;

“Court Order”, means the order or orders of the High Court sanctioning the Scheme under Section 453 of the Act and confirming the related reduction of capital under Sections 84 and 85 of the Act forming part of the Scheme;

“CVR”, means the right to receive a contingent cash payment upon the achievement of certain milestones to be issued by Gurnet Sub as part of the consideration, on the terms and subject to the conditions set forth in the CVR Agreement (collectively, the “CVRs”);

“CVR Agreement”, means the Contingent Value Rights Agreement to be entered into between Gurnet Sub and the Rights Agent, in substantially the form attached hereto as Annex 2;

“CVR Consideration”, means one CVR per Innocoll Share;

“Deferred Shares”, shall have the meaning given to that term in Clause 6.1.3(a);

“Effective Date”, means the date on which, (i) the Scheme becomes effective in accordance with its terms or (ii) if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having become (or having been declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Documents and the requirements of the Takeover Rules;

3

“Effective Time”, means the time on the Effective Date at which the Court Order and a copy of the minute required by Section 86 of the Act are registered by the Registrar of Companies or, as the case may be, the Takeover Offer becomes (or is declared) unconditional in all respects;

“EGM”, means the extraordinary general meeting of Innocoll Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be held as soon as the Scheme Meeting shall have been concluded or adjourned (it being understood that if the Scheme Meeting is adjourned, the EGM shall be correspondingly adjourned);

“EGM Resolutions”, means the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the related reduction of capital of Innocoll, changes to the Innocoll Constitution and such other matters as Innocoll reasonably determines, subject to the consent of Gurnet (such consent not to be unreasonably withheld, conditioned or delayed), to be necessary or desirable for the purposes of implementing the Scheme or the Acquisition;

“Encumbrance”, means any lien, license, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, pre-emptive right, community property interest or other similar restriction or charges of any kind on (i) the voting of any security; (ii) the possession or transfer of any security, property or other asset; (iii) the receipt of any income derived from any asset; or (iv) use of any asset;

“End Date”, means October 4 2017, or such other date as the Parties may agree (with the consent of the Panel and/or the High Court, in each case if required);

“Environmental Laws”, shall have the meaning given to that term in Clause 6.1.18;

“Environmental Liability”, shall have the meaning given to that term in Clause 6.1.18;

“Environmental Permits”, shall have the meaning given to that term in Clause 6.1.18;

“ERISA”, means the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”, means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

“Euro Deferred Shares”, shall have the meaning given to that term in Clause 6.1.3(a);

“Exchange Act”, means the United States Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder;

“Executive Officers”, means the executive officers of Innocoll listed in Clause 1.1 of the Innocoll Disclosure Letter;

“Existing Lender”, means European Investment Bank;

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“Existing Loan Agreement”, means that certain finance contract, dated as of March 27, 2015, by and among Innocoll, the Innocoll Borrower and the Existing Lender, as in effect on the date of this Announcement;

“Expenses Reimbursement Agreement”, means the expenses reimbursement agreement dated the date hereof between Gurnet and Innocoll, the terms of which have been approved by the Panel;

“FCPA”, means United States Foreign Corrupt Practices Act of 1977, as amended;

“FDA”, means the United States Food and Drug Administration;

“FDCA”, means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended;

“Final Recommendation Change Notice”, shall have the meaning given to that term in Clause 5.2.7(a);

“Financing”, means any third-party debt financing that is incurred or intended to be incurred by or provided to any member of the Gurnet Group for the purposes of financing the Transactions (including for purposes of funding the Cash Consideration payable by Gurnet and/or Gurnet Sub in the Scheme) or to refinance or refund any existing Indebtedness of Innocoll or any of its Subsidiaries in connection with the Transactions, including the offering or private placement of debt securities;

“Financing Sources”, means the entities that have committed, or that in the future will commit, to provide or arrange the Financing or other financings in connection with the Transactions, including the parties to any joinder agreements, fee letters or credit agreements entered pursuant thereto or relating thereto, and together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such entity, other Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing, but excluding the Parties and their Subsidiaries, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns;

“German Option Agreement”, means that certain Option Agreement, dated as of 10 July, 2014, by and among Innocoll AG, a stock corporation under German law and the individual “shareholders” and “optionholders” listed as party thereto, as amended, restated, supplemented and/or otherwise modified from time to time;

“German Optionholder”, means the holder of a German Option;

“German Options”, means the options to purchase Innocoll Shares pursuant to the German Option Agreement;

“Gurnet”, shall have the meaning given to that term in the Preamble;

“Gurnet Board”, means the board of managers of the general partner of Gurnet;

“Gurnet Financing Information”, shall have the meaning given to that term in Clause 3.4.3(a);

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“Gurnet Group”, means collectively, Gurnet and all of its Subsidiaries, including Gurnet Sub;

“Gurnet Loan”, means a USD10,000,000 loan facility to be made available by Gurnet or an Affiliate of Gurnet to the Innocoll Borrower on a second lien secured basis pursuant to the terms and on the conditions set out in the Loan Agreement;

“Gurnet Parties”, means collectively, Gurnet and Gurnet Sub;

“Gurnet Reimbursement Payment”, shall have the meaning given to that term in the Expenses Reimbursement Agreement;

“Gurnet Sub”, shall have the meaning given to that term in the Preamble;

“Governmental Authorisation”, means any franchise, grant, consent, approval, order, waiver, variance, exception, permit, license, permission, clearance, certificate, registration, qualification or authorisation of any Relevant Authority or pursuant to any applicable Law (including any of the foregoing that relate to export control) necessary for Innocoll and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as currently conducted;

“Governmental Body”, means any Irish, United States, foreign or supranational, federal, state, local or other governmental or regulatory authority or agency in any jurisdiction;

“Healthcare Laws”, shall have the meaning given to that term in Clause 6.1.16(b);

“High Court”, means the High Court of Ireland;

“IASB”, means the International Accounting Standards Board;

“IFRS”, means international financial reporting standards, as issued by the IASB;

“Indebtedness”, means any and all (i) indebtedness for borrowed money, whether current or funded, secured or unsecured, including that evidenced by notes, bonds, debentures or other similar instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) amounts owed with respect to drawn letters of credit, (iii) cash overdrafts, and (iv) outstanding guarantees of obligations of the type described in clauses (i) through (iii) above;

“Innocoll”, shall have the meaning given to that term in the Preamble;

“Innocoll 2015 Plan”, means the Innocoll Holdings plc Amended and Restated 2015 Stock Option Plan;

“Innocoll 2016 Plan”, means the Innocoll Holdings plc 2016 Omnibus Incentive Plan;

“Innocoll Alternative Proposal”, means any bona fide proposal or bona fide offer, which proposal or offer may be subject to due diligence, definitive documentation or both, made by any person (other than a proposal or offer pursuant to Rule 2.5 of the Takeover Rules by Gurnet or any of its Concert Parties) for:

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(a)	the acquisition of Innocoll by scheme of arrangement, takeover offer or business combination transaction;

(b)	recapitalisation, or similar transaction involving Innocoll that, if consummated, would result in the holders of Innocoll Shares immediately prior to such transaction owning, in the aggregate, less than 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof;

(c)	the direct or indirect acquisition by any Person of more than 20% of the assets of the Innocoll Group, taken as a whole, measured by either book value or fair market value (including equity securities of Innocoll’s Subsidiaries); or

(d)	the direct or indirect acquisition by any Person of more than 20% of the voting power or the issued share capital of Innocoll, including any offer or exchange offer that if consummated would result in any Person beneficially owning shares with more than 20% of the voting power of Innocoll;

“Innocoll Benefit Plan”, means any arrangement or agreement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA and any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not any such plan is subject to ERISA), and any other any plan, policy, program, practice, arrangement, understanding or arrangements providing compensation to any current or former director, officer, employee or consultant of Innocoll or any ERISA Affiliate, which is maintained, sponsored or contributed to by Innocoll or any ERISA Affiliate, or to which Innocoll or any ERISA Affiliate has any obligation to make contributions or has any liability, whether actual or contingent, including any and all pension, bonus, incentive, equity-based compensation, cafeteria, medical, disability, retirement, deferred compensation, vacation, severance, employment, retention, change of control or fringe benefit policies, programs or arrangements;

“Innocoll Board”, means the board of directors of Innocoll from time to time and for the time being;

“Innocoll Borrower”, means Innocoll Pharmaceuticals Limited;

“Innocoll Change of Recommendation”, shall have the meaning given to that term in Clause 5.2.4;

“Innocoll Constitution”, means the constitution of Innocoll in force from time to time;

“Innocoll Disclosure Letter”, means the disclosure letter delivered by Innocoll to Gurnet on the date hereof;

“Innocoll Employee”, means an employee of any member of the Innocoll Group who remains employed after the Effective Time;

“Innocoll Group”, means Innocoll and all of its Subsidiaries;

“Innocoll Indemnified Parties” and “Innocoll Indemnified Party”, shall have the meaning given to those terms in Clause 7.2.1;

“Innocoll IT Systems”, shall have the meaning given to that term in Clause 6.1.12(i);

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“Innocoll Option”, means any option granted to a current or former employee, director or independent contractor of the Innocoll Group to purchase Innocoll Shares pursuant to any of the Innocoll Share Plans;

“Innocoll Option Award Agreement”, means any agreement governing the award of any option granted to a current or former employee, director or independent contractor of the Innocoll Group to purchase Innocoll Shares that is governed by the terms of the applicable award agreement, and which was not granted pursuant to the Innocoll 2015 Plan or the Innocoll 2016 Plan;

“Innocoll Products”, means all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by any member of the Innocoll Group, all products (if any) with respect to which any member of the Innocoll Group has royalty rights, and all products (if any) which contain any Innocoll Intellectual Property;

“Innocoll Relevant Employee”, means an employee of any member of the Innocoll Group (i) located at Innocoll’s offices located in Newtown Square, Pennsylvania or (ii) with a title of Vice President or above;

“Innocoll Restricted Share”, means an Innocoll Share issued pursuant to an Innocoll Share Plan to a current or former employee, director or independent contractor of the Innocoll Group that was acquired by means of subscription and, as of the Effective Time, is subject to restrictions on transfer and a repurchase option;

“Innocoll Restricted Share Award Agreement”, means any agreement that governs the terms and conditions of the grant of Innocoll Restricted Shares;

“Innocoll RSU”, means any right (other than an option) granted pursuant to the Innocoll 2016 Plan to a current or former employee, director or independent contractor of the Innocoll Group that entitles the holder thereof to an Innocoll Share or cash equal to or based on the value of an Innocoll Share;

“Innocoll SEC Documents”, means all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished by Innocoll with the SEC;

“Innocoll Share Awards”, means the Innocoll RSUs and the Innocoll Restricted Shares;

“Innocoll Share Plans”, means the Innocoll 2016 Plan, the Innocoll 2015 Plan, all of the Innocoll Option Award Agreements and all of the Innocoll Restricted Share Award Agreements;

“Innocoll Shareholder Approval”,

(a)	the passing of the Scheme Meeting Resolution, by a majority in number of those Innocoll Shareholders (representing at least 75% in value of the Innocoll Shares held by such Innocoll Shareholders) present and voting either in person or by proxy, at the Scheme Meeting (or at any adjournment of such meeting); and

(b)	the EGM Resolutions being duly passed by the requisite majorities of Innocoll Shareholders at the EGM (or at any adjournment of such meeting);

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“Innocoll Shareholders”, means the holders of Innocoll Shares;

“Innocoll Shares”, means the ordinary shares with a par value of US$0.01 per share each in the capital of Innocoll;

“Innocoll Superior Option”, means any Innocoll Option granted under the Innocoll 2016 Plan that has an exercise price equal to or less than $6.65;

“Innocoll Superior Proposal”, means a bona fide Innocoll Alternative Proposal (where each reference to 20% or 80% set forth in the definition of such term shall be deemed to refer to 50%) made by any Person that the Innocoll Board determines in good faith (after consultation with Innocoll’s financial advisor and outside legal counsel) is more favourable to the Innocoll Shareholders than the Transactions, taking into account such financial, regulatory, legal and other aspects of such proposal as the Innocoll Board in good faith considers to be appropriate;

“Innocoll Underwater Option”, means any Innocoll Option that is not an Innocoll Superior Option;

“Intellectual Property”, means all rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexamination certificates and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (v) trade secrets, know-how, and other confidential or proprietary information (“Trade Secrets”); (vi) all other intellectual property rights arising from or relating to Technology; and (vii) all rights relating to or under the foregoing granted under any Contracts;

“IP License(s)”, has the meaning given to that term in Clause 6.19(a)(vii);

“Ireland”, means the island of Ireland, excluding the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland, and the word “Irish” shall be construed accordingly;

“Knowledge”, means, in relation to Innocoll, the actual knowledge, after due inquiry, of Anthony Zook, Lesley Russel, Jose Carmona, Rich Fante or Charles Katzeras;

“Law”, means any applicable federal, state, local, municipal, foreign, supranational or other law, statute, constitution, principle of common law, resolution, ordinance, code, agency requirement, license, permit, edict, binding directive, decree, rule, regulation, judgment, order, injunction, ruling or requirement issued, enacted, adopted, promulgated,

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implemented or otherwise put into effect by or under the authority of any Governmental Body or Relevant Authority (or under the authority of NASDAQ);

“Loan Agreement”, means the Loan and Guaranty Agreement, in substantially the form agreed to by Innocoll and Gurnet as of the date hereof and attached hereto as Annex 3, to be entered into by and among Innocoll (as guarantor), Innocoll Pharmaceuticals Limited (as borrower) and an Affiliate of Gurnet, which shall be a “Qualifying Lender” (as defined in the Loan Agreement);

“Loss”, shall have the meaning given to that term in Clause 7.3.2;

“Marks”, shall have the meaning given to that term in the definition of “Intellectual Property”;

“Material Adverse Effect”, means such event, development, occurrence, state of facts or change that has (1) a material adverse effect on the ability of the Innocoll Group to consummate the transactions contemplated hereby or (2) a material adverse effect on the business, operations or financial condition of Innocoll and its Subsidiaries, taken as a whole, but, in the case of this clause (2), shall not include (a) events, developments, occurrences, states of facts or changes to the extent arising from (i) changes generally affecting the pharmaceutical, biotechnology or medical device industries or the segments thereof in which Innocoll and its Subsidiaries operate in the United States or elsewhere, (ii) changes generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (iv) changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions, IFRS or US GAAP or other accounting standards (or interpretations thereof) (provided, that, in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Innocoll is disproportionately affected relative to other similarly situated companies) or (v) actions of Innocoll or any of its Subsidiaries which Gurnet has expressly requested in writing; or (b) any decline in the stock price of the Innocoll Shares on the NASDAQ or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement, including (i) any impact thereof on relationships (contractual or otherwise) with customers, vendors, lenders, employees, business partners or Governmental Bodies or (ii) any litigation arising therefrom or with respect thereto;

“Material Contracts”, means the Contracts described in Clause 6.1.9(a);

“Most Recent Balance Sheet”, means the audited consolidated balance sheet of Innocoll and its consolidated Subsidiaries as of December 31, 2016 included in Innocoll’s Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 16, 2017;

“NASDAQ”, means the NASDAQ Stock Market;

“Notice Period”, shall have the meaning given to that term in Clause 5.2.7(a);

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“Optionholder”, means the holder of an Innocoll Option;

“Orders”, shall have the meaning given to that term in Clause 6.1.5(a);

“Organisational Documents”, means articles of association, articles of incorporation, certificate of incorporation or bylaws or other equivalent organisational document, as appropriate;

“Panel”, means the Irish Takeover Panel;

“Parties”, means Innocoll, Gurnet and Gurnet Sub, and “Party” shall mean either Innocoll, on the one hand, or Gurnet or Gurnet Sub (whether individually or collectively), on the other hand (as the context requires);

“Patents”, shall have the meaning given to that term in the definition of “Intellectual Property”;

“Permitted Encumbrances”, means any Encumbrance:

(a)	for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or which may hereafter be paid without penalty or for which adequate accruals or reserves have been established in accordance with IFRS (where required);

(b)	which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business consistent with past practice;

(c)	which is disclosed on the most recent consolidated balance sheet of Innocoll (or Gurnet, as the context requires) or notes thereto or securing liabilities reflected on such balance sheet;

(d)	which was incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet of Innocoll (or Gurnet, as the context requires), except for any exclusive licenses of Intellectual Property granted by any member of the Innocoll Group to any third parties;

(e)	non-exclusive licenses of Intellectual Property granted to customers in the ordinary course of business consistent with past practice; or

(f)	which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used;

“Person” or “person”, means an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Personal Information”, means in addition to any definition provided by applicable Law or by any member of the Innocoll Group for any similar term (e.g., “personally identifiable information” or “PII”) in any of the Innocoll Group’s privacy policies or other public-facing statements, all information identifying, regarding or capable of being associated with

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an individual person or device, including (but not limited to) medical, health, or insurance information;

“Petition”, means the petition to the High Court seeking the Court Order;

“Privacy Laws”, means any all applicable Laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Information;

“Privacy Policies”, shall have the meaning given to that term in Clause 6.1.13(a);

“Proxy Statement”, means the Scheme Document, which shall also constitute the proxy statement (and any amendments or supplements thereto) to be filed with the SEC, relating to the matters to be submitted to the Innocoll Shareholders at the Scheme Meeting and the EGM;

“Purchased Intellectual Property”, means all Intellectual Property owned or purported to be owned by any member of the Innocoll Group;

“RCRA”, shall have the meaning given to that term in Clause 6.1.18;

“Registered Company IP”, shall have the meaning given to that term in Clause 6.1.12(a);

“Registrar of Companies”, means the Registrar of Companies in Dublin, Ireland (being the “Registrar” as defined in Section 2 of the Act);

“Regulatory Agency”, means any Relevant Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, development, manufacturing, marketing, distribution, sale, pricing, import or export of the Innocoll Products;

“Regulatory Information Service”, means a regulatory information service as defined in the Takeover Rules;

“Regulatory Permits”, shall have the meaning given to that term in Clause 6.1.16(a);

“Release”, shall have the meaning given to that term in Clause 6.1.18;

“Relevant Authority”, means any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, arbitrator, arbitration panel, or other regulatory authority or agency, including courts and other judicial bodies, or any competition, antitrust, foreign investment review or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel, the High Court and the SEC;

“Relevant Innocoll Underwater Option”, shall have the meaning given to that term in Clause 4.2.1;

“Removal, Remedial or Response”, shall have the meaning given to that term in Clause 6.1.18;

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“Representatives”, means in relation to any person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants, other professional advisers or representatives of such person;

“Resolutions”, means, collectively, the Scheme Meeting Resolution and the EGM Resolutions, which will be set out in the Scheme Document;

“Restricted Share Holder”, means the holder of an Innocoll Restricted Share;

“Rights Agent”, shall have the meaning ascribed to such term in the CVR Agreement.

“RSU Award Holder”, means the holder of an Innocoll RSU Award;

“Rule 2.5 Announcement”, means the announcement to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules, a copy of which is attached as Annex 1 to this Agreement;

“Rule 15 Proposals”, means the proposals required to be made pursuant to Rule 15 of the Takeover Rules to holders of Innocoll Options and Innocoll Share Awards and the holders of German Options (other than Terminating German Optionholders);

“Sanction Date”, means the date of sanction by the High Court (without material modification) of the Scheme pursuant to Sections 449 to 455 of the Act and the confirmation of the related reduction of capital involved therein by the High Court on or before the End Date;

“Scheme”, means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction under Sections 84 and 85 of the Act to effect the Acquisition pursuant to and on the terms set forth in this Agreement and the Rule 2.5 Announcement, and in such form not being inconsistent therewith as the Parties, acting reasonably, mutually agree in writing, including any revision thereof as may be so agreed between the Parties and, as required, by the Panel and the High Court;

“Scheme Document”, means a document comprising the scheme document (including any amendments or supplements thereto) to be distributed to Innocoll Shareholders and, for information only, to holders of Innocoll Options or Innocoll Share Awards and the holders of German Options (other than Terminating German Optionholders), containing:

1.	the Scheme;

2.	the notice or notices of the Scheme Meeting and the EGM;

3.	an explanatory statement as required by Section 452 of the Act with respect to the Scheme;

4.	such other information as may be required or necessary pursuant to the Act, the Exchange Act or the Takeover Rules (or required by the Panel); and

5.	such other information as Innocoll and Gurnet shall agree, each acting reasonably;

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“Scheme Meeting”, means the meeting or meetings of the Innocoll Shareholders or, if applicable, any class of Innocoll Shareholders (as may be directed by the High Court pursuant to Section 450(5) of the Act) (and any adjournment of any such meeting or meetings) convened by (i) resolution of the Innocoll Board or (ii) order of the High Court, in either case pursuant to Section 450 of the Act, to consider and vote on the Scheme Meeting Resolution;

“Scheme Meeting Resolution”, means the resolution to be considered and voted on at the Scheme Meeting proposing that the Scheme, with or without amendment (but subject to such amendment being acceptable to each of Innocoll and Gurnet, except for a technical or procedural amendment which is required for the proper implementation of the Scheme and does not have a substantive consequence on the implementation of the Scheme), be agreed to;

“Scheme Recommendation”, means the unanimous recommendation of the Innocoll Board that Innocoll Shareholders vote in favour of the Resolutions;

“SEC”, means the United States Securities and Exchange Commission;

“Securities Act”, means the United States Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder;

“Subsidiary”, means , in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Superior Proposal Notice”, shall have the meaning given to that term in Clause 5.2.7(a);

“Takeover Offer”, means an offer in accordance with Clause 3.6 for the entire issued and to be issued share capital of Innocoll (other than any Innocoll Shares beneficially owned by any member of the Gurnet Group (if any)), including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Documents or (as the case may be) any revised offer document(s);

“Takeover Offer Documents”, means, if, following the date hereof, Gurnet elects to implement the Acquisition by way of a Takeover Offer in accordance with Clause 3.6, means the documents to be dispatched to Innocoll Shareholders and others by Gurnet Sub containing, amongst other things, the Takeover Offer, the Conditions (to the extent appropriate in the case of a Takeover Offer, and as amended in such manner as Gurnet and Innocoll shall determine, and the Panel shall agree, to be necessary to reflect the terms of the Takeover Offer) and certain information about Gurnet, Gurnet Sub and Innocoll and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act”, means the Irish Takeover Panel Act 1997, as amended;

“Takeover Rules”, means the Irish Takeover Panel Act 1997, Takeover Rules, 2013;

“Tax” (or “Taxes” and, with correlative meaning, the term “Taxable”), means all national, federal, state, local or other taxes imposed by the United States, Ireland, and any other

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Relevant Authority, including income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, universal social charge, pay related social insurance and other similar contributions, sales, employment, unemployment, disability, use, property, gift tax, inheritance tax, unclaimed property, escheat, withholding, excise, production, value added, goods and services, trading, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, surcharges and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not, and any liability in respect of any of the foregoing items payable by reason of contract, assumption, transferee or Successor liability;

“Tax Return”, means any return (including any information return), report, statement, declaration, estimate, schedule, or information, including any amendments thereof, filed with, or required to be filed with, any Relevant Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax;

“Technology”, means collectively, all software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing;

“Terminating German Optionholder”, shall have the meaning given to that term in Clause 4.5.1;

“Trade Secrets”, shall have the meaning given to that term in the definition of “Intellectual Property”;

“Transactions”, means the transactions contemplated by this Agreement, including the Acquisition;

“Treasury Regulations”, means the regulations promulgated under the Code, as such regulations may be amended from time to time;

“US$”, “$” or “USD”, means United States dollars, the lawful currency of the United States of America;

“US” or “United States”, means the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“US GAAP”, means US generally accepted accounting principles;

“US Subsidiary”, means Innocoll, Inc., a Subsidiary of Innocoll organized in the United States; and

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“€”, “EUR”, or “euro”, means the single currency unit provided for in Council Regulation (EC) Number 974/98 of 8 May 1990, being the lawful currency of Ireland.

1.2.	Construction

1.2.1.	In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause hereof.

1.2.2.	In this Agreement, save as otherwise provided herein, any reference herein to a section, subsection, clause, sub-clause, schedule, paragraph or sub-paragraph shall be a reference to a section, subsection, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

1.2.3.	In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

1.2.4.	In this Agreement, the masculine gender shall include the feminine and neuter and vice versa and the singular number shall include the plural and vice versa.

1.2.5.	In this Agreement, the term “officers” shall be construed to mean corporate officers and executive officers.

1.2.6.	In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

1.2.7.	In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.2.8.	In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3.	Captions

The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

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1.4.	Time

References to times are to New York City times unless otherwise specified.

2.	Rule 2.5 Announcement and Scheme Document

2.1.	Rule 2.5 Announcement

2.1.1.	Each Party confirms that its respective board of directors or equivalent governing body (or a duly authorised committee thereof) has approved the contents and release of the Rule 2.5 Announcement.

2.1.2.	Forthwith upon the execution of this Agreement, the Parties shall, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Rule 2.5 Announcement to a Regulatory Information Service by no later than 11:59, P.M., New York City time, on April 4, 2017, or such later time on that date as may be agreed between the Parties in writing.

2.1.3.	The obligations of the Parties under this Agreement, other than the obligations under Clause 2.1.2, shall be conditional on the release of the Rule 2.5 Announcement to a Regulatory Information Service in accordance with Clause 2.1.2.

2.1.4.	Innocoll confirms that, as of the date hereof, the Innocoll Board (i) unanimously supports the terms of the Acquisition as contemplated by this Agreement, (ii) considers that the terms of the Scheme as contemplated by this Agreement are fair to the Innocoll Shareholders and (iii) has resolved to recommend to the Innocoll Shareholders that they vote in favour of the Resolutions. The unanimous intention of the Innocoll Board to recommend that the Innocoll Shareholders vote in favour of the Resolutions, and the related opinion of the financial advisors to the Innocoll Board, are set out in the Rule 2.5 Announcement and, subject to Clause 5.2, the unanimous recommendation of the Innocoll Board shall be incorporated in the Scheme Document and, to the extent required by the Takeover Rules or the rules of the SEC, in any other document sent to Innocoll Shareholders in connection with the Acquisition.

2.1.5.	The Conditions are hereby incorporated in, and shall constitute a part of, this Agreement.

2.2.	Scheme

2.2.1.	Innocoll agrees that, subject to Clause 3.6, it shall put the Scheme to the Innocoll Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or, in the sole discretion of Gurnet Sub, waiver (where permissible) of the Conditions (with the exception of Conditions 2.3 and 2.4 and any other Conditions that by their nature are to be satisfied on the Sanction Date, but subject to the satisfaction or waiver (where permissible) of such Conditions), shall, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition.

2.2.2.	Each of Gurnet and Gurnet Sub agrees that, subject to Clause 3.6, it shall participate in the Scheme and agrees to be bound by its terms and that it shall, subject to the satisfaction or, in the sole discretion of Gurnet Sub, waiver (where

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permissible) of the Conditions, effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme.

2.2.3.	Each of the Parties agrees that it shall fully and promptly perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme and each shall, subject to the terms and conditions of this Agreement, use reasonable best efforts to (including by causing its controlled Concert Parties to, and using reasonable best efforts to cause its Representatives and non-controlled Concert Parties to) act in a manner consistent with the terms of this Agreement pertinent to such Party and take such other steps as are within its power and reasonably required of it for the proper implementation of the Scheme and in connection with Completion.

2.3.	Changes in Shares

If any time during the period between the date of this Agreement and the Effective Time, the issued Innocoll Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganisation, recapitalisation, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, in each case, solely to the extent expressly permitted pursuant to and in accordance with the terms of this Agreement (or otherwise with the prior written consent of Gurnet), the Cash Consideration, the CVR Consideration and any payments to be made under Clause 4 (and any other number or amount contained in this Agreement which is based upon the price or number of the Innocoll Shares, as the case may be) shall be correspondingly adjusted to provide the holders of Innocoll Shares, Innocoll Options, Innocoll Share Awards and German Options (other than Terminating German Optionholders) the same economic effect as contemplated by this Agreement prior to such event.

3.	Implementation of the Scheme

3.1.	Responsibilities of Innocoll in Respect of the Scheme

Innocoll shall:

3.1.1.	be responsible for the preparation of the Scheme Document (subject to Clause 3.2.6), the Proxy Statement and all other documentation necessary to effect the Scheme and to convene the Scheme Meeting and the EGM; and Innocoll shall provide Gurnet with drafts of the Scheme Document and Proxy Statement and afford Gurnet reasonable opportunities to review and make comments on the Scheme Document, Proxy Statement and such other documents, and shall accommodate such comments to the extent that Innocoll, acting reasonably, considers them to be appropriate and/or required in order to ensure that the Scheme Document, Proxy Statement and such other documents are consistent with the Rule 2.5 Announcement and comply with the requirements of the Exchange Act and the rules promulgated thereunder; and as promptly as reasonably practicable after the date hereof, but in any event within 14 days after the date hereof and, subject to the foregoing provisions, Innocoll shall cause to be filed with the SEC, the Proxy Statement, and with the Panel, the Scheme Document;

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3.1.2.	for the purpose of implementing the Scheme, instruct the barrister agreed to by Innocoll and Gurnet prior to the date hereof, and provide Gurnet and its advisors (unless prohibited by applicable Law) with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the Scheme and any issues arising in connection with it, provided that where and to the extent that the barrister is to advise on matters relating to the fiduciary duties of the directors of Innocoll or their responsibilities under the Takeover Rules or any Innocoll Alternative Proposal, Gurnet and its advisors shall not be entitled to attend any such meeting or to receive notice thereof;

3.1.3.	notify Gurnet (as soon as reasonably practicable) of the receipt of any comments from the Panel on, or any request from the Panel for amendments or supplements to, the Scheme Document, the Rule 15 Proposals and the related forms of proxy to be so filed or furnished;

3.1.4.	notify Gurnet (as soon as reasonably practicable) of receipt of any comments, correspondence or communication from the SEC on, or any request from the SEC for amendments or supplements to, the Proxy Statement (and provide copies of any written comments, correspondence or communication);

3.1.5.	as soon as reasonably practicable after it receives notice thereof, advise Gurnet of the time when the SEC confirms that it does not intend to review, or has no further comments with respect to, the Proxy Statement;

3.1.6.	prior to filing or despatch of any amendment or supplement to the Scheme Document requested by the Panel or to the Proxy Statement requested by the SEC, or responding in writing to any comments of the Panel or the SEC, as applicable, with respect thereto, Innocoll shall:

(a)	promptly provide Gurnet with a reasonable opportunity to review and comment on such document or response; and

(b)	promptly discuss with Gurnet and include in such document or response all comments reasonably and promptly proposed by Gurnet;

3.1.7.	provide Gurnet with drafts of any and all pleadings, affidavits, petitions and other filings prepared by Innocoll or its Representatives for submission to the High Court or the SEC in connection with the Scheme (including the Proxy Statement) prior to their filing, afford Gurnet reasonable opportunities to review and make comments on all such documents, and include in such documents all comments reasonably proposed by Gurnet in a timely manner;

3.1.8.	as promptly as is reasonably practicable (taking into account the review and approval requirements of the Panel, with respect to the Scheme Document, and clearance process of the SEC, with respect to the Proxy Statement that must be satisfied prior to the despatch of the Scheme Document), (a) make all necessary applications to the High Court in connection with the implementation of the Scheme (including promptly after the date of the Rule 2.5 Announcement issuing appropriate proceedings requesting the High Court to give directions under Section 450(5) of the Act as to what are the appropriate Scheme Meetings to be held and to order that the Scheme Meeting be convened as promptly as is

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practicable following the publication of the Rule 2.5 Announcement, and use its reasonable best efforts so as to ensure that the hearing of such proceedings occurs as promptly as is reasonably practicable and (b) use its reasonable best efforts to have the Proxy Statement cleared by the SEC, in each case, in order to facilitate the despatch of the Scheme Document and Proxy Statement, and seek such directions of the High Court as it (or Gurnet, acting reasonably) considers necessary or desirable to facilitate the convening of or otherwise in connection with such Scheme Meeting and thereafter comply with such directions;

3.1.9.	as promptly as is reasonably practicable after approval by the Innocoll Board of a resolution to convene the Scheme Meeting or, if the High Court is so petitioned, receipt of directions from the High Court directing the convening of the Scheme Meeting (but subject to the completion of the review and approval requirements of the Panel, with respect to the Scheme Document, and the SEC clearance process, with respect to the Proxy Statement), post the Scheme Document to Innocoll Shareholders and, for information only, to holders of Innocoll Options, Innocoll Share Awards and German Options (other than Terminating German Optionholders);

3.1.10.	procure the publication of the requisite advertisements and despatch of the Scheme Document (in a form acceptable to the Panel) and the forms of proxy for use at the Scheme Meeting and the EGM (the forms of which shall be agreed between the Parties) to Innocoll Shareholders on the register of members of Innocoll on the record date as agreed with the High Court, (and, for information only, to the holders of Innocoll Options, Innocoll Share Awards and German Options (other than Terminating German Optionholders)), as promptly as is reasonably practicable after the approval of the High Court to despatch the documents being obtained and of the clearance of the Proxy Statement by the SEC, and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties) as the High Court and/or the Panel may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as is reasonably practicable after the approval or (as the case may be) direction of the High Court and/or the Panel to publish or post such documents being obtained;

3.1.11.	unless the Innocoll Board has effected an Innocoll Change of Recommendation pursuant to Clause 5.2, and subject to the obligations of the Innocoll Board under the Takeover Rules, procure that the Scheme Document and the Proxy Statement shall include the Scheme Recommendation;

3.1.12.	include in the Scheme Document a notice convening the EGM to be held immediately following the Scheme Meeting to consider and, if thought fit, approve the EGM Resolutions;

3.1.13.	(a) keep Gurnet informed on a daily basis, during the two weeks immediately preceding the date of the Scheme Meeting and the EGM (and prior to such date, as promptly as practicable upon request by Gurnet or its Representatives), of the number of proxy votes received in respect of resolutions to be proposed at the Scheme Meeting and/or the EGM and (b) unless the Innocoll Board has effected an Innocoll Change of Recommendation, conduct any proxy solicitation exercise

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and undertake any other steps as may reasonably be requested by Gurnet to assist the passing of the Resolutions at the Scheme Meeting and/or EGM;

3.1.14.	subject to Clause 3.5.2, applicable Law or any direction of the High Court, not propose any adjournment of the EGM or Scheme Meeting without the consent of Gurnet;

3.1.15.	keep Gurnet reasonably informed and, as reasonably requested by Gurnet, consult with Gurnet, as to the performance of the obligations and responsibilities required of Innocoll pursuant to this Agreement and/or the Scheme and as to any material developments (other than as to an Innocoll Alternative Proposal, the timing and scope of provision of information about which are governed by Clause 5.2) relevant to the proper implementation of the Scheme including the satisfaction of the Conditions;

3.1.16.	notwithstanding any Innocoll Change of Recommendation, unless this Agreement has been terminated pursuant to Clause 9, hold the Scheme Meeting and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the High Court and/or the Panel and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing with Gurnet, such agreement not to be unreasonably withheld, conditioned or delayed unless these amendments would result in the Scheme being inconsistent with the Rule 2.5 Announcement;

3.1.17.	afford all such cooperation and assistance as may reasonably be requested of it by Gurnet in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to Gurnet of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Gurnet may reasonably request (and shall do so in a timely manner) and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Innocoll Shareholders or filed with the High Court or in any announcement;

3.1.18.	review and provide comments (if any) in a timely manner on all documentation submitted to it;

3.1.19.	following the Scheme Meeting and EGM, provided that the Resolutions are duly passed (including by the requisite majorities required under Section 453 of the Act in the case of the Scheme Meeting) and all other Conditions are satisfied or, in the sole discretion of Gurnet Sub, waived (where permissible) (with the exception of Conditions 2.3 and 2.4 and any other Conditions that by their nature are to be satisfied on the Sanction Date), take all necessary steps on the part of Innocoll to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter; and

3.1.20.	give such undertakings as are required by the High Court as are reasonably necessary or which the Parties agree are desirable for the proper implementation of the Scheme.

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3.2.	Responsibilities of Gurnet and Gurnet Sub in Respect of the Scheme

Gurnet and Gurnet Sub shall:

3.2.1.	instruct counsel (the identity of whom shall be determined by Gurnet following consultation with Innocoll) to appear on its behalf at the Court Hearing and undertake to the High Court to be bound by the terms of the Scheme insofar as it relates to Gurnet or Gurnet Sub;

3.2.2.	if, and to the extent that, it or any of its Concert Parties owns or is interested in Innocoll Shares, exercise all of its rights, and, insofar as lies within its powers, procure that each of its Concert Parties shall exercise all rights, in respect of such Innocoll Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Innocoll held via Contracts for difference or other derivative instruments, insofar as lies with its powers, procuring that instructions are given to the holder of the underlying Innocoll Shares to vote) in favour of the Resolutions or, if required by Law, the High Court, the Takeover Rules or other rules, refraining from voting, at any Scheme Meeting and/or EGM as the case may be;

3.2.3.	procure that each member of the Gurnet Group and (insofar as lies within their power of procurement) each of their respective Representatives take all such steps as are reasonably necessary or desirable in order to implement the Scheme, including the giving by Gurnet Sub to the High Court of any customary undertakings which the High Court requires Gurnet Sub to give to it;

3.2.4.	keep Innocoll reasonably informed and, as reasonably requested by Innocoll, consult with Innocoll, as to the performance of the obligations and responsibilities required of Gurnet and/or Gurnet Sub pursuant to this Agreement and/or the Scheme and as to any developments relevant to the proper implementation of the Scheme, including the satisfaction of the Conditions;

3.2.5.	subject to the terms of this Agreement, afford (and use reasonable best efforts to procure that its Concert Parties shall afford) all such cooperation and assistance as may reasonably be requested of it by Innocoll in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to Innocoll of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as Innocoll may reasonably request (and shall do so in a timely manner) and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Innocoll Shareholders or filed with the High Court or in any announcement;

3.2.6.	review and provide comments (if any) in a timely manner on all documentation submitted to it; and

3.2.7.	provide Innocoll with all such information regarding the Gurnet Group that may reasonably be required for inclusion in the Scheme Document and provide all such other assistance as Innocoll may reasonably require in connection with the preparation of the Scheme Document.

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3.3.	Mutual Responsibilities of the Parties

3.3.1.	If any of the Parties becomes aware of any information that, pursuant to the Takeover Rules, the Act or the Exchange Act should be disclosed in an amendment or supplement to the Scheme Document or the Proxy Statement, or that is required to be included therein in order that the information therein shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statements are made, then the Party becoming so aware shall promptly inform the other Party thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Panel, and, if required, the SEC and/or the High Court and, if required, in mailing such amendment or supplement to the Innocoll Shareholders and, for information only, if required, to the holders of Innocoll Options, Innocoll Share Awards and Geman Options.

3.3.2.	Each Party shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to Clause 8 in connection with Completion.

3.3.3.	Each Party shall, as promptly as reasonably practicable, notify the other of any matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition, as the case may be.

3.3.4.	For the avoidance of doubt and except as may be required by the Takeover Rules (and without limiting any other provision of this Agreement), nothing in this Agreement other than the provisions of Clause 5.2 shall require Innocoll to provide Gurnet with any information with respect to, or to otherwise take or fail to take any action in connection with Innocoll’s consideration of or response to, any Innocoll Alternative Proposal.

3.4.	Dealings with the Panel

3.4.1.	Each of the Parties shall promptly provide such assistance and information as may reasonably be requested by any other Party for the purposes of, or in connection with, any correspondence or discussions with the Panel in connection with the Acquisition and/or the Scheme.

3.4.2.	Unless prohibited by the Panel, each of the Parties shall (i) give the other reasonable prior notice of any proposed meeting or substantive discussion, submission or correspondence between it or its Representatives with the Panel, or of any amendment to be proposed to the Scheme in connection therewith, and, except to the extent any such correspondence relates to an Innocoll Alternative Proposal, shall afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate, and (ii) keep the other reasonably informed of all such meetings, discussions, submissions or correspondence that it or its Representative(s) have with the Panel and not participate in any meeting or

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discussion with the Panel concerning this Agreement or the Transactions unless it consults with the other Parties in advance, and, unless prohibited by the Panel, gives such other Parties the opportunity to attend such meetings and provide advance copies of all written submissions it intends to make to the Panel and affords the other reasonable opportunities to review and make comments and suggestions with respect to the same and accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate, copies of the submissions made and copies (or, where verbal, a verbal or written summary of the substance) of the Panel responses thereto, provided always that any correspondence or other information required to be provided under this Clause 3.4.2 may be redacted:

(a)	to remove references concerning the valuation of the businesses of Innocoll;

(b)	in connection with a switch to a Takeover Offer;

(c)	to prevent the exchange of confidential information as required by applicable Law (provided that the redacting Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such confidentiality concerns); and

(d)	as necessary to address reasonable privilege concerns (provided that the redacting Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such privilege concerns).

3.4.3.	Innocoll undertakes, if so requested by Gurnet, to issue as promptly as is reasonably practicable its written consent to Gurnet and to the Panel in respect of any application made by Gurnet to the Panel:

(a)	seeking confirmation that there is no requirement under the Takeover Rules to disclose Gurnet’s financing arrangements for the Acquisition and related transactions (the “Gurnet Financing Information”) in the Scheme Document, any supplemental document or other document sent to Innocoll Shareholders, the holders of Innocoll Options, the holders of Innocoll Share Awards and/or the holders of German Options or, alternatively, seeking a waiver of or derogation from such requirement;

(b)	to redact any commercially sensitive or confidential information specific to the Gurnet Financing Information from any documents that Gurnet is required to display pursuant to Rule 26(b)(xi) of the Takeover Rules;

(c)	requesting consent or as the case may be a derogation from Rule 16.1 of the Takeover Rules to permit Gurnet to pay fees to lenders in connection with any syndication arrangements with respect to its financing arrangements and to provide information to any lenders and prospective lenders on such terms as the Panel may permit; and

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(d)	requesting a derogation from the disclosure requirements of Rule 24.3 of the Takeover Rules and seeking consent to the aggregation of dealings for the purposes of disclosure in the Scheme Document.

3.4.4.	Gurnet and Innocoll undertake, if so requested by the other Party, to issue as promptly as is reasonably practicable its written consent to the other Party and to the Panel in respect of any application made by Innocoll or Gurnet, as applicable, to the Panel:

(a)	requesting a derogation for the timing requirement pursuant to Rule 30.2 of the Takeover Rules in connection with the despatch of the Scheme Document or the Takeover Offer Document to Innocoll Shareholders and the despatch of the Rule 15 Proposals to the holders of Innocoll Options, Innocoll Share Awards and German Options, in each case where compliance with such timing requirement will not be possible within the 28 day period after the date of the Rule 2.5 Announcement; and

(b)	requesting a derogation from the disclosure requirements of Rule 25.3 of the Takeover Rules and seeking consent to the aggregation of dealings for the purposes of disclosure in the Scheme Document or the Takeover Offer Document.

3.4.5.	Notwithstanding anything to the contrary in the foregoing provisions of this Clause 3.4, neither Innocoll nor Gurnet shall be required to take any action pursuant to such provisions if (a) such action is prohibited by the Panel (unless the Panel decision is successfully appealed by either Innocoll or Gurnet), (b) Innocoll has made an Innocoll Change of Recommendation or (c) such action relates to a matter involving a person who has made an Innocoll Alternative Proposal (or any Affiliate of, or persons Acting in Concert with, such person).

3.4.6.	Nothing in this Agreement shall in any way limit the Parties’ obligations under the Takeover Rules.

3.5.	No Scheme Amendment by Innocoll

Save as required by Law, the High Court and/or the Panel, Innocoll shall not, in each case, without the consent of Gurnet:

3.5.1.	amend the Scheme;

3.5.2.	adjourn or postpone (or propose an adjournment or postponement of) the Scheme Meeting or the EGM; provided, however, that Innocoll may, without the consent of Gurnet, adjourn or postpone (or propose to adjourn or postpone) the Scheme Meeting or the EGM:

(a)	in the case of adjournment, if directed by Innocoll Shareholders to do so pursuant to Article 67 of the Innocoll Constitution (other than pursuant to a proposal by Innocoll or any of its Affiliates or any of its or their respective directors, officers employees, agents or other representatives);

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(b)	to the extent reasonably necessary to permit dissemination of information which is material to shareholders voting at the Scheme Meeting or the EGM, but only for so long as the Innocoll Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give Innocoll Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated; or

(c)	if, as of the time for which the Scheme Meeting or the EGM is scheduled (as set forth in the Scheme Document), there are insufficient Innocoll Shares represented (either in person or by proxy) (i) to constitute a quorum necessary to conduct the business of the Scheme Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of Innocoll Shares represented to constitute a quorum or (ii) voting for the approval of the Scheme Meeting Resolution or the EGM Resolutions, as applicable, but only until Innocoll determines in good faith that a meeting can be held at which there are a sufficient number of holders represented and votes of holders of Innocoll Shares to approve the Scheme Meeting Resolution or the EGM Resolutions, as applicable), provided, that the Scheme Meeting and EGM are not postponed or adjourned to a date that is more than 30 days after the date for which the Scheme Meeting and EGM were originally scheduled (other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to permit dissemination of information which is material to shareholders voting at the Scheme Meeting and EGM and to give the Innocoll Shareholders sufficient time to evaluate any such supplement or amendment or other information); or

3.5.3.	amend the Resolutions (in each case, in the form set out in the Scheme Document).

3.6.	Switching to a Takeover Offer

3.6.1.	Gurnet may elect (with the Panel’s consent) to implement the Acquisition by way of a Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted, subject to the terms of this Clause 3.6, and Gurnet shall notify Innocoll promptly of any such election.

3.6.2.	If Gurnet elects to implement the Acquisition by way of a Takeover Offer, Innocoll undertakes to provide Gurnet as promptly as reasonably practicable with all such information about the Innocoll Group (including directors and their Concert Parties) as may reasonably be required for inclusion in the Takeover Offer Documents and to provide all such other assistance as may reasonably be required by the Takeover Rules in connection with the preparation by Gurnet or Gurnet Sub of the Takeover Offer Documents, including reasonable access to, and ensuring the provision of reasonable assistance by, its Representatives.

3.6.3.	If Gurnet elects to implement the Acquisition by way of a Takeover Offer, Innocoll agrees:

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(a)	that the Takeover Offer Documents shall contain provisions in accordance with the terms and conditions set out in the Rule 2.5 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between Gurnet and Innocoll; provided, however, that the terms and conditions of the Takeover Offer shall be at least as favourable to the Innocoll Shareholders, so far as applicable, as those that would apply to the Scheme (subject to appropriate amendments, including (if agreed with the Panel) the inclusion of an acceptance condition set at 80% of the shares to which such Takeover Offer relates, or such lesser percentage, being more than 50%, as Gurnet may determine);

(b)	to reasonably co-operate and consult with Gurnet in the preparation of the Takeover Offer Documents or any other document or filing which is required for the purposes of implementing the Acquisition; and

(c)	unless the Innocoll Board has effected an Innocoll Change of Recommendation pursuant to Clause 5.2, to incorporate in the Rule 2.5 Announcement and the Takeover Offer Documents a recommendation to the holders of Innocoll Shares from the Innocoll Board to accept the Takeover Offer, and such recommendation shall not be withdrawn, adversely modified or qualified except as contemplated by Clause 5.2.

3.6.4.	If Gurnet elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6.1, the Parties mutually agree:

(a)	to prepare and file with, or submit to, the SEC and, to the extent necessary, the Panel and the High Court, all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Securities Act or the Exchange Act or otherwise by Law in connection with the Takeover Offer, and to make any applications or initiate any appearances that may be required or desirable to and in front of the High Court for the purpose of discontinuance of High Court proceedings initiated in connection with the Scheme, and each Party shall have reasonable opportunities to review and make comments on all such documents, amendments and supplements and, following reasonable accommodation of such comments and approval of such documents, amendments and supplements by the other Party, which shall not be unreasonably withheld, conditioned or delayed, file or submit, as the case may be, such documents, amendments and supplements with or to the SEC;

(b)	to provide the other Party with any comments received from the SEC on any documents filed by it with or furnished by it to the SEC promptly after receipt thereof; and

(c)	unless contacted by the SEC without prior notice, to provide the other Party with reasonable prior notice of any proposed oral communication with the SEC and afford the other party reasonable opportunity to participate therein (unless prohibited by any applicable Law or SEC rules or policies).

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3.6.5.	If the Takeover Offer is consummated under section 457 of the Act, Gurnet shall, or shall cause Gurnet Sub to, effect as promptly as reasonably practicable a compulsory acquisition of any Innocoll Shares not acquired in the Takeover Offer for the same consideration per share.

4.	Rule 15 Proposals

4.1.	Issuance of Rule 15 Proposals

4.1.1.	Each Rule 15 Proposal will be made as a joint letter from Innocoll and Gurnet (the final form of each such letter and all other documentation necessary to effect such Rule 15 Proposal to be agreed between the Parties), to be issued (a) no later than five Business Days after the issuance of the Scheme Document to all (i) Optionholders, (ii) Restricted Share Holders, and (iii) RSU Award Holders, and (b) to all holders of German Options (other than Terminating German Optionholders).

4.1.2.	Subject to the posting of the Scheme Document in accordance with Clause 3.1.9, the Parties agree that the Rule 15 Proposals will be made to Optionholders, holders of Innocoll Share Awards and the holders of German Options (other than Terminating German Optionholders) in respect of their respective holdings of Innocoll Options, Innocoll Share Awards and/or German Options, in each case in accordance with this Clause 4 and Rule 15 of the Takeover Rules.

4.1.3.	Save as required by applicable Law, the High Court and/or the Panel, neither Party shall amend any Rule 15 Proposal after its despatch without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

4.2.	Proposal to Optionholders

The Rule 15 Proposal to Optionholders shall provide as follows:

4.2.1.	upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Innocoll (other than the approval of the compensation committee of the Innocoll Board) or any Optionholder, each Innocoll Underwater Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and shall have no further force or effect; provided, however, that, to the extent the terms of any Innocoll Option Award Agreement applicable to any Innocoll Underwater Option do not permit or provide for such cancellation (any such Innocoll Underwater Option, a “Relevant Innocoll Underwater Option”), that Relevant Innocoll Underwater Option shall not be so cancelled; provided, further, however, that, to the extent any Relevant Innocoll Underwater Option is exercised following the Effective Time, any Innocoll Shares allotted and issued upon due exercise thereof (including payment of the exercise price) shall pursuant to the Innocoll Constitution as in effect at such time and as amended pursuant to Clause 4.7, be subject to acquisition by Gurnet Sub (at Gurnet Sub’s sole election) for the same or equivalent consideration per Innocoll Share as shall be payable to Innocoll Shareholders under the Scheme. If any Innocoll Shares

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are allotted and issued prior to the Effective Time pursuant to the due exercise of a Relevant Innocoll Underwater Option, such Innocoll Shares shall be dealt with as part of the Scheme; and

4.2.2.	upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of any Optionholder, the Innocoll Board (or the compensation committee thereof) shall take all appropriate and necessary action to deem each unvested Innocoll Superior Option fully vested, such vesting to be subject to and conditional upon the sanction by the High Court of the Scheme (without material modification) pursuant to Sections 449 to 455 of the Act, and each holder of an Innocoll Superior Option shall be permitted (in his/her sole discretion) to exercise such Innocoll Superior Option, such exercise to be subject to and conditional upon the sanction by the High Court of the Scheme (without material modification) pursuant to Sections 449 to 455 of the Act, during the period commencing immediately after the making of the Court Order and ending immediately prior to the Effective Time; provided, that notice of such exercise, conditional as aforesaid, may be given by such holder at any time beginning upon the receipt by him of the relevant Rule 15 Proposal and ending immediately prior to the Effective Time). With respect to each Innocoll Share issued upon the due exercise (including payment of the relevant exercise price) of an Innocoll Superior Option during such exercise period, any such Innocoll Shares shall be issued immediately prior to the Scheme becoming effective and shall be subject to the terms of the Scheme and the relevant Optionholder shall be entitled, as of the Effective Time, to receive the Consideration. The Cash Consideration payable to each such Person shall be paid to such Person through Innocoll’s payroll on the next scheduled Innocoll payroll date, net of any Taxes withheld. At the Effective Time, each Innocoll Superior Option that has not been properly exercised in accordance with this Clause 4.2.2 shall be cancelled and have no further effect.

4.3.	Proposal to Restricted Share Holders

The Rule 15 Proposal to Restricted Share Holders shall provide as follows:

4.3.1.	upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Innocoll (other than the approval of the compensation committee of the Innocoll Board) or any holder of Innocoll Restricted Shares, each Innocoll Restricted Share shall, immediately prior to the Effective Time, cease to be subject to a repurchase option, transfer restrictions or other conditions and shall be cancelled (as part of the capital reduction forming part of the Scheme) as of the Effective Time, and for each share so cancelled, the holder shall be entitled to receive the Consideration. The Cash Consideration payable to each holder of an Innocoll Restricted Share shall be paid through Innocoll’s payroll to such Restricted Share Holder on the next scheduled Innocoll payroll date, net of any Taxes withheld.

4.4.	Proposal to RSU Award Holders

The Rule 15 Proposal to RSU Award Holders shall provide as follows:

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4.4.1.	upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Innocoll (other than the approval of the compensation committee of the Innocoll Board) or any holder of an Innocoll RSU, each Innocoll RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall terminate, be cancelled and cease to have any force or effect as of immediately prior to the Effective Time in exchange for the right to receive the Consideration for each Innocoll Share which was subject to such Innocoll RSU. The Cash Consideration payable to each former holder of an Innocoll RSU outstanding immediately prior to the Effective Time shall be paid through Innocoll’s payroll to such former holder of an Innocoll RSU on the next scheduled Innocoll payroll date, net of any Taxes withheld.

4.5.	German Options

4.5.1.	Innocoll shall, and shall cause the members of the Innocoll Group and shall direct its Representatives to, use their respective reasonable best efforts to cause as many German Optionholders as possible to agree to the termination of the German Option Agreement and to irrevocably renounce and waive any rights and claims (whether past, current or future) which they have or may have under or in connection with the German Option Agreement and to irrevocably undertake not to exercise any rights under the German Option Agreement, in either case on terms acceptable to Gurnet (any such German Optionholder, a “Terminating German Optionholder”), effective as of, at or prior to the Effective Time. Innocoll acknowledges Condition 3.1.5 as such Condition relates to the German Option Agreement; provided, however, that Innocoll shall not pay any consideration or make any agreements or commitments in connection with any such termination, renunciation, waiver or undertaking without the prior written consent of Gurnet; and, provided further, that no Party shall be required to make any payment or concession to any Person in connection with obtaining such Person’s agreement to terminate the German Option Agreement and irrevocable renunciation and waiver of, and irrevocable undertaking not to exercise, any rights with respect to the German Option Agreement, which payment or concession is not conditioned on the completion of the Acquisition.

4.5.2.	The Rule 15 proposal to holders of German Options (other than Terminating German Optionholders) shall provide that, to the extent any holder of a German Option other than a Terminating German Optionholder exercises any such German Options following the Effective Time, the Innocoll Shares allotted and issued upon exercise thereof shall, pursuant to the Innocoll Constitution as in effect at such time and as amended pursuant to Clause 4.7, be subject to acquisition by Gurnet Sub (at Gurnet Sub’s sole election) for the same or equivalent consideration per Innocoll Share as shall be payable to Innocoll Shareholders under the Scheme.

4.6.	Rule 15 Efforts

As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, Innocoll and the Innocoll Board (and any subcommittee thereof), as applicable, shall take all necessary or appropriate action (including, but not limited to, obtaining necessary written consents of equityholders) to effectuate the

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provisions of Clauses 4.1 through 4.5 and to cause each of the Innocoll Share Plans to be terminated as of the Effective Time.

4.7.	Amendment of Articles

Innocoll shall procure that the EGM Resolutions include a special resolution proposing that the Innocoll Constitution be amended so that (i) any Innocoll Shares allotted following the EGM will either be subject to the terms of the Scheme or acquired by Gurnet Sub for the same consideration per Innocoll Share as shall be payable to Innocoll Shareholders by Gurnet Sub under the Scheme (depending upon the timing of such allotment) and (ii) any Innocoll Shares allotted and issued upon the exercise following the Effective Time of any Relevant Innocoll Underwater Options or German Options will be subject to acquisition by Gurnet Sub (at Gurnet Sub’s sole election) for the same or equivalent consideration per Innocoll Share as shall be payable to Innocoll Shareholders under the Scheme.

4.8.	Withholding Taxes

All amounts payable pursuant to Clause 8 or this Clause 4 shall be subject to any required withholding in respect of Tax, which shall be paid as soon as practicable following the Effective Time or such other date or dates as expressly provided for in this Agreement or as required by applicable Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate Relevant Authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

5.	Innocoll and Gurnet Conduct

5.1.	Conduct of Business by Innocoll

5.1.1.	At all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, as expressly required or contemplated by this Agreement, as set forth in Clause 5.1.1 of the Innocoll Disclosure Letter or with the prior written consent of Gurnet (such consent not to be unreasonably withheld, conditioned or delayed), Innocoll shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice in all material respects.

5.1.2.	By way of amplification and not limitation of Clause 5.1.1, at all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, as expressly required or contemplated by this Agreement, as set forth in Clause 5.1.1 of the Innocoll Disclosure Letter or with the prior written consent of Gurnet (such consent not to be unreasonably withheld, conditioned or delayed), Innocoll undertakes to and covenants with Gurnet with respect to each of the matters set forth in Schedule 1.

5.1.3.	Innocoll shall afford Gurnet and Gurnet’s Representatives reasonable access during normal business hours to (or shall furnish Gurnet and Gurnet’s Representatives with copies of, as applicable), throughout the period from the release of the Rule 2.5 Announcement until the earlier of the Effective Time and

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the date, if any, on which the Agreement is terminated pursuant to Clause 9, its and its Subsidiaries’ properties, employees, contracts, commitments, books and records, financial and operating data and any report, schedule or other document or information as is reasonably requested by Gurnet, in each case, for purposes of Gurnet’s due diligence or integration planning and/or effecting the Acquisition; provided that any such access shall be conducted at Gurnet’s expense and under supervision of appropriate personnel of Innocoll. Any request for access or information pursuant to this Clause 5.1.3 shall be directed to an executive officer of Innocoll or other person designated by Innocoll. Notwithstanding the foregoing, Innocoll shall not be required to afford such access if it would unreasonably disrupt the operations of Innocoll or any of its Subsidiaries, would cause a loss of legal privilege to Innocoll or any of its Subsidiaries or would constitute a violation of any applicable Law (including the Takeover Rules).

5.1.4.	Innocoll shall, and shall procure that its Subsidiaries shall, promptly notify Gurnet orally and in writing upon an Executive Officer becoming actually aware (i) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in a manner that would cause any of the Conditions to be unsatisfied at the Effective Time; and (ii) of any material Action commenced against Innocoll or any of its Subsidiaries; provided, however, that the delivery of any notice pursuant to this Clause 5.1.4 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect any remedies available to Gurnet.

5.1.5.	Nothing contained in this Agreement, including by way of any access granted pursuant to Clause 5.1.3, shall be deemed to give Gurnet, directly or indirectly, the right to control or direct the Innocoll Group operations prior to the Effective Date. Gurnet hereby agrees that all information provided to it or its Representatives pursuant to Clause 5.1.3 shall be deemed to be Confidential Information as such term is defined in, and shall be treated in accordance with the terms of, the Confidentiality Agreement.

5.2.	Non-Solicitation

5.2.1.	Subject to any actions which Innocoll is required to take so as to comply with the requirements of the Takeover Rules, Innocoll agrees that neither it nor any member of the Innocoll Group shall, and that it shall cause its and their respective Representatives and it shall use its reasonable best efforts to cause any Concert Party of Innocoll not to, directly or indirectly:

(a)	solicit, initiate, facilitate or knowingly encourage any enquiry with respect to, or the making or submission of, any Innocoll Alternative Proposal or any proposal which would reasonably be expected to lead to an Innocoll Alternative Proposal;

(b)	participate in any discussions or negotiations regarding an Innocoll Alternative Proposal with, or, save as required by Law, furnish any non-public information regarding Innocoll to, any person that has made or, to the Knowledge of Innocoll, is considering making an Innocoll Alternative Proposal; or

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(c)	expressly waive, terminate, amend or modify or fail to use its reasonable best efforts to enforce any provision of any “standstill” or similar obligation of any person with respect to any member of the Innocoll Group;

provided that Innocoll shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required by this Clause 5.2.1 if the Innocoll Board determines, in good faith (after consultation with its outside legal counsel), that failure to take such action or permit such inaction would be inconsistent with the directors’ fiduciary duties under applicable Law or would violate the Takeover Rules.

Innocoll shall, and shall cause its Subsidiaries and its and their respective Representatives and shall use reasonable best efforts to cause its and their Concert Parties to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Innocoll Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to an Innocoll Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives. Notwithstanding the foregoing, Innocoll, the members of the Innocoll Group and their respective Representatives shall be permitted to engage in the conduct contemplated by item 2 set forth in Section 5.1.1 of the Innocoll Disclosure Schedule, and any such conduct shall not, in and of itself and solely to the extent permitted thereby, be deemed to breach this Clause 5.2.1.

5.2.2.	Notwithstanding the limitations set forth in Clause 5.2.1, if, following the date hereof, Innocoll receives a written Innocoll Alternative Proposal or receives an enquiry or proposal from a person who is intending on making an Innocoll Alternative Proposal, in each case, which did not or does not result from a breach of this Clause 5.2, and the Innocoll Board determines in good faith (after consultation with Innocoll’s financial advisors and outside legal counsel) that such Innocoll Alternative Proposal is, or would reasonably be expected to lead to, an Innocoll Superior Proposal and the failure to take the actions described in sub-clauses (a)-(c) below would be inconsistent with the directors’ fiduciary duties under applicable Law or would violate the Takeover Rules, Innocoll may take any or all of the following actions:

(a)	contact the person who makes such Innocoll Alternative Proposal to understand the terms and conditions thereof;

(b)	furnish non-public information to the third party (and any persons Acting in Concert with such third party and its Representatives) making such Innocoll Alternative Proposal (provided that all such information (or substantially the same information) has previously been provided to Gurnet or is provided to Gurnet substantially concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Innocoll receives from the third party an executed confidentiality agreement containing terms (including any “standstill” terms, which, for the avoidance of doubt, shall not include the “fall

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away” provisions to the “standstill” set forth in the Confidentiality Agreement) no less restrictive on such third party than the terms in the Confidentiality Agreement are restrictive on Gurnet and permitting Innocoll to disclose to Gurnet all information contemplated by Clause 5.2.3); and

(c)	engage in discussions or negotiations with the third party (and such other persons) with respect to such Innocoll Alternative Proposal.

5.2.3.	Innocoll shall promptly (and in any event within 24 hours of receipt) notify Gurnet orally and in writing of the receipt of any Innocoll Alternative Proposal and shall indicate the material terms and conditions of such Innocoll Alternative Proposal (including any changes to such material terms and conditions) and the identity of the person making any such Innocoll Alternative Proposal, and thereafter shall promptly keep Gurnet reasonably informed of any material change to the terms of any such Innocoll Alternative Proposal. Without limiting the generality of the foregoing, but subject to all applicable Laws, Innocoll shall provide to Gurnet as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between any member of the Innocoll Group (or any of their respective Representatives) and the person making an Innocoll Alternative Proposal (or such person’s Concert Parties or Representatives) that describes the material terms or conditions of such Innocoll Alternative Proposal or that is material to understanding such Innocoll Alternative Proposal, including any counterproposal or other material substantive response by Innocoll to such Innocoll Alternative Proposal and including any and all draft agreements, indications of interest or term sheets submitted by either party in connection therewith. Innocoll shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement with any person following the date hereof that prohibits Innocoll from providing such information to Gurnet.

5.2.4.	Except as set forth in Clause 5.2.5, neither the Innocoll Board nor any committee thereof shall:

(a)	withdraw or fail to make when required pursuant to this Agreement (or qualify, amend or modify in any manner adverse to Gurnet), or propose publicly to withdraw or fail to make when required pursuant to this Agreement (or qualify, amend or modify in any manner adverse to Gurnet), the Scheme Recommendation or the recommendation contemplated by Clause 3.6.3(c);

(b)	approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Innocoll Alternative Proposal (any of the foregoing actions in Clauses 5.2.4(a) and 5.2.4(b) being an “Innocoll Change of Recommendation”) (it being agreed that the provision by Innocoll to Gurnet of notice or information in connection with an Innocoll Alternative Proposal or Innocoll Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute an Innocoll Change of Recommendation); or

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(c)	cause or allow any member of the Innocoll Group to execute or enter into any expense reimbursement or break fee payment agreement, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Innocoll Alternative Proposal, or requiring, or reasonably expected to cause, Innocoll to abandon, terminate, delay or fail to consummate the Acquisition other than as contemplated by Clause 9.1.1(h), other than a confidentiality agreement referred to in Clause 5.2.2.

5.2.5.	Nothing in this Agreement shall prohibit or restrict the Innocoll Board, at any time prior to obtaining the Innocoll Shareholder Approval, from making an Innocoll Change of Recommendation if the Innocoll Board has concluded, in good faith (after consultation with Innocoll’s outside legal counsel and financial advisor):

(a)	that an Innocoll Alternative Proposal constitutes an Innocoll Superior Proposal; and

(b)	that the failure to make an Innocoll Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law or would otherwise violate the Takeover Rules;

provided, however, that Innocoll shall have provided prior written notice to Gurnet at least three (3) Business Days in advance, of the holding of a meeting of the Innocoll Board (or a committee thereof) at which an Innocoll Change of Recommendation is to be considered; and, provided further, that the Innocoll Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Gurnet in response to such prior written notice or otherwise, and during such three (3) Business Day period, Innocoll shall engage in good faith negotiations with Gurnet regarding any changes to the terms of this Agreement or the Scheme proposed by Gurnet.

5.2.6.	Nothing contained in this Agreement shall prohibit or restrict Innocoll or the Innocoll Board from (a) making any disclosure to the Innocoll Shareholders if in the good faith judgment of the Innocoll Board (after consultation with Innocoll’s outside legal counsel) failure to so disclose would be inconsistent with the directors’ fiduciary duties under applicable Law or would otherwise give rise to a violation of the Takeover Rules or applicable Law, provided such disclosure does not constitute an Innocoll Change of Recommendation or (b) taking and disclosing to the Innocoll Shareholders a position or making a statement contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or other applicable Law); provided, however, that in no event shall this Clause 5.2.6 affect the obligations of Innocoll set forth in Clauses 5.2.1 through 5.2.5, inclusive, or Clause 5.2.7; and provided, further, that any such disclosure pursuant to sub-clause (b) above shall constitute an Innocoll Change of Recommendation unless such disclosure (i) expressly publicly states that the Scheme Recommendation has not changed and reaffirms

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the Scheme Recommendation, or (ii) expressly publicly states that the Innocoll Board rejects the applicable Innocoll Alternative Proposal or expressly reaffirms the Scheme Recommendation.

5.2.7.	The Parties agree that:

(a)	Innocoll may terminate this Agreement, at any time prior to obtaining the Innocoll Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for an Innocoll Superior Proposal, provided that, (i) the Innocoll Board has concluded in good faith (after consultation with Innocoll’s financial advisor and outside legal counsel and compliance with Clause 5.2.5) that (A) an Innocoll Alternative Proposal constitutes an Innocoll Superior Proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (ii) promptly (and in any event, within 24 hours of such determination) following the Innocoll Board’s determination (after consultation with Innocoll’s outside legal counsel and financial advisor) that an Innocoll Alternative Proposal constitutes an Innocoll Superior Proposal, Innocoll has provided a written notice to Gurnet (a “Superior Proposal Notice”) advising Gurnet that Innocoll has received an Innocoll Alternative Proposal and specifying the material terms of such Innocoll Alternative Proposal, the identity of the persona making such Innocoll Alternative Proposal and such other information with respect thereto required by Clause 5.2.3 and including written notice of the determination of the Innocoll Board that the Innocoll Alternative Proposal constitutes an Innocoll Superior Proposal, (iii) Innocoll has provided Gurnet with an opportunity, for a period of four (4) Business Days following the time of delivery to Gurnet of the Superior Proposal Notice (as may be extended pursuant to the last sentence of this Clause 5.2.7(a), the “Notice Period”), to discuss in good faith the terms and conditions of this Agreement and the Transactions, including an increase in, or modification of, the Consideration, and such other terms and conditions such that such Innocoll Alternative Proposal no longer constitutes an Innocoll Superior Proposal, and (iv) following the end of such Notice Period, the Innocoll Board has determined in good faith (after consultation with Innocoll’s financial advisor and outside legal counsel) that (A) such Innocoll Superior Proposal continues to constitute an Innocoll Superior Proposal taking into account all changes to this Agreement and the Scheme proposed by Gurnet during the Notice Period and (B) the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and has provided to Gurnet a further written notice to such effect (a “Final Recommendation Change Notice”). If, during the Notice Period any material revision is made to the financial terms or other material terms and conditions of the pertinent Innocoll Alternative Proposal, Innocoll shall, promptly following each such revision, deliver a new Superior Proposal Notice to Gurnet and comply with the requirements of this Clause 5.2.7(a) with respect to such new Superior Proposal Notice, except that the Notice Period shall be the greater of two Business Days and the amount of time remaining in the initial Notice Period; and

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(b)	in the event that a competitive situation arises pursuant to Rule 31.4 of the Takeover Rules in relation to Gurnet and a third party or parties, Innocoll shall use its reasonable best efforts to obtain permission from the Panel to provide that the auction procedure determined by the Panel shall give effect to and be consistent with Gurnet’s rights and the obligations of Innocoll and the Innocoll Board pursuant to this Clause 5.2.7, and Innocoll shall, to the extent reasonably practicable, keep Gurnet reasonably informed of any discussions with the Panel in respect of the determination of such auction procedure.

5.2.8.	Innocoll and Gurnet agree that the Non-Solicitation Agreement, dated February 21, 2017, by and between Innocoll and Gurnet is hereby terminated and shall have no further legal force or effect.

6.	Warranties

6.1.	Innocoll Warranties

Except (i) as disclosed in the applicable Clause or sub-clause of the Innocoll Disclosure Letter (or any other part of the Innocoll Disclosure Letter where it is reasonably apparent on its face based on the substance of such disclosure or the context in which such disclosure is made that such disclosure relates to such Clause or sub-clause), and (ii) as disclosed in the Innocoll SEC Documents filed or furnished by Innocoll with the SEC since January 1, 2015 and publicly available prior to the date hereof (but excluding any disclosures in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), Innocoll represents and warrants to the Gurnet Parties as follows:

6.1.1.	Qualification, Organisation

Each of Innocoll and its Subsidiaries is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure of one or more of Innocoll Subsidiaries to be so qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Innocoll has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Innocoll Constitution, as amended to the date hereof. The Innocoll Constitution is in full force and effect and Innocoll is not in violation of the Innocoll Constitution in any material respect.

6.1.2.	Subsidiaries

Clause 6.1.2 of the Innocoll Disclosure Letter contains a correct and complete list of all members of the Innocoll Group, the ownership interest of Innocoll in each

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such Subsidiary and the ownership interest of any other Person or Persons in each such Subsidiary. All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Innocoll have been validly issued and are fully paid and non-assessable and are owned, directly or indirectly, by Innocoll free and clear of all Encumbrances, other than Permitted Encumbrances.

6.1.3.	Capital

(a)	The authorised share capital of Innocoll consists of 1,000,000,000 Innocoll Shares, 25,000,000 deferred shares of $0.01 each (the “Deferred Shares”) and 100,000 Euro deferred shares of €1.00 each (the “Euro Deferred Shares”). As of April 1, 2017 (the “Capitalisation Date”): 30,095,931 Innocoll Shares were issued and outstanding, which includes 305,997 Innocoll Restricted Shares; no Deferred Shares were issued and outstanding; 25,000 Euro Deferred Shares were issued and outstanding; and 25,000 Innocoll Shares were held in treasury. As of the Capitalisation Date, 2,850,000 Innocoll Shares were reserved for issuance pursuant to the Innocoll 2016 Plan, of which number (A) 1,329,000 Innocoll Shares were subject to outstanding Innocoll RSUs and (B) 1,352,484 Innocoll Shares were issuable upon the exercise of outstanding Innocoll Options granted under the Innocoll 2016 Plan; 1,999,690 Innocoll Shares were reserved for issuance pursuant to the Innocoll 2015 Plan, of which number 1,090,497 Innocoll Shares were issuable upon the exercise of outstanding Innocoll Options (including 85,533 Innocoll Shares issuable upon the exercise of Relevant Innocoll Underwater Options); 328,388 Innocoll Shares were reserved for issuance pursuant to Innocoll Option Award Agreements (including 239,825 Innocoll Shares issuable upon the exercise of Relevant Innocoll Underwater Options); and 2,609,079 Innocoll Shares were reserved for issuance pursuant to German Options. Clause 6.1.3(a) of the Innocoll Disclosure Letter sets forth a true and complete list, as of the Capitalisation Date, of all outstanding Innocoll Options (including whether such Innocoll Options are Innocoll Superior Options, Innocoll Underwater Options or Relevant Innocoll Underwater Options), Innocoll Restricted Shares, Innocoll RSUs and German Options, including with respect to each Innocoll Option, Innocoll Restricted Share, Innocoll RSU and German Option, the holder thereof, the number of underlying Innocoll Shares, the date of grant, whether vested or unvested (and the vesting provisions applicable thereto), and, where applicable, the exercise price thereof. As of the Capitalisation Date, no Innocoll Shares were beneficially owned by any Subsidiary of Innocoll.

(b)	All of the outstanding Innocoll Shares are, and all Innocoll Shares available for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(c)	Except as set forth in Clause 6.1.3(a): (i) as of the Capitalisation Date, no shares in the share capital of Innocoll or other voting securities of Innocoll were issued, reserved for issuance or outstanding, and (ii) as of the date hereof, there are no outstanding subscriptions, options, warrants,

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puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which any member of the Innocoll Group is a party obligating any member of the Innocoll Group to (A) issue, transfer or sell any shares in the capital or other equity interests of any member of the Innocoll Group or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Innocoll or a wholly owned Subsidiary of Innocoll); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned by Innocoll and/or one or more of its wholly owned Subsidiaries.

(d)	No member of the Innocoll Group has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Innocoll Shareholders on any matter.

(e)	No Innocoll Option is an “incentive stock option” within the meaning of Section 422 of the Code. Each Innocoll Option and Innocoll RSU (i) was issued in accordance with the terms of the Innocoll Share Plan under which it was granted and all applicable Laws and (ii) is not subject to Section 409A of the Code.

(f)	There are no voting trusts or other agreements or understandings to which any member of the Innocoll Group is a party with respect to the voting of the shares in the capital or other equity interest of any member of the Innocoll Group.

(g)	No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Innocoll Constitution is, or at Completion will be, applicable to Innocoll or the Transactions.

6.1.4.	Corporate Authority; No Violation

(a)	Innocoll has all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Innocoll Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the Transactions have been duly and validly authorised by the Innocoll Board and, except for (i) the Innocoll Shareholder Approval, (ii) the filing of the required documents and other actions in connection with the Scheme with, and the receipt of the required approval of the Scheme by, the High Court, and (iii) the filing of the Court Order with the Registrar of Companies, no other corporate proceedings on the part of Innocoll are necessary to authorise the

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consummation of the Transactions. On or prior to the date hereof, the Innocoll Board has determined that the Transactions are fair to and in the best interests of Innocoll and the Innocoll Shareholders and has adopted a resolution to make, subject to Clause 5.2 and to the obligations of the Innocoll Board under the Takeover Rules, the Scheme Recommendation and the recommendation contemplated by Clause 3.6.3(c). This Agreement has been duly and validly executed and delivered by Innocoll and, assuming this Agreement constitutes the valid and binding agreement of the Gurnet Parties, constitutes the valid and binding agreement of Innocoll, enforceable against Innocoll in accordance with its terms.

(b)	Other than in connection with or in compliance with (i) the provisions of the Act, (ii) the Takeover Panel Act and the Takeover Rules, (iii) the Securities Act, (iv) the Exchange Act, (v) any applicable requirements of any Antitrust Laws and (vi) any applicable requirements of NASDAQ, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Innocoll of the Transactions, except for such authorisations, consents, approvals or filings (A) that, if not obtained or made, would not reasonably be expected to materially impede or prevent the consummation of the Acquisition and/or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) as may arise as a result of facts or circumstances solely or primarily relating to Gurnet or its Affiliates or Laws or Contracts binding on Gurnet or its Affiliates.

(c)	Assuming compliance with the Scheme, Chapter 1 of Part 9 of the Act and any directions or orders of the High Court, none of the execution, delivery or performance by Innocoll of this Agreement or the Expenses Reimbursement Agreement or the consummation of the Acquisition will: (i) contravene, conflict with or result in a violation of any of the provisions of the Innocoll Constitution or other Organisational Documents of any member of the Innocoll Group; or (ii) contravene or conflict with in any material respect, or result in a material violation of, any applicable Law or any order, ruling, writ, injunction, judgment, arbitration award or decree to which Innocoll, or any of the material assets owned by any member of the Innocoll Group, is subject; or (iii) result in any violation or material breach of, or default or change of control (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon any member of the Innocoll Group, or result in the creation of any Encumbrance or any other material obligations, losses or grants of rights upon any of the properties, rights or assets of any member of the Innocoll Group, other than Permitted Encumbrances, except in each case in this clause (iii), for such violations, breaches, defaults or other occurrences which would not

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be material to the business or operations of the Innocoll Group taken as a whole.

6.1.5.	Compliance with Law; Permits

(a)	Each member of the Innocoll Group and each of their respective businesses and their respective directors and officers (in their capacities as such) are, and since December 31, 2013 have been, in compliance in all material respects with, and are not in default under or in violation of (except for such defaults or violations as would not be material to the business or operations of the Innocoll Group, taken as a whole), any Laws applicable to the Innocoll Group and its properties and assets, and all orders, rulings, decrees, writs, injunctions, judgments or arbitration awards of any court or arbitrator or of any Governmental Body (collectively, “Orders”) applicable to any member of the Innocoll Group.

(b)	Each member of the Innocoll Group holds all material Governmental Authorisations. All such material Governmental Authorisations are in full force and effect, except where the failure of any such Governmental Authorisation to be in full force and effect would not be material to the business or operations of the Innocoll Group, taken as a whole. Assuming compliance with the provisions of this Agreement, none of the execution, delivery or performance of this Agreement or the consummation of the Transactions will contravene or conflict with, in any material respect, or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorisation that is held by any member of the Innocoll Group.

6.1.6.	Litigation and Claims

Since December 31, 2013, (a) there has been no material investigation or review pending (or, to the Knowledge of Innocoll, threatened) by any Relevant Authority with respect to any member of the Innocoll Group or any of their businesses, properties, rights or assets and (b) there have been no material Actions pending (or, to the Knowledge of Innocoll, threatened) against any member of the Innocoll Group or any of their respective businesses, properties, rights or assets.

6.1.7.	No Undisclosed Liabilities

Except (a) as and to the extent disclosed, reflected or reserved against on the Most Recent Balance Sheet (including any notes thereto), (b) for liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, (c) as expressly permitted or contemplated by this Agreement, and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, no member of the Innocoll Group has any obligations or liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the

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aggregate, are not and would not reasonably be expected to be material to the business or operations of the Innocoll Group, taken as a whole. No member of the Innocoll Group is, or since December 31, 2013 has been, a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K).

6.1.8.	Absence of Certain Changes or Events

Since December 31, 2015 through the date of this Agreement, other than with respect to the Transactions, the businesses of Innocoll and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice. Since December 31, 2015, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. From December 31, 2015 through the date of this Agreement, neither Innocoll nor any of its Subsidiaries has taken any action that would constitute a breach of Clause 5.1.2 had such action been taken after the execution of this Agreement.

6.1.9.	Material Contracts

(a)	Clause 6.1.9(a) of the Innocoll Disclosure Letter contains a list of all Contracts in effect as of the date hereof (as amended or supplemented) to which any member of the Innocoll Group is a party, or by which any property or asset of any member of the Innocoll Group is bound that (i) provides by its terms for committed payments in excess of $100,000 per annum or receipts in excess of $100,000 per annum; (ii) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (iii) imposes on any member of the Innocoll Group any material restriction or prohibition with respect to: (A) competing with any other Person; (B) acquiring any product or other asset or any services from any other Person; (C) developing, selling, supplying, distributing, offering, supporting or servicing any product or any Intellectual Property or other asset; or (D) other than as required by applicable Law, engaging in any business anywhere in the world; (iv) grants a right of first refusal, first offer or similar right with respect to a material asset or material portion of Innocoll’s business or contains a “most favored nation” or similar pricing provision or term; (v) provides for any joint venture, off-balance sheet partnership or any similar arrangement (including any Contract relating to any transaction or relationship between or among any member of the Innocoll Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Innocoll Group in Innocoll’s published financial statements or any Innocoll SEC Documents; (vi) imposes or, to the Knowledge of Innocoll, purports on its face to impose any material obligation on Gurnet or any of its Subsidiaries (other than, after Completion, any member of the Innocoll Group); (vii) is a Contract pursuant to which any member of the Innocoll Group (A) is granted by

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any third party any license, sublicense, consent or non-assertion under or with respect to, or other right to use or otherwise exploit any Intellectual Property of any third party, other than licenses to commercially available off-the-shelf software obtained for an annual or aggregate fee of less than $20,000, or (B) grants or has granted to any third party any license, sublicense, consent or non-assertion under or with respect to, or other right to any Purchased Intellectual Property, other than licenses to commercially available off-the-shelf software obtained for an annual or aggregate fee of less than $20,000 ((A) and (B), collectively, “IP Licenses”); or (viii) restricts or limits any member of the Innocoll Group from using, registering, applying for registration of, or enforcing, any Intellectual Property, or grants any third party any right to register or enforce and Purchased Intellectual Property, including any consent agreement, settlement agreement or covenant not to sue.

(b)	As of the date hereof, (i) no member of the Innocoll Group is in breach of or default under the terms of any Material Contract and (ii) to the Knowledge of Innocoll, no other party to any Material Contract is in breach of or default under the terms of any Material Contract. Each Material Contract (except those which may be cancelled, rescinded, terminated or not renewed after the date hereof in accordance with their terms) is a valid and binding obligation of Innocoll or the Subsidiary of Innocoll which is party thereto and, to the Knowledge of Innocoll, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(c)	None of the execution, delivery or performance of this Agreement or the consummation of the Acquisition will contravene or conflict with in any material respect, or result in a material violation or breach of, or result in a default under, any Material Contract, or give any Person the right (with or without notice or lapse of time) to: (i) declare a default or exercise any material remedy under any Material Contract; (ii) accelerate the maturity or performance of any Material Contract; or (iii) cancel, terminate or modify in any material respect any Material Contract.

6.1.10.	Reports; Financial Controls and Statements

(a)	Since December 31, 2013 through the date of this Agreement, Innocoll has filed or furnished all Innocoll SEC Documents and has filed prior to the date hereof all returns, particulars, resolutions and documents required to be filed or to be delivered on behalf of Innocoll with the Registrar of Companies in Ireland. As of their respective dates, or, if amended, as of the date of the last such amendment, the Innocoll SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as

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amended (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Innocoll SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(b)	Innocoll has established and maintains a system of “internal control over financial reporting” (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) and designed to provide reasonable assurance that: (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS or US GAAP; (ii) receipts and expenditures are executed only in accordance with the authorisation of management and the directors of Innocoll; and (iii) any unauthorised acquisition, use, or disposition of the Innocoll Group’s assets that could have a material effect on Innocoll’s financial statements would be detected or prevented in a timely manner. Innocoll has established and maintains, with respect to the Innocoll Group, a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) required by Rule 13a-15 under the Exchange Act and designed to ensure that all material information concerning the Innocoll Group is made known on a timely basis to the individuals responsible for the preparation of the Innocoll SEC Documents and other required public disclosure documents, and otherwise to ensure that information required to be disclosed by Innocoll in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, to allow timely decisions regarding required disclosure and to make the required certifications in connection therein.

(c)	Innocoll has disclosed to Innocoll’s outside auditors and the audit committee of Innocoll (and made copies of such disclosures available to Gurnet): (i) all “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) of which Innocoll has Knowledge and that are reasonably likely to adversely affect in any material respect Innocoll’s ability to record, process, summarize and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Innocoll’s internal controls over financial reporting. Innocoll has not received from its independent accountants any notification of any: (i) “significant deficiency” in the internal controls over financial reporting; (ii) “material weakness” in the internal controls over financial reporting; or (iii) fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 5.

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(d)	The financial statements (including any related notes and schedules) contained in the Innocoll SEC Documents, other than the financial information furnished as part of Innocoll’s periodic earnings releases, (i) were prepared in accordance with IFRS or US GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); (ii) fairly present in all material respects the consolidated financial position of the Innocoll Group as of the respective dates thereof and the consolidated results of operations and cash flows of the Innocoll Group for the periods covered thereby (subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing.

6.1.11.	Tax Matters

All Tax Returns required to be filed by or with respect to Innocoll or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), and all such Tax Returns are true, complete and correct in all material respects. Innocoll and its Subsidiaries have paid in full on a timely basis all income and other Taxes due and owing (whether or not shown to be due on any such Tax Returns). All Taxes required to be withheld by Innocoll or any of its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Relevant Authority. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from Innocoll or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending. No audit or other proceeding by any Relevant Authority is pending or, to the Knowledge of Innocoll, threatened in writing with respect to any Taxes due from or with respect to Innocoll or any of its Subsidiaries. Neither Innocoll nor any of its Subsidiaries (i) has, or has ever had, a permanent establishment in any country other than the country in which it is organized and resident, or (ii) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country. No claim has been made in writing by a Relevant Authority in a jurisdiction where Innocoll or any of its Subsidiaries does not file Tax Returns that Innocoll or such Subsidiary is required to file Tax Returns in, or pay Taxes to any Relevant Authority in, that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against Innocoll or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements. Neither Innocoll nor any of its Subsidiaries is or has been included in any “consolidated,” “affiliated,” “unitary” or “combined” Tax Return provided for under the Law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period (other than in respect of a group the common parent of which

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is Innocoll). Neither Innocoll nor any of its Subsidiaries is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes, other than commercial agreements the principal purpose of which is unrelated to Tax. Innocoll and its Subsidiaries will not be required to include any material amounts in, or exclude any material item of deduction from, income for any period (or portion thereof) ending after the Effective Date as a result of: (w) a change in method of accounting for a taxable period ending on or prior to the Closing Date; (x) an instalment sale or open transaction arising on or prior to the effective date; (y) a prepaid amount received, or paid on or prior to the effective date; or (z) deferred gains under Treasury Regulations Section 1.1502-13. Innocoll and its Subsidiaries are not subject to any ruling of any Relevant Authority and no closing agreement has been entered into by or with respect to Innocoll or any of its Subsidiaries with any Relevant Authority with respect to Taxes. There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon the assets or properties of Innocoll or any of its Subsidiaries. No Subsidiary of Innocoll that is treated as a domestic corporation for United States federal income tax purposes has been, or will be, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Innocoll and its Subsidiaries have made available to Gurnet true, correct and complete copies of, (i) all federal, state, local and foreign income or franchise Tax Returns relating to taxable periods ended on or after December 31, 2014 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Innocoll or any of its Subsidiaries.

6.1.12.	Intellectual Property

(a)	Clause 6.1.12(a) of the Innocoll Disclosure Letter sets forth a complete and accurate list of all Patents, pending applications for Patents, registered Marks, pending applications for registration of Marks, material unregistered Marks, registered Copyrights, pending applications for registration of Copyrights, and Internet domain name registrations included in the Purchased Intellectual Property (collectively, “Registered Company IP”), including for each such item: (i) the owner or record for each such item of Registered Company IP; (ii) the jurisdictions in which each such item of Registered Company IP has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed, and (iii) the registration or application date, as applicable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection with the Registered Company IP have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Governmental Bodies in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Company IP in full force and effect. All Registered Company IP is subsisting and, to the Knowledge of Innocoll, valid and enforceable.

(b)	Except as disclosed in Clause 6.1.12(b) of the Innocoll Disclosure Letter, a member of the Innocoll Group (i) is the sole and exclusive owner of all

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right, title and interest in and to all of the Purchased Intellectual Property, and (ii) has valid and continuing rights, pursuant to a written IP License, to use, sell, license and otherwise exploit, as the case may be, all other Intellectual Property used, sold, licensed or otherwise exploited in, or necessary for, the conduct and operation of the business as presently conducted and (other than with respect to any pending patent applications) proposed to be conducted (including the development, manufacturing, licensing, marketing, importation, offer for sale, sale, or use of Innocoll Products), in each case of (i) and (ii), free and clear of all Encumbrances (except Permitted Encumbrances).

(c)	The Purchased Intellectual Property and the Intellectual Property licensed to the Innocoll Group pursuant to the IP Licenses constitute all of the Intellectual Property necessary and sufficient to enable the Innocoll Group to conduct the business as currently conducted and (other than with respect to any pending patent applications) proposed to be conducted.

(d)	The use, practice or other commercial exploitation of the Purchased Intellectual Property or any Intellectual Property exclusively licensed to any member of the Innocoll Group pursuant to an IP License, and the conduct and operation of the business of the Innocoll Group as currently conducted (and the manufacturing, licensing, marketing, importation, offer for sale, sale, or use of the Innocoll Products) have not infringed, misappropriated, or otherwise violated and do not currently infringe, misappropriate, or otherwise violate any Intellectual Property right of any third party.

(e)	No member of the Innocoll Group is the subject of any pending or threatened Actions either (i) involving a claim made by any third party alleging that any member of the Innocoll Group has infringed, used without authorization, misappropriated, or otherwise violated the Intellectual Property rights of any third party, or (ii) challenging the ownership, use, validity or enforceability of any Purchased Intellectual Property or any Intellectual Property exclusively licensed to any member of the Innocoll Group pursuant to an IP License. No member of the Innocoll Group has received any written notice of any such threatened claim or Action and, to the Knowledge of Innocoll, there are not facts or circumstances that would form the basis for any such claim or Action.

(f)	To the Knowledge of Innocoll, no third party has infringed, misappropriated, used without authorization, or otherwise violated or is currently infringing, misappropriating, using without authorization, or otherwise violating any Purchased Intellectual Property or any Intellectual Property rights exclusively licensed to any member of the Innocoll Group pursuant to an IP License. The Innocoll Group has not made any claims against any third party alleging any of the foregoing.

(g)	The Innocoll Group has taken security measures, which are commercially reasonable in the industry in which the Innocoll Group operates, to protect and maintain the secrecy, confidentiality and value of

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all material Trade Secrets included in the Purchased Intellectual Property. No Trade Secret that is material to the business of the Innocoll Group as presently conducted and proposed to be conducted has been authorized to be disclosed or has been actually disclosed by any member of the Innocoll Group to any of their current or former employees, contractors, or consultants or any other third party other than (i) pursuant to a valid written non-disclosure agreement restricting the disclosure and use of thereof or (ii) to a government agency for purposes of securing regulatory approval or clearance for the manufacture, marketing, sale, and/or use of one or more Innocoll Products.

(h)	Innocoll and its Subsidiaries have executed valid and enforceable written agreements with all of their past and present employees, consultants and independent contractors who contributed to the conception, development or other creation of Purchased Intellectual Property, pursuant to which such employees, consultants and contractors have (i) agreed to hold and maintain all Trade Secrets in confidence both during and after their employment or retention thereby, as applicable, and (ii) presently assigned to a member of the Innocoll Group all of such party’s rights, title and interest in and to all Intellectual Property created or developed for a member of the Innocoll Group in the course of their employment or retention thereby.

(i)	Innocoll and its Subsidiaries own or have a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business (the “Innocoll IT Systems”). The Innocoll IT Systems (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business, and (ii) do not contain any viruses, worms, Trojan horses, bugs, defects, faults, devices, errors, contaminants, design or documentation errors, or any other code designed or intended to have, capable of performing, or that without user intent will cause, any of the following functions: disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing, enabling or assisting any unauthorized access to, any Innocoll IT Systems.

6.1.13.	Privacy and Data Security

(a)	Each Group Company has at all times been in compliance (i) with all Privacy Laws, (ii) in all material respects with its contractual obligations with respect to Personal Information, and (iii) in all material respects with its applicable policies regarding Personal Information, privacy, and data security, including all privacy policies published on the websites of any Innocoll Group member or communicated in writing to third parties (“Privacy Policies”). Except as may be required by applicable Law, the Innocoll Group has not shared, disclosed, sold, rented or otherwise made available, and does not share, disclose, sell, rent or otherwise make available, to third parties any Personal Information that the Innocoll Group collects or is in its possession or under its control. The Innocoll

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Group has not received any written notice of any claims, investigations or alleged violations of, or been charged with the violation of, any Privacy Laws or Privacy Policies, and, to the Knowledge of Innocoll, there are no facts or circumstances which could form the basis for any such violation or claim.

(b)	The Innocoll Group has taken commercially reasonable measures to protect the security, confidentiality and integrity of Personal Information in its possession or control against unauthorized access, disclosure, use, or loss, including by implementing and monitoring compliance with commercially reasonable measures with respect to the technical, administrative and physical security of Personal Information in the Innocoll Group’s possession or control. To the Knowledge of Innocoll, there have been no data breaches or incidents involving unauthorized access to, use of, or disclosure of Personal Information in the Innocoll Group’s possession or under its control.

(c)	The Innocoll Group has contractually obligated all third-party service providers or processors of Personal Information collected, held, or controlled by the Innocoll Group to comply with applicable Privacy Laws with respect to Personal Information, to protect and secure such Personal Information from unauthorized disclosure, and to restrict use of such Personal Information to those uses authorized or required under the servicing, outsourcing, processing, or similar arrangement.

(d)	The execution, delivery and performance of this Agreement, including the transfer of Personal Information in connection with the Transactions, complies with all Privacy Laws and in all material respects with the Privacy Policies. The Innocoll Group is not subject to any contractual requirements or other legal obligations that, following the Completion, would prohibit Innocoll or any member of the Innocoll Group or the Gurnet Group from receiving or using Personal Information in the manner in which the Innocoll Group receives and uses such Personal Information prior to the Effective Time.

6.1.14.	Employee Benefits

(a)	Clause 6.1.14(a) of the Innocoll Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, all of the Innocoll Benefit Plans. With respect to each Innocoll Benefit Plan, Innocoll has made available to Gurnet (if applicable) complete copies of (i) each Innocoll Benefit Plan (or, if not written, a written summary of its material terms), including all plan documents, trust agreements or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the two most recent annual reports (Form 5500 series) filed with the United States Internal Revenue Service (the “IRS”) with respect to such Innocoll Benefit Plan, (iv) the most recent actual report or other financial statement relating to such Innocoll Benefit Plan, (v) the most recent determination or opinion letters, if any, issued by the IRS with respect to any Innocoll Benefit Plan and (vi) the two most recent

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nondiscrimination tests performed under the Code for each Innocoll Benefit Plan.

(b)	(i) Each of the Innocoll Benefit Plans has been operated and administered in compliance with its terms and with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) neither Innocoll nor any of its ERISA Affiliates has within the last six years sponsored a benefit plan that is or ever was subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) no Innocoll Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Innocoll or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and at the sole expense of the employee (or beneficiary) or comparable U.S. state or foreign law; (iv) no liability under Title IV of ERISA has been incurred by Innocoll, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Innocoll, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (v) no Innocoll Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 4001(a)(3) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi) all contributions or other amounts payable by Innocoll or its Subsidiaries as of the Effective Time pursuant to each Innocoll Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with U.S. GAAP or applicable international accounting standards; (vii) neither Innocoll nor any of its Subsidiaries has engaged in a transaction in connection with which Innocoll or its Subsidiaries could be subject to a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) there are no pending, or to the Knowledge of Innocoll, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Innocoll Benefit Plans or any trusts related thereto that would result in a material liability.

(c)	Each of the Innocoll Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (ii) has received a favourable determination letter or opinion letter as to its qualification.

(d)	Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated in compliance with Section 409A of the Code, the applicable proposed and final regulations thereunder, and any applicable IRS guidance, in all material respects. The Company does not have any liability or obligation

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to provide any gross-up of Tax imposed by Section 409A(a)(1)(B) of the Code.

(e)	Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Innocoll Group under any Innocoll Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Innocoll Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(f)	Clause 6.1.14(f) of the Innocoll Disclosure Letter sets forth, with respect to the Innocoll Share Plans, (i) the aggregate number of Innocoll Shares that are subject to Innocoll Options (indicating the Innocoll Share Plan it was granted under), (ii) the aggregate number of Innocoll Shares that are Innocoll Restricted Shares and (iii) the aggregate number of Innocoll Shares that are subject to Innocoll RSUs.

6.1.15.	Labour Matters

(a)	Except as set forth in Clause 6.1.15 of the Innocoll Disclosure Letter, no member of the Innocoll Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. As of the date hereof, no member of the Innocoll Group is subject to a labour dispute, strike or work stoppage. To the Knowledge of Innocoll, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Innocoll Group, except for those the formation of which has not had and would not reasonably be expected to be, material to Innocoll and its Subsidiaries, taken as a whole.

(b)	The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Innocoll Group.

6.1.16.	Regulatory Matters

(a)	Innocoll and each of its Subsidiaries holds all Governmental Authorisations and Clearances, including (x) all authorizations required under the FDCA and the regulations of the FDA promulgated thereunder, and (y) authorizations of any applicable Regulatory Agency necessary for the lawful operation of the businesses of Innocoll or any of its Subsidiaries in each jurisdiction in which such person operates (the “Regulatory Permits”), and all such Regulatory Permits are valid and in full force and effect and Innocoll is in compliance with the terms of all Regulatory Permits, except where the failure of Innocoll to hold such

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Regulatory Permits or of such Regulatory Permits to be valid or in full force and effect, or the failure to be in material compliance with the terms of such Regulatory Permits, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)	The businesses of Innocoll and each of its Subsidiaries are being conducted in material compliance with, and such persons have appropriate internal controls that are reasonably designed to ensure material compliance with, all applicable Laws, including (t) the FDCA; (u) federal Medicare and Medicaid statutes and related state or local statutes; (v) any comparable foreign Laws for any of the foregoing; (w) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. § 1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local Laws); (x) state or provincial licensing, disclosure and reporting requirements; (y) Laws with respect to the protection of personally identifiable information collected or maintained by or on behalf of Innocoll or its Subsidiaries; and (z) the rules and regulations promulgated pursuant to all such applicable statutes, each as amended from time to time (collectively, the “Healthcare Laws”). Since December 31, 2013, neither Innocoll nor any of its Subsidiaries has received any written notification or communication from any Regulatory Agency, including without limitation the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services or any other “notified body” or “competent authority” or corresponding Relevant Authority in any jurisdiction, of noncompliance by, or liability of Innocoll or any of its Subsidiaries under, any Healthcare Laws, except where such noncompliance or liability has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c)	Innocoll and its Subsidiaries are not party to any material corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Regulatory Agency and, to the Knowledge of Innocoll, no such action is currently contemplated, proposed or pending.

(d)	All pre-clinical and clinical investigations conducted or sponsored by Innocoll and each of its Subsidiaries are being conducted in compliance with all applicable Laws administered or issued by the applicable Regulatory Agencies, including, without limitation, (i) applicable FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA regulations for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (iii) any comparable foreign Laws for any of the foregoing or other Laws regulating the conduct of pre-clinical and clinical investigations and (iv)

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federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except for any such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)	Since December 31, 2013, neither Innocoll nor any of its Subsidiaries has received any written notice from the FDA (including any inspection reports on Form FDA-483) or any foreign agency with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial, suspension or revocation of any application or grant for marketing approval or clearance with respect to any material Innocoll Product currently pending before or previously approved or cleared by the FDA or such other Regulatory Agency.

(f)	Since December 31, 2013, all reports, documents, claims, permits, and notices required to be filed, maintained or furnished to the FDA or any other Regulatory Agency by Innocoll and its Subsidiaries have been so filed, maintained or furnished in a timely manner, except where the failure to file, maintain or furnish such reports, documents, claims, permits, or notices has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither Innocoll nor any of its Subsidiaries, nor, to the Knowledge of Innocoll, any officer, employee, agent or distributor of Innocoll or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Innocoll or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Regulatory Agency to invoke any similar policy. Neither Innocoll nor any of its Subsidiaries, nor, to the Knowledge of Innocoll, any officer, employee, agent or distributor of Innocoll or any of its Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Innocoll nor any of its Subsidiaries, nor, to the Knowledge of Innocoll, any officer, employee, agent or distributor of Innocoll or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

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(g)	As to each Innocoll Product or Innocoll Product candidate, subject to the FDCA, the regulations of the FDA promulgated thereunder or similar Law in any foreign jurisdiction, that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Innocoll or any of its Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each such Innocoll Product or Innocoll Product candidate is being or has been developed, manufactured, stored, distributed and marketed in material compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labelling, advertising, record keeping, and reporting. There is no action or proceeding pending or, to the Knowledge of Innocoll, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Innocoll Product or Innocoll Product candidate by Innocoll or any of its Subsidiaries of any Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)	Since December 31, 2013, Innocoll and each of its Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall or material field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Innocoll Product or is currently considering initiating, conducting or issuing any material recall of any Innocoll Product, nor has any Innocoll Product been suspended or, to the Knowledge of Innocoll, subject to potential suspension, in each case, in the United States, the European Union or anywhere else in the world. To the Knowledge of Innocoll, there are no facts which are reasonably likely to cause, and Innocoll has not received since December 31, 2013, any written notice from the FDA or any other Regulatory Agency regarding, (i) the recall, market withdrawal or replacement of any Innocoll Product sold or intended to be sold by Innocoll or its Subsidiaries, (ii) a change in the marketing classification or a material change in the labelling of any such Innocoll Products, (iii) a termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such Innocoll Products, or (iv) a negative change in reimbursement status of an Innocoll Product, that in each case, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.1.17.	Real Property

(a)	No member of the Innocoll Group owns any real property.

(b)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each material lease, sublease and other agreement under which Innocoll or any of its Subsidiaries uses or occupies or has the right to use or occupy any

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material real property at which the material operations of Innocoll and its Subsidiaries are conducted (the “Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of Innocoll or, if applicable, its Subsidiary or, to the Knowledge of Innocoll, the landlord thereunder exists with respect to any Leased Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Innocoll and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Leased Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. As of the date hereof, neither Innocoll nor any of its Subsidiaries has received notice of any pending, and, to the Knowledge of Innocoll, there is no threatened, condemnation proceeding with respect to any Leased Real Property, except any such proceeding which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.1.18.	Environmental Laws and Regulations

Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (a) Innocoll and its Subsidiaries (and, to the Knowledge of Innocoll, its former Subsidiaries) are now and have been in compliance with all, and have not violated any, applicable Environmental Laws; (b) no property currently or formerly owned, leased or operated by Innocoll or any of its Subsidiaries (or, to the Knowledge of Innocoll, its former Subsidiaries) (including soils, groundwater, surface water, buildings or other structures), or any other location used by Innocoll or any of its Subsidiaries (or, to the Knowledge of Innocoll, its former Subsidiaries), is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability, in any case by or affecting Innocoll or any of its Subsidiaries or, following Completion, Gurnet, Gurnet Sub or any of their respective Subsidiaries; (c) neither Innocoll nor any of its Subsidiaries (or, to the Knowledge of Innocoll, its former Subsidiaries) has received any notice, demand letter, claim or request for information alleging that Innocoll or any of its Subsidiaries (or, to the Knowledge of Innocoll, its former Subsidiaries) may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (d) neither Innocoll nor any of its Subsidiaries (or, to the Knowledge of Innocoll, its former Subsidiaries) is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (e) Innocoll and each of its Subsidiaries has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing. As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (i) the protection, investigation or restoration of the environment or natural resources, (ii) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or

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(iii) noise, odour, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (i) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water); and (ii) based upon (A) any provision of Environmental Laws or (B) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Relevant Authority and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defence and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and any pollutant, chemical or substance that is subject to regulation, control or remediation under any environmental Law, including any petroleum product or by-product, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mould, mould spores, and mycotoxins. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material). As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Relevant Authority or those which a Relevant Authority or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under “removal,” “remedial,” or other “response” actions. As used herein, the term “Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

6.1.19.	Required Vote of Innocoll Shareholders

The Innocoll Shareholder Approval is the only vote of holders of securities of Innocoll which is required to consummate the Transactions.

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6.1.20.	Information Provided

The information relating to the members of the Innocoll Group to be contained in the Scheme Document and, if applicable, the Takeover Offer Documents (including in each case any amendments or supplements thereto) and any other documents filed with or furnished to the High Court or the SEC or pursuant to the Takeover Rules, the Act or the Exchange Act, in connection with this Agreement, will not, on the date the Proxy Statement is or, if applicable, the Takeover Documents are first posted or disseminated to Innocoll Shareholders contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The parts of the Scheme Document and any related documents for which the Innocoll directors are responsible under the Takeover Rules and any related filings for which the Innocoll directors are required to take responsibility in accordance with Rule 19 of the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. The Proxy Statement and any related documents will comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

6.1.21.	Insurance

Each material insurance policy and Contract (or replacements thereof) of Innocoll and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and all premiums due thereunder have been paid. Neither Innocoll nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or contracts), except where such cancellation or termination would not reasonably be expected to be material to Innocoll and its Subsidiaries, taken as a whole.

6.1.22.	FCPA; Anti-Corruption

Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to result in material liability to Innocoll or any of its Subsidiaries:

(a)	neither Innocoll nor any of its Subsidiaries, nor any director, manager or employee of Innocoll or any of its Subsidiaries has, in the last five years, in connection with the business of Innocoll or any its Subsidiaries, itself or, to the Knowledge of Innocoll, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Innocoll or any of its Subsidiaries, taken any action in violation of the FCPA, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

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(b)	neither Innocoll nor any of its Subsidiaries, nor any director, manager or employee of Innocoll or any of its Subsidiaries are, or in the past five years have been, subject to any actual, pending or threated Action or made any voluntary disclosures to any Relevant Authority, involving Innocoll or any of its Subsidiaries in any way relating to applicable Bribery Legislation, including the FCPA and the Bribery Act;

(c)	each member of the Innocoll Group has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of each member of the Innocoll Group as required by the FCPA in all material respects;

(d)	each member of the Innocoll Group has instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintains such policies and procedures in force; and

(e)	no officer, director or employee of any member of the Innocoll Group is (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any non-U.S. Governmental Body, including any political subdivision thereof and any corporation or other entity owned or controlled in whole or in party by any non-U.S. Governmental Body or any sovereign wealth fund or any department, agency or instrumentality thereof, or of a public international organization, (ii) any party official or candidate for political office outside of the United States or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) or (ii).

6.1.23.	No Finders or Brokers

Except for Piper Jaffray & Co., neither Innocoll nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition. Innocoll has furnished to Gurnet a complete copy of all agreements (including any amendments, waivers or changes thereto) between any member of the Innocoll Group and Piper Jaffray & Co. as of the date of this Agreement pursuant to which such firm would be entitled to any payment in connection with or upon consummation of the Acquisition.

6.1.24.	Opinion of Financial Advisor

The Innocoll Board has received an opinion from Piper Jaffray & Co., dated as of the date of this Agreement, to the effect that, as of such date and subject to the various assumptions and limitations set forth in such opinion, the Consideration to be received by Innocoll Shareholders in the Acquisition is fair and reasonable, from a financial point of view, to such shareholders.

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6.1.25.	No Other Warranties

Gurnet acknowledges that: (a) the only representations or warranties made by Innocoll in connection with the Transactions with respect to any member of the Innocoll Group are those contained in this Clause 6.1 and in any certificates delivered by Innocoll in connection with the Completion pursuant to any Conditions, and (b) neither Innocoll nor any of its Representatives makes any other express or implied representation or warranty, including with respect to any other information provided or made available to Gurnet in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Gurnet and/or to Gurnet’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

6.2.	Gurnet Warranties

Gurnet and Gurnet Sub jointly and severally represent and warrant to Innocoll as follows:

6.2.1.	Qualification, Organisation

Each of Gurnet and Gurnet Sub is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Gurnet Group. Gurnet has made available to Innocoll true and complete copies of the Organisational Documents of Gurnet Sub, which Organisational Documents are in full force and effect, and Gurnet Sub is not in violation of such Organisational Documents in any material respect.

6.2.2.	Capitalisation

All the issued and outstanding shares of capital stock of, or other equity interests in, Gurnet Sub have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Gurnet free and clear of all Encumbrances.

6.2.3.	Corporate Authority; No Violation

(a)	Each of Gurnet and Gurnet Sub has all requisite corporate power and authority to enter into this Agreement and, with respect to Gurnet, the Expenses Reimbursement Agreement, and, with respect to Gurnet Sub, the CVR Agreement, and to consummate the Transactions. The execution and delivery of this Agreement, the CVR Agreement and the Expenses Reimbursement Agreement, as applicable, and the consummation of the Transactions have been duly and validly authorised by the Gurnet Board and the board of directors of Gurnet Sub and, except for the filing of the required documents in connection with the Scheme

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with, and the receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings or approvals on the part of Gurnet or Gurnet Sub are necessary to authorise the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Gurnet and Gurnet Sub and, assuming this Agreement constitutes the valid and binding agreement of Innocoll, constitutes the valid and binding agreement of Gurnet and Gurnet Sub, enforceable against Gurnet and Gurnet Sub in accordance with its terms.

(b)	Other than in connection with or in compliance with (i) the provisions of the Act, (ii) the Takeover Panel Act and the Takeover Rules, (iii) the Securities Act, (iv) the Exchange Act, (v) any applicable requirements of any Antitrust Laws and (vi) any applicable requirements of NASDAQ, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Gurnet and Gurnet Sub of the Transactions, except for such authorisations, consents, approvals or filings (A) that, if not obtained or made, would not reasonably be expected to materially impede or prevent the consummation of the Acquisition or (B) as may arise as a result of facts or circumstances solely or primarily relating to Innocoll or its Affiliates or Laws or Contracts binding on Innocoll or its Affiliates.

(c)	Assuming compliance with the Scheme, Chapter 1 of Part 9 of the Act and any directions or orders of the High Court, none of the execution, delivery or performance by Gurnet of this Agreement or the Expenses Reimbursement Agreement or the consummation of the Acquisition will: (i) contravene, conflict with or result in a violation of any of the provisions of the Organisational Documents of any member of the Gurnet Group; or (ii) contravene or conflict with in any material respect, or result in a material violation of, any applicable Law or any order, ruling, writ, injunction, judgment, arbitration award or decree to which Gurnet, or any of the material assets owned by any member of the Gurnet Group, is subject; or (iii) result in any violation or material breach of, or default or change of control (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon any member of the Gurnet Group or result in the creation of any Encumbrance or any other material obligations, losses or grants of rights upon any of the properties, rights or assets of any member of the Gurnet Group, other than Permitted Encumbrances, except, in the case of clauses (ii) and (iii), where such contravention, conflict, violation, breach, default or other occurrence would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the ability of Gurnet and Gurnet Sub to consummate the Acquisition or otherwise prevent the consummation of the Transactions.

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6.2.4.	Information Provided

The information relating to the members of the Gurnet Group to be contained in the Scheme Document and, if applicable, the Takeover Offer Documents (including in each case any amendments or supplements thereto) and any other documents filed with or furnished to the High Court or the SEC or pursuant to the Takeover Rules, the Act or the Exchange Act, in connection with this Agreement (in each case, to the extent provided by Gurnet in writing and reproduced therein), will not, on the date the Proxy Statement is or, if applicable, the Takeover Documents are first posted or disseminated to Innocoll Shareholders contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The parts of the Scheme Document and any related documents for which the Gurnet Sub directors are required to take responsibility in accordance with Rule 19 of the Takeover Rules and any related filings for which the Gurnet directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act.

6.2.5.	Investigations; Litigation

As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Gurnet, threatened) by any Relevant Authority with respect to any member of the Gurnet Group or any of their properties, rights or assets, (ii) there are no Actions pending (or, to the knowledge of Gurnet, threatened) against any member of the Gurnet Group or any of their properties, rights or assets before, and (iii) there are no Orders in effect, which would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Gurnet to consummate the Acquisition or otherwise prevent the consummation of the Transactions.

6.2.6.	Access to Sufficient Cash

Gurnet Sub will have sufficient cash, available lines of credit or other sources of immediately available and cleared funds to enable it to pay, or cause to be paid, (i) the aggregate Cash Consideration in full in accordance with the terms of the Scheme and (ii) all other required payments payable in connection with the Acquisition as and when such payments become due and payable, including (a) the CVR Consideration (to the extent payable in accordance with the terms of the CVR Agreement) and (b) those payments required to be made pursuant to each of the Rule 15 Proposals. In no event shall the receipt or availability of any funds or financing by Gurnet, Gurnet Sub or any of their respective Affiliates be a condition to the obligations of Gurnet Sub to pay the Consideration.

6.2.7.	No Other Representations

Innocoll acknowledges that: (i) the only representations or warranties given by Gurnet and Gurnet Sub in connection with the Transactions with respect to any member of the Gurnet Group are those contained in this Clause 6.2, and (ii) none of Gurnet, Gurnet Sub or any of their respective Representatives makes any other

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express or implied representation or warranty, including with respect to any other information provided or made available to Innocoll in connection with the Transactions and including any information, documents, projections, forecasts or other material made available to Innocoll and/or to Innocoll’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

7.	Additional Agreements

7.1.	Consents and Regulatory Approvals

7.1.1.	The terms of the Acquisition shall be set out in the Rule 2.5 Announcement and the Scheme Document, to the extent required by applicable Law.

7.1.2.	Subject to the terms and conditions hereof, the Parties shall use their respective reasonable best efforts to achieve satisfaction of the Conditions as promptly as reasonably practicable following the publication of the Scheme Document and in any event no later than the End Date.

7.1.3.	Subject to the terms and conditions hereof, Innocoll and Gurnet shall (and Gurnet shall cause Gurnet Sub to) use reasonable best efforts to:

(a)	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as reasonably practicable;

(b)	as promptly as reasonably practicable, obtain from, make with or provide to any Relevant Authority any Clearances required to be obtained, made or provided by Innocoll or Gurnet or any of their respective Subsidiaries in connection with the consummation of the Transactions;

(c)	as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the Transactions, including:

(i)	under any applicable Antitrust Laws or foreign investment Laws;

(ii)	under the Takeover Rules and the Act;

(iii)	under the Exchange Act or the Securities Act; or

(iv)	as required by the High Court;

(d)	as promptly as reasonably practicable, take all actions reasonably necessary, proper or advisable to obtain from, make with or provide to any third party any Clearances (other than Clearances under any Antitrust Laws, which shall be governed by Clause 7.1.4) required to be obtained, made or provided by Innocoll or Gurnet or any of their respective Subsidiaries in connection with the consummation of the Transactions (including the Acquisition); provided, however, that

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notwithstanding anything in this Agreement to the contrary, in no event shall Innocoll or Gurnet or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party (other than a Relevant Authority) for any Clearance required in connection with the consummation of the Transactions under any Contract, other than customary filing or application fees.

7.1.4.	Subject to the terms and conditions hereof, including, with respect to Innocoll, Clauses 7.1.7 and 7.1.8, and on the basis that Gurnet shall not be obligated to undertake or accept or agree to implement any of the matters, actions or remedies set forth in Clause 7.1.8, each of the Parties shall, and shall cause each of their respective Subsidiaries to, cooperate and use reasonable best efforts to:

(a)	obtain any Clearances required in connection with the consummation of the Transactions under any federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, competition, antitrust or restraint of trade or to regulate foreign investment (collectively, “Antitrust Laws”);

(b)	as promptly as reasonably practicable respond to any requests of any Relevant Authority for information or documentary material under any Antitrust Law following any filing contemplated by Clause 7.1.4(a), and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transactions (including the Acquisition) under any Antitrust Law. The Parties shall (subject to applicable Law) consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission;

(c)	cause (insofar as the Party can cause) its advisors to cooperate with the other Parties in providing to the other Parties such assistance as is reasonably necessary and it is reasonably able to provide, and to provide to any Relevant Authority such information as may reasonably be necessary and it is reasonably able to provide, to ensure that:

(i)	the Transactions are validly and promptly notified to any Relevant Authority; and

(ii)	any request for information from any Relevant Authority is fulfilled promptly and in any event in accordance with any relevant time limit, and that, where practicable (and subject to applicable Law), it provides copies of any proposed communication with any Relevant Authority in relation to the Transactions to the other Parties and that it takes due

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consideration of any reasonable comments that the other Parties may have in relation to such proposed communication, provided that it shall not be required to provide the other Parties with any confidential information or business secrets.

7.1.5.	Subject in each case to the provisions of any applicable Laws, Gurnet and Innocoll shall:

(a)	promptly advise each other of (and Gurnet or Innocoll shall so advise with respect to written or oral communications received by any Subsidiary of Gurnet or Innocoll, as the case may be) any written or oral communication from any Relevant Authority or third party whose Clearance is required or reasonably necessary in connection with the consummation of the Transactions;

(b)	not participate in any meeting or discussion with any Relevant Authority in respect of any filing, investigation or enquiry concerning this Agreement or the Transactions unless it consults with the other Party in advance, and, unless prohibited by such Relevant Authority, gives the other Party the opportunity to attend; and

(c)	promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Relevant Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Innocoll or Gurnet or their respective Affiliates, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable privilege or confidentiality concerns (provided that the redacting Party shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such privilege concerns). With respect to any notice, documentation or other communication required to be given by either Party to the other Party pursuant to this Clause 7.1.5, such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable Law.

7.1.6.	Each Party shall provide as promptly as is reasonably practicable such information and documentary material as may be requested by a Relevant Authority following any such filing or notification and, subject to Clauses 7.1.7 and 7.1.8, shall negotiate with any Relevant Authority in relation to any undertakings, orders, agreements or commitments which any such Relevant Authority requires to facilitate the consummation of the Transactions (including the Acquisition).

7.1.7.	(a) Each member of the Innocoll Group agrees to take, or cause to be taken, subject to receipt by Innocoll of the prior written consent of Gurnet (which consent shall not be unreasonably withheld, conditioned or delayed) and subject

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to Clause 7.1.8, and (b) Gurnet agrees to take or cause to be taken (and to procure that all necessary members of the Gurnet Group take or cause to be taken) any and all reasonable steps and to make, or cause to be made, any and all undertakings reasonably necessary to resolve such objections, if any, that a Relevant Authority may assert under any Antitrust Law with respect to the Acquisition and to avoid or eliminate each and every objection under any Antitrust Law that may be asserted by any Relevant Authority with respect to the Transactions (including the Acquisition) so as to enable the Completion to occur as promptly as is reasonably practicable and in any event no later than the End Date, provided that any such steps or undertakings are immaterial to the business of the Innocoll Group taken as a whole or (as the case may be) the business of the Gurnet Group taken as a whole.

7.1.8.	Nothing in this Agreement shall require, or be deemed to require, Gurnet (or any of its Subsidiaries) to (and Innocoll shall not, and shall cause its Subsidiaries not to, without the prior written consent of Gurnet) take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries’) business in any specified manner) if such action would (a) require any entity (including its Subsidiaries) to divest, hold separate or otherwise take any action that limits such entity’s freedom of action, ownership or control with respect to, or its ability to retain or hold, directly or indirectly, any of its businesses, assets, equity interests, product lines or properties or any equity interest in any joint venture held by such entity, (b) require any undertaking to license any Intellectual Property of the Gurnet Group or the Innocoll Group, (c) reasonably be expected to impose any limitation on or result in a material delay in the ability of Gurnet Sub to acquire, or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares (or the equivalent) in, or to exercise voting or management control over, Innocoll or any member of the Innocoll Group or on the ability of any member of the Innocoll Group to hold or exercise effectively, directly or indirectly, rights of ownership of shares (or the equivalent) in, or to exercise rights of voting or management control over, any member of the Innocoll Group, (d) be a limitation on the ability of Gurnet or its Subsidiaries to integrate or co-ordinate its business, or any part of it, with the business of the Innocoll Group, or (e) result in a member of the Gurnet Group or the Innocoll Group ceasing to be able to carry on business in any jurisdiction it does at the date hereof. For the avoidance of doubt, the obligation to use reasonable best efforts to achieve satisfaction of the Conditions for the purposes of Clause 7.1.2 will not cause Gurnet or Innocoll to be obliged to do or permit or consent to anything that is inconsistent with this Clause 7.1.8.

7.1.9.	In the event that the latest date on which the High Court and/or the Panel would permit Completion to occur is prior to the End Date and the Parties (acting reasonably) agree that it may not be possible to achieve Completion by such date, the Parties shall use their respective commercially reasonable efforts to obtain consent of the High Court and/or the Panel, as applicable, to an extension of such latest date to a date by which the Parties (acting reasonably) consider that Completion can be achieved (but not beyond the End Date). If Rule 12(b)(i) of the Takeover Rules may reasonably be expected to cause the Scheme to lapse, the Parties shall use their respective reasonable best efforts to obtain consent of the Panel to avoid lapsing of the Scheme pursuant to Rule 12(b)(i) of the Takeover Rules. If (i) the High Court and/or the Panel require the lapsing of the Scheme prior to the End Date, (ii) the Scheme lapses pursuant to Rule 12(b)(i) of the

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Takeover Rules, or (iii) the Scheme lapses pursuant to paragraphs 1 or 6 of Appendix I to the Rule 2.5 Announcement as a result of the Scheme failing to have become effective on or prior to the End Date, the Parties shall (unless and until this Agreement is terminated pursuant to Clause 9) take all reasonable actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in subclause (i), (ii) or (iii) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).

7.2.	Directors’ and Officers’ Indemnification and Insurance

7.2.1.	For a period of six years after the Effective Date, Gurnet shall, and shall cause Innocoll to, maintain in effect the provisions for indemnification, advancement of expenses, or exculpation in the Organisational Documents of each member of the Innocoll Group or in any agreement to which any member of the Innocoll Group is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors or officers of any member of the Innocoll Group or were directors, officers, members, trustees or fiduciaries of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of any member of the Innocoll Group (each, together with his or her respective heirs and representatives, an “Innocoll Indemnified Party” and, collectively, the “Innocoll Indemnified Parties”) in respect of actions or omissions occurring at or prior to the Effective Time; provided, however, that in the event any claim, action, suit proceeding or investigation is pending, asserted or made, either prior to the Effective Time or within such six-year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.2.1 in respect thereof shall continue until disposition thereof, even if such disposition occurs after the sixth anniversary of the Effective Date. Gurnet shall cause Innocoll and its Subsidiaries to, to the fullest extent permitted under applicable Law, honour, in accordance with their respective terms, (a) the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of each member of the Innocoll Group and its Subsidiaries or in any agreement to which any member of the Innocoll Group is a party and (b) each of the covenants contained in this Clause 7.2.

7.2.2.	For a period of six years from the Effective Date, Gurnet shall cause to be maintained in effect:

(a)	the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Completion Date maintained by any member of the Innocoll Group with respect to matters arising on or before the Effective Time (provided that Gurnet may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured persons (other than changes to the terms and conditions in the applicable insurer’s form that are not material to the beneficiaries thereof)); or

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(b)	a “tail” policy (which, with Gurnet’s prior written consent, (such consent not to be unreasonably withheld, delayed or conditioned), Innocoll may purchase prior to the Effective Time, and, in such case, Gurnet shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Innocoll) under Innocoll’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Innocoll’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Effective Time, is from a carrier with comparable credit ratings to Innocoll’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that, in the aggregate, are no less favourable to the insured persons than those of Innocoll’s directors’ and officers’ insurance policy in effect as of the date hereof;

provided, however, that, notwithstanding the foregoing, Gurnet shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Innocoll prior to the date hereof in respect of the coverage required to be obtained pursuant to this Clause 7.2.2, but in such case the relevant Party shall purchase as much coverage as reasonably practicable for such amount.

7.2.3.	The rights of each Innocoll Indemnified Party under this Clause 7.2 shall be in addition to, and not in limitation of, any other rights such Innocoll Indemnified Party may have under the Organisational Documents of each member of the Innocoll Group, as applicable, any agreement, any insurance policy, the Act (or any other applicable Law) or otherwise. The provisions of this Clause 7.2 shall survive the consummation of the Transactions and shall not be terminated or modified in such a manner as to adversely affect any Innocoll Indemnified Party without the written consent of such affected Innocoll Indemnified Party (it being expressly agreed that the Innocoll Indemnified Parties shall be third-party beneficiaries of this Clause 7.2 and shall be entitled to enforce the covenants contained in this Clause 7.2).

7.3.	Financing Cooperation

7.3.1.	Prior to the Completion, Innocoll shall use reasonable best efforts and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective officers, directors, employees and advisors and other Representatives, including legal and accounting, to, provide to Gurnet and its Subsidiaries such cooperation as may be reasonably requested by Gurnet in connection with the arranging, obtaining, syndication and consummation of the Financing, including:

(a)	participating in such number of meetings, presentations, road shows, drafting sessions, due diligence sessions or sessions with prospective lenders, investors and rating agencies as Gurnet may (on reasonable prior notice to Innocoll) reasonably request; provided, however, that such participation will be limited to Innocoll’s Executive Officers;

(b)	providing information in connection with and assisting in the preparation of materials for rating agency presentations, bank information memoranda, lender presentations, investor presentations and other

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customary marketing materials and documents required or necessary in connection with the Financing and the Transactions, including furnishing customary and reasonable business and financial projections reasonably requested by Gurnet or any of its Subsidiaries, furnishing customary and reasonable records, data or other information necessary to support any statistical information or claims relating to any member of the Innocoll Group appearing in the aforementioned marketing materials; provided, however, that nothing in this sub-clause requires Innocoll to provide (i) information regarding compensation, (ii) US GAAP financial information or (iii) information that is highly confidential to the Innocoll Group;

(c)	furnishing Gurnet, as promptly as reasonably practicable upon request by Gurnet in connection with the Financing, with customary financial statements, pro forma financial statements and other financial data and financial information of Innocoll and its Subsidiaries that is reasonably requested by the Financing Sources;

(d)	reasonably cooperating with reasonable and proportionate requests for due diligence (to the extent customary for financings of a type similar to the Financing);

(e)	providing promptly, and in any event, at least three Business Days prior to the Completion Date, such customary documentation and other customary information about the Innocoll Group as is reasonably requested in writing by Gurnet reasonably in advance of, and in any event, at least 20 calendar days prior to, the Completion Date in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(f)	assisting with the negotiation, preparation and execution of any credit agreements, indentures, notes, security purchase agreements, guarantees, pledge and security documents, hedging arrangements, other definitive financing documents, and other certificates or documents and back-up therefor as may be reasonably requested by Gurnet or any of its Subsidiaries; and

(g)	cooperating with Gurnet and Gurnet’s efforts to obtain corporate and facilities ratings as reasonably requested by Gurnet;

provided that:

(i)	no member of the Innocoll Group shall be required to pay any commitment or other fee or incur any cost, expense or liability (other than fees and expenses that are to be promptly reimbursed by Gurnet under Clause 7.3.2) in connection with the Financing prior to the Completion Date;

(ii)	no member of the Innocoll Group (and no Innocoll director, Innocoll Executive Officer or other member of the Innocoll

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senior management) shall be required to execute, prior to the Completion Date, any financing agreements, including any credit, security, pledge or other agreements in connection with the Financing, or deliver any solvency, officers’ or similar certificates or legal opinions in connection with the Financing (other than representation letters required by Innocoll and its Subsidiaries’ auditors in connection with the delivery of “comfort letters”);

(iii)	except as expressly provided above, no member of the Innocoll Group shall be required to take any corporate actions that are not subject to the occurrence of the Completion Date to permit the consummation of the Financing;

(iv)	the cooperation of the Innocoll Group shall not unreasonably interfere with on-going operations of any member of the Innocoll Group or otherwise materially impair the ability of any Representative of Innocoll to carry out its duties to Innocoll; and

(v)	without prejudice to the generality of sub-paragraph (ii) above, no Innocoll director, Innocoll Executive Officer or other member of Innocoll senior management shall be obliged to pass (or join in the passing) of any resolution or give or make (or join in the giving or making) of any declaration in respect of which he may incur personal liability for the debts of any Innocoll Group entity or Gurnet Group entity (whether pursuant to the Act or otherwise howsoever).

7.3.2.	Gurnet shall, promptly upon request by Innocoll, reimburse Innocoll for all reasonable documented out-of-pocket costs and expenses incurred by any member of the Innocoll Group in connection with cooperation under this Clause 7.3 and shall indemnify and hold harmless Innocoll, its Subsidiaries and their respective Representatives (including the Innocoll Board and officers of Innocoll or any of its Subsidiaries prior to the Completion Date) from and against any and all liabilities, losses, damages, claims, expenses, interest, judgments and penalties (each, a “Loss”) suffered or incurred by them in connection with the syndication or consummation of the Financing, any information utilised in connection therewith and any action taken by them at the request of Gurnet or its Representatives (other than information provided by any member of the Innocoll Group or to the extent a Loss arises from the gross negligence, fraud, bad faith or misconduct of or a breach of this Agreement by an indemnified party).

7.3.3.	Innocoll shall, or shall cause its Subsidiaries to supplement the information provided in connection with the Financing on a reasonably current basis to the extent that any such information, to the Knowledge of Innocoll, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading in any material respect at the time and in light of the circumstances under which such statement is made, promptly after gaining Knowledge thereof; provided, however, that any information so supplemented shall not be deemed to

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be disclosed for purposes of determining whether Innocoll has failed to satisfy any of the Conditions at the Effective Time.

7.3.4.	Innocoll hereby consents to the use of the names and marks of Innocoll and its Affiliates (including any Trademarks derived therefrom) in connection with the Financing; provided, that such names and marks are used solely in a manner that is not intended to or reasonably likely to harm or disparage Innocoll or its Affiliates or their reputation, goodwill or Intellectual Property.

7.3.5.	If requested by Gurnet, Innocoll shall use reasonable best efforts to assist in the delivery to Gurnet of customary payoff letters, lien terminations and instruments of discharge in form and substance reasonably satisfactory to Gurnet to allow for the payoff, discharge and termination in full of the EIB Facility.

7.3.6.	All non-public or otherwise confidential information obtained by Gurnet, its Representatives or its Financing Sources pursuant to this Clause 7.3 shall be kept confidential in accordance with the Confidentiality Agreement, except that Gurnet shall be permitted to disclose such information to the Financing Sources, subject to the Financing Sources entering into customary confidentiality undertakings with respect to such information.

7.3.7.	Notwithstanding anything to the contrary in the foregoing, nothing in this Clause 7.3 shall require any member of the Innocoll Group (or any Innocoll director, Innocoll Executive Officer or other member of Innocoll senior management) to take any action or provide any information where to do so would constitute a breach of any applicable Law (including, without limitation but for the avoidance of doubt, Section 82 of the Act).

7.4.	Transaction Litigation

If there is any actual or threatened shareholder litigation against any Party or its directors or executive officers relating to the Transactions or the Expenses Reimbursement Agreement or there is otherwise any actual or threatened complaint or challenge that is or may be brought in the High Court or any other court in Ireland and/or any court in the United States in connection with the Scheme, the Transactions, this Agreement or the Expenses Reimbursement Agreement, such Party shall consult and cooperate with the other Parties in the defence or settlement of such shareholder litigation (other than any litigation or settlement where the interests of Innocoll or any of its Affiliates are adverse to those of any Gurnet Party or any of their respective Affiliates), and each Party agrees that it will not settle or compromise any such litigation without the written consent of all Parties (such consent not to be unreasonably withheld, conditioned or delayed), provided that the foregoing obligations shall be subject to any fiduciary duties of the board of directors or equivalent governing body of the Party with respect to which such litigation is brought or of any of its Affiliates.

7.5.	Rule 16b-3 Actions

Prior to the Effective Time, Innocoll shall take all such steps as may be required to cause any disposition of Innocoll Shares (including derivative securities with respect to Innocoll Shares) resulting from the Acquisition and the Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to

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Innocoll immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.6.	No Registration of CVRs

Gurnet Sub and Innocoll shall cooperate, including by making reasonably requested changes to the form of CVR Agreement attached hereto as Annex 2, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

7.7.	Employment and Benefit Matters

7.7.1.	Nothing in this Agreement shall confer upon any Innocoll Employee any right to continue in the employ or service of Innocoll or any Affiliate of Innocoll after the Effective Time.

7.7.2.	For a period of one year following the Effective Time, during such time that any Innocoll Employee continues in the employ or service of Innocoll, Gurnet shall cause Innocoll to provide (i) a base salary or wage rate, as applicable, that is no less favourable to such Innocoll Employee than the base salary or wage rate provided to such Innocoll Employee as of immediately prior to the Effective Time and (ii) benefits (excluding, for the avoidance of doubt, equity and equity-based compensation) that are substantially comparable, in the aggregate, to those provided to such Innocoll Employees as a group immediately prior to the Effective Time.

7.7.3.	From and after the Effective Time, Gurnet shall cause each member of the Innocoll Group to honour, in accordance with its terms (including with respect to amendment and termination), each compensation, employment, severance, change-of-control and similar agreement to which any member of the Innocoll Group is a party.

8.	Completion of Acquisition

8.1.	Completion Date

8.1.1.	Completion shall take place at 9:00 a.m., New York City time, on a date to be agreed by the Parties as promptly as practicable following, but being not more than three Business Days (or such shorter period of time as remains before 5:00 p.m., New York City time, on the End Date) after, the satisfaction or, in the sole discretion of the applicable Party, waiver (where permissible) of all of the Conditions with the exception of Condition 2.4 (delivery and registration of the Court Order and a copy of the minute required by Section 86 of the Act) (but subject to the satisfaction of such Condition) or at such other date and/or time as may be mutually agreed to by the Parties in writing (the “Completion Date”).

8.1.2.	Completion shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, 10153.

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8.2.	Innocoll Board Meeting

On or prior to Completion:

8.2.1.	Innocoll shall procure that a meeting of the Innocoll Board (or a duly authorised committee thereof) is held at which resolutions are passed (conditional on registration of the Court Order with the Registrar of Companies occurring and effective as of the Effective Time) approving, with effect from Completion:

(a)	the allotment and issue to Gurnet Sub (and/or its nominees) in accordance with the Scheme of the number of new shares in the capital of Innocoll provided for in the Scheme;

(b)	the removal of the directors of Innocoll as Gurnet shall determine; and

(c)	the appointment of such persons as Gurnet may nominate as the directors of Innocoll.

8.3.	Completion Obligations

On Completion:

8.3.1.	Gurnet shall deliver to Innocoll the CVR Agreement, duly executed by each of Gurnet Sub and the Rights Agent:

8.3.2.	Innocoll shall deliver to Gurnet:

(a)	a certified copy of the resolutions of the Innocoll Board referred to in Clause 8.2;

(b)	letters of resignation from the directors that are removed from Innocoll in accordance with Clause 8.2.1(b) (each such letter containing an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against Innocoll or any member of the Innocoll Group or any of their officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the removal); and

(c)	share certificates in respect of the aggregate number of shares in the capital of Innocoll to be issued to Gurnet Sub (and/or its nominees) in accordance with the Scheme; and

(d)	a certificate of Innocoll, in the form attached hereto as Annex 4, dated as of the Effective Date and signed by a responsible corporate officer of Innocoll, stating that the interests of Innocoll are not, and have not been at any time during the five years preceding the date of such certification, United States real property interests, as defined in Section 897(c)(2) of the Code; and

(e)	a certificate of US Subsidiary, in the form attached hereto as Annex 5, dated as of the Effective Date and signed by a responsible corporate officer of US Subsidiary, stating that the interests of US Subsidiary are

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not, and have not been at any time during the five years preceding the date of such certification, United States real property interests, as defined in Section 897(c)(2) of the Code; and

8.3.3.	Innocoll shall cause an office copy of the Court Order and a copy of the minute required by Section 86 of the Act to be filed with the Registrar of Companies and obtain from the Registrar of Companies a Certificate of Registration in relation to the reduction of share capital involved in the Scheme.

8.4.	Payment of Consideration

8.4.1.	Gurnet shall cause Gurnet Sub to pay, or Gurnet Sub shall cause to be paid, the Cash Consideration due to each Innocoll Shareholder in respect of each Innocoll Share held in accordance with the terms and conditions (including as to the timing of such payment) set out in the Scheme.

8.4.2.	Within 7 days following the Effective Time, Gurnet shall cause Gurnet Sub to furnish to the Rights Agent, or Gurnet shall cause to be furnished to the Rights Agent, in such form as Gurnet Sub receives from Innocoll’s transfer agent (or other agent performing similar services for Innocoll), the names and addresses of the Innocoll Shareholders entitled to receive the CVR Consideration in respect of each Innocoll Share held. Gurnet Sub shall direct, or cause to be directed, the Rights Agent to reflect such names and addresses on the initial register of CVRs and to confirm such write-up of the register to Gurnet Sub promptly thereafter (but, in any event, within five (5) days following the receipt of such names and addresses), pursuant to and in accordance with terms of the CVR Agreement.

9.	Termination

9.1.	Termination

9.1.1.	This Agreement may be terminated at any time prior to the Effective Time as set forth below:

(a)	by either Innocoll or Gurnet if the Scheme Meeting or the EGM shall have been completed and the Scheme Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities;

(b)	by either Innocoll or Gurnet if the Effective Time shall not have occurred by 5:00 p.m. New York City time, on the End Date, provided that the right to terminate this Agreement pursuant to this Clause 9.1.1(b) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of the failure of the Effective Time to have occurred by such time;

(c)	by either Innocoll or Gurnet if the High Court declines or refuses to sanction the Scheme, unless all Parties agree in writing that the decision of the High Court shall be appealed (it being agreed that Innocoll shall make such an appeal if requested to do so by Gurnet);

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(d)	by either Innocoll or Gurnet if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition and such injunction shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Clause 9.1.1(d) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of such injunction;

(e)	by Innocoll, if any Gurnet Party shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy:

(i)	would result in a failure of any Conditions; and

(ii)	is not reasonably capable of being cured by the End Date or, if curable, is not cured within 30 days following Innocoll’s delivery of written notice to Gurnet of such breach, failure to perform or inaccuracy (which notice shall state Innocoll’s intention to terminate this Agreement pursuant to this Clause 9.1.1(e) and the basis for such termination);

(f)	by Gurnet, if Innocoll shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy:

(i)	would result in a failure of any Conditions; and

(ii)	is not reasonably capable of being cured by the End Date or, if curable, is not cured within 30 days following Gurnet’s delivery of written notice to Innocoll of such breach or failure to perform or inaccuracy (which notice shall state Gurnet’s intention to terminate this Agreement pursuant to this Clause 9.1.1(f) and the basis for such termination);

(g)	by Gurnet, in the event that an Innocoll Change of Recommendation shall have occurred;

(h)	by Innocoll upon written notice at any time following delivery of a Final Recommendation Change Notice pursuant to and in accordance with Clause 5.2.7; or

(i)	by mutual written consent of Innocoll and Gurnet.

9.1.2.	Termination of this Agreement in accordance with Clause 9.1.1 shall not give rise to any liability of the Parties except as provided in the Expenses Reimbursement Agreement, and, following such termination, no Party shall have any liability to the other Parties in connection with this Agreement or the Transactions, except as provided in the Expenses Reimbursement Agreement;

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provided that any such termination shall not relieve any Party from liability for fraud or wilful breach of, or failure to perform, this Agreement or from any liabilities that may arise pursuant to and in accordance with the terms of the Confidentiality Agreement. Clause 10 (other than Clauses 10.1 and 10.11) shall survive and continue in full force and effect notwithstanding the termination of this Agreement. If Gurnet or Gurnet Sub bring a successful action against Innocoll for wilful breach of, or failure to perform, this Agreement, then all amounts (if any) paid by Innocoll to Gurnet under Clause 3.2.3 of the Expenses Reimbursement Agreement which are included in any award made by a court of competent jurisdiction against Innocoll arising from liability for wilful breach of, or failure to perform, this Agreement shall be credited against the amount of such award. If Innocoll brings a successful action against Gurnet or Gurnet Sub for liability for fraud or wilful breach of, or failure to perform, this Agreement, then, upon a final judgment from a court of competent jurisdiction finding Gurnet or Gurnet Sub liable for fraud or wilful breach of, or failure to perform, this Agreement, all amounts (if any) to be paid by Gurnet or Gurnet Sub to Innocoll shall be joint and several liabilities of Gurnet and Gurnet Sub.

9.1.3.	Each Party understands and confirms that termination of this Agreement shall:

(a)	be without prejudice to the provisions of the Expenses Reimbursement Agreement or the Confidentiality Agreement; and

(b)	not affect the obligations of each Party to pay the costs and expenses provided in Clause 10.12.

10.	General

10.1.	Announcements

10.1.1.	Subject to the requirements of applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC, the rules of the NASDAQ or any Relevant Authority (including the Panel), the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Transactions, the Scheme or this Agreement. Gurnet and Innocoll shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC, the rules of the NASDAQ or any Relevant Authority (including the Panel).

10.1.2.	For the avoidance of doubt, the provisions of Clause 10.1.1 do not apply to (a) any announcement, document or publication in connection with an Innocoll Alternative Proposal or Innocoll Superior Proposal or a change in the Scheme Recommendation, or (b) any amendment to the terms of the Scheme proposed by Gurnet that would effect an increase in the Consideration whether before or after a withdrawal or adverse modification of the Scheme Recommendation.

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10.2.	Notices

10.2.1.	Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service), by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report), by email or hand delivery to the Party to be served as follows:

(a)	if to Gurnet or Gurnet Sub, to:

Gurnet Point, L.P.
c/o Waypoint International GP LLC

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

United States

Attention	James Singleton
Facsimile:	(617) 588-4901

with copy to:

Weil, Gotshal & Manges LLP
767 5th Avenue
New York, NY 10153
United States
Attention: Michael J. Aiello
Facsimile: (212) 310-8007

and

Matheson
70 Sir John Rogerson’s Quay
Dublin 2

Attention:	Tim Scanlon; Madeline McDonnell
Email:	tim.scanlon@matheson.com;
madeline.mcdonnell@matheson.com

(b)	if to Innocoll, to:

Unit 9, Block D, Monksland Business Park,

Monksland, Athlone,

County Roscommon,

Ireland

Attention:	Anthony Zook
Email:	TZook@innocoll.com

with copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
United States

Attention:	Jeffrey A. Baumel; Ilan Katz
Email:	jeffrey.baumel@dentons.com; and
ilan.katz@dentons.com

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and

William Fry
2 Grand Canal Square
Dublin 2
Ireland

Attention:	David Carthy; Susanne McMenamin
Email:	david.carthy@williamfry.com;|
susanne.mcmenamin@williamfry.com

or such other postal address, facsimile number or email address as it may have notified to the other Party in writing in accordance with the provisions of this Clause 10.2.

10.2.2.	Any notice or document shall be deemed to have been served:

(a)	if delivered by overnight delivery or by hand, at the time of delivery; or

(b)	if sent by e-mail or facsimile, at the time of the sending of the e-mail or facsimile (provided that any notice deemed to have been served on any day that is not a Business Day, or on any Business Day after 5:30 p.m. (addressee’s local time), shall be deemed to have been served at 9:00 a.m. (addressee’s local time) on the next Business Day).

10.3.	Assignment

Neither Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other Party; provided, that Gurnet may assign any or all of its rights and interests hereunder to one or more of its Subsidiaries, provided that prior consent in writing has been obtained from the Panel if required in respect of such assignment, but no such assignment shall relieve Gurnet of its obligations hereunder.

10.4.	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

10.5.	Amendment

No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties. Following obtainment of the Innocoll Shareholder Approval there shall be no amendment to the provisions hereof which by Law would require further approval by the Innocoll Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law.

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10.6.	Entire Agreement

This Agreement (including the Innocoll Disclosure Letter, which forms a part hereof), together with the Confidentiality Agreement, the Expenses Reimbursement Agreement, the CVR Agreement and any documents delivered by the Gurnet Parties or Innocoll in connection herewith, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Gurnet Parties (or any of them) and Innocoll with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and that no action by any Party contemplated by this Agreement shall be deemed to breach the Confidentiality Agreement.

10.7.	Inadequacy of Damages

Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

10.8.	Remedies and Waivers

10.8.1.	No delay or omission by any Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall: (a) affect that right, power or remedy; or (b) operate as a waiver of it.

10.8.2.	The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.9.	Severability

If at any time any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction or other Relevant Authority to be invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement or, as appropriate, the terms and conditions of the Acquisition, so as to effect the original intent of the parties as closely as possible in an equitable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible in accordance with applicable Law.

10.10.	No Partnership and No Agency

10.10.1.	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

10.10.2.	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of the other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of the other Party.

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10.11.	Further Assurance

Without limitation to the provisions of this Agreement, the Parties shall, and shall procure that each member of their respective Groups shall, issue, execute or despatch such documentation in a timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Transactions or carry out the purposes of this Agreement.

10.12.	Costs and Expenses

Save for (i) the Panel’s document review fees (which shall be borne and discharged by Gurnet) and (ii) the filing fees incurred in connection with notifications with any Relevant Authorities under any Antitrust Laws (which shall be borne and discharged by Gurnet), each Party shall pay its own costs and expenses of and incidental to this Agreement and the Transactions (including the Acquisition), except as otherwise expressly provided in this Agreement.

10.13.	No Third-Party Rights

Except as expressly provided in Clause 7.2, no one other than a Party shall have any right to enforce any of the terms of or have any rights or remedies under this Agreement or shall be a beneficiary in any way of this Agreement.

10.14.	Governing Law and Jurisdiction

10.14.1.	This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the conflicts or choice of law rules thereof that would result in the application of the laws of any other jurisdiction; provided, however, that the Acquisition and the Scheme and matters related thereto (including matters related to the Takeover Rules) shall, to the extent required by the Laws of Ireland, and the interpretation of the duties of directors of Innocoll shall, be governed by and construed in accordance with, the Laws of Ireland, without regard to the conflicts of law rules of Ireland that would result in the application of the laws of any other jurisdiction.

10.14.2.	Each of the Parties irrevocably agrees that the Delaware Court of Chancery shall have exclusive jurisdiction to settle any Action arising out of or in connection with this Agreement (provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be settled exclusively in the United States District Court for the District of Delaware and the appellate courts therefrom) and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts and waives, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defence of an inconvenient forum to the maintenance of, any such Action in any such court. Any Action arising out of or in connection with this Agreement shall therefore be brought in such courts. Notwithstanding the forgoing, the Scheme and matters related to the sanction thereof shall be subject to the jurisdiction of the Irish High Court and any appellate courts therefrom.

10.15.	Non-Survival of Representations and Warranties

None of the representations and warranties in this Agreement shall survive the Effective Time or the termination of this Agreement.

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IN WITNESS whereof the Parties have entered into this Agreement on the date first specified above.

SIGNED

for and on behalf of

INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY

Signature

Witness

Print Name of Witness	Print Name

Print Address of Witness

Occupation of Witness

SIGNED

for and on behalf of

GURNET POINT L.P.

by: Waypoint International GP LLC, its general partner

Signature

Witness

Print Name of Witness	Print Name

Print Address of Witness

Occupation of Witness

SIGNED

for and on behalf of

LOUGH REE TECHNOLOGIES LIMITED

Signature

Witness

Print Name of Witness	Print Name

Print Address of Witness

Occupation of Witness

Schedule 1

Innocoll Conduct

1.	Innocoll shall not, and shall procure that its Subsidiaries shall not, authorise or pay any dividends on or make any distribution with respect to the outstanding shares in its or their capital (whether in cash, assets, shares or other securities of any member of the Innocoll Group), except for the declaration and payment of dividends by any of Innocoll’s wholly owned Subsidiaries to Innocoll or any of its other wholly owned Subsidiaries;

2.	Innocoll shall not, and shall procure that its Subsidiaries shall not, split, combine or reclassify any of its or their shares of capital in issue, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital;

3.	Innocoll shall not, and shall procure that its Subsidiaries shall not:

3.1.	grant any Innocoll Options, Innocoll RSUs, Innocoll Restricted Shares or any other equity-based awards;

3.2.	increase the compensation or other benefits payable or provided to any current or former directors, officers or employees of Innocoll or any member of the Innocoll Group, other than any increase in any employee’s (other than any director’s or officer’s) compensation which is consistent with past practice and is by a gross amount of no more than 2% of the gross compensation or other benefits payable, as applicable, to such employee;

3.3.	hire any individual to act as an executive officer of Innocoll or who would be deemed an Innocoll Relevant Employee, or terminate the employment of (a) any Innocoll Relevant Employee or (b) any Executive Officer;

3.4.	enter into any employment, change of control, severance or retention agreement with any director, officer or employee of Innocoll, other than employment agreements that are terminable on not more than 30 days’ notice without penalty or liability other than amounts required to be paid under applicable Law or existing policies of any member of the Innocoll Group;

3.5.	establish, adopt, enter into, amend or terminate any Innocoll Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries other than (i) the renewal of existing benefits under any Innocoll Benefit Plan made in the ordinary course consistent with past practice; or (ii) the establishment, adoption, entry into or amendment made to any constituent part of any Innocoll Benefit Plan which does not increase the cost or expected cost to Innocoll of that constituent part of that Innocoll Benefit Plan;

3.6.	fund any rabbi trust or similar arrangement;

3.7.	accelerate any rights or benefits of any current or former director, officer or employee of any member of the Innocoll Group in a manner that is not in the ordinary course consistent with past practice; or

3.8.	change any actuarial assumptions used to calculate the funding obligations with respect to any Innocoll Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by IFRS, US GAAP or applicable Law (except, in the case of each of sub-paragraphs 3.1 through 3.8 of this paragraph 3, inclusive, as otherwise permitted pursuant to this paragraph 3 or as required by Innocoll Benefit Plans in effect as of the date hereof or as otherwise required by applicable Law);

4.	Innocoll shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in IFRS, US GAAP, applicable Law or SEC policy;

5.	Innocoll shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisition of an equity interest in any joint venture arrangement, or any acquisition of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations (for the purpose of this paragraph 5, each such event an “Investment”), other than as expressly permitted by Clause 5.2 of the Agreement;

6.	Innocoll shall not amend the Innocoll Constitution or any other Organisational Documents and shall not permit any of its Subsidiaries to adopt any material amendments to its Organisational Documents;

7.	Innocoll shall not, and shall procure that its Subsidiaries shall not, enter into any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof, or materially modify, materially amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder;

8.	Innocoll shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in any member of the Innocoll Group or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise un-exercisable option under any of the Innocoll Share Plans (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than:

8.1.	issuances of Innocoll Options or Innocoll RSUs under the Innocoll 2016 Plan to any person who becomes an employee of any member of the Innocoll Group after the date hereof in such amounts and on such terms as are in the ordinary course consistent with past practice for awards to employees in comparable roles;

8.2.	issuances of Innocoll Shares in respect of any exercise of options or the vesting or settlement of share awards outstanding on the date hereof or permitted to be granted after the date hereof in accordance with the terms of this Agreement pursuant to the Innocoll Share Plans, or in respect of any exercise of any German Options; and

8.3.	selling or withholding of Innocoll Shares to satisfy Tax obligations pertaining to the exercise of options or the vesting or settlement of share awards or to satisfy the exercise price with respect to options or to effectuate an optionee direction upon exercise;

9.	Innocoll shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital;

10.	Innocoll shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) or enter into or materially amend any Contract with respect to any of the foregoing, other than Indebtedness for borrowed money incurred by Innocoll and owing to any member of the Gurnet Group; provided that nothing contained herein shall prohibit Innocoll and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

11.	Innocoll shall not, and shall not permit any of its Subsidiaries to, make any loans to any other person, except for loans among Innocoll and its wholly owned Subsidiaries or among Innocoll’s wholly owned Subsidiaries (provided that, subject to the provisions of the existing Indebtedness or other agreements of Innocoll and its Subsidiaries, as may be amended in accordance with their terms and this Agreement, Innocoll and its Subsidiaries shall not make any such loan if it would (or structure any such loan in a manner that would) be reasonably expected to have material adverse tax consequences to Innocoll and its Subsidiaries after Completion);

12.	Innocoll shall not, and shall not permit any of its Subsidiaries to, acquire, lease, license or otherwise obtain any of its material properties or assets or to, sell, lease, exclusively license, transfer, exchange, swap or otherwise dispose of, or subject to any Encumbrance (other than Permitted Encumbrances), any of its material properties or assets (including shares in the capital of its or their Subsidiaries), other than:

12.1.	dispositions of inventory or obsolete equipment in the ordinary course of business;

12.2.	non-exclusive Intellectual Property licenses granted in the ordinary course of business consistent with past practice; or

12.3.	for transactions among Innocoll and its wholly owned Subsidiaries or among its wholly owned Subsidiaries in the ordinary course of business consistent with past practice;

13.	Innocoll shall not, and shall not permit any of its Subsidiaries to: (A) sell, assign, transfer, convey, abandon, allow to lapse or expire, surrender, waive, release, encumber or otherwise dispose of any rights with respect to any Purchased Intellectual Property, the IP Licenses or other intangible assets; or (B) extend, amend, modify, or grant any third party any license, sublicense, covenant or agreement not to sue, immunity, authority, release or other rights with respect to any Purchased Intellectual Property or IP License, other than, in each case of (A) and (B), pursuant to nonexclusive licenses granted in the ordinary course of business consistent with past practice

14.	Innocoll shall not, and shall procure that its Subsidiaries shall not, (A) other than in the ordinary course of business consistent with past practices, enter into any Contract pursuant to which any member of the Innocoll Group grants to any other Person any non-competition, “most-favoured nation”, or exclusive rights (other than non-solicitation agreements with respect to employees) of any type or scope, or that otherwise restricts or purports on its face to restrict in a material respect any member of the Innocoll Group from engaging or competing in any material line of business in any location; or (B) enter into any Contract that, upon completion of the Acquisition, would restrict or purport on its face to restrict Innocoll or any of its Subsidiaries (including any member of the Innocoll Group) from engaging or competing in any line of business in any location;

15.	Innocoll shall not, and shall procure that its Subsidiaries shall not, adopt, approve or implement any “poison pill” or similar shareholder rights plan or related agreement;

16.	Innocoll shall not, and shall procure that its Subsidiaries shall not, announce (including any announcement of an intention to undertake), implement or effect any reduction in labour force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Innocoll Group, other than routine employee terminations in the ordinary course of business consistent with past practices;

17.	Innocoll shall not, and shall not permit any of its Subsidiaries to, compromise or settle any material claim, litigation, investigation or proceeding, in each case made or pending against any member of the Innocoll Group or any of their officers or directors in their capacities as such, other than the compromise or settlement of such material claims, litigations, investigations or proceedings where any such compromise or settlement (x) results in the actual expense to be incurred for any such compromise or settlement being no greater than US$10,000 individually or US$50,000 in the aggregate; (y) does not impose any injunctive relief on or otherwise limit any action or inaction by any member of the Innocoll Group and (z) does not include any admission of guilt or wrongdoing by Innocoll or any of its Subsidiaries;

18.	Innocoll shall not, and shall not permit any of its Subsidiaries to, (i) file any material income or other Tax Return, unless filed in a manner consistent with prior practice (except as required by Law), (ii) make, change or revoke any material Tax election, change any annual Tax accounting period or method of Tax accounting (except, in each case, as required by Law, (iii) file any material amended Tax Return or settle or compromise any audit or proceeding relating to a material amount of Taxes, or material claim for refund, or enter into any closing or similar agreement with any Relevant Authority, or (iv) surrender any right to claim a material amount of Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

19.	Innocoll shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure or expenditures, or commit to do so, in excess of US$10,000 individually or US$50,000 in the aggregate;

20.	Innocoll shall not, and shall not permit any of its Subsidiaries to, alter any intercompany arrangements or agreements or the ownership structure among Innocoll and its wholly-owned Subsidiaries or among Innocoll’s wholly-owned Subsidiaries;

21.	Innocoll shall not, and shall procure that its Subsidiaries shall not, take any action that would materially prevent the Existing Lender from having provided a written waiver and consent agreement to Innocoll providing for its consent to the entry by Innocoll (as guarantor) and Innocoll Borrower (as borrower) into the Gurnet Loan on such terms (without material amendment) as set out in the Loan Agreement and to the incurrence of the indebtedness and the performance of the other obligations contemplated thereby;

22.	Innocoll shall not, and shall procure that its Subsidiaries shall not, fail to maintain cash and cash equivalents on hand sufficient to pay the obligations of Innocoll and its Subsidiaries that are payable prior to the Completion as they become due, subject to item 3 on section 5.1.1 of the Innocoll Disclosure Letter; and

23.	Innocoll shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

ANNEX 1

Rule 2.5 Announcement

ANNEX 2

Form of CVR Agreement

ANNEX 3

Form of Loan Agreement

FORM OF

LOAN AND GUARANTY AGREEMENT

THIS LOAN AND GUARANTY AGREEMENT (this “Agreement”), dated as of [●], 2017, by and among INNOCOLL PHARMACEUTICALS LIMITED, an Irish private limited company and having its registered office at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, County Roscommon, Ireland (“Borrower”), INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY, an Irish public limited company (registration number 544604) and having its registered office at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, County Roscommon, Ireland (the “Guarantor”), and [●] (“Gurnet”), provides the terms on which Gurnet shall make the Term Loan (as defined below) to the Borrower and the Borrower shall repay the Term Loan to Gurnet. The parties agree as follows:

INTERPRETATION AND DEFINITIONS

(a)	Interpretation

In this Agreement:

(i)	References to Articles and Sections, are, save if explicitly stipulated otherwise, references respectively to articles and sections of this Agreement.

(ii)	References to a provision of law are references to that provision as amended or re-enacted.

(iii)	References to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated.

(b)	Definitions

In this Agreement:

“Accounting Reference Date” means 31 December.

“Act” means the Irish Companies Act 2014 and all enactments which are to be read as one with, or construed or read together as one with, the Irish Companies Act 2014.

“Acting in Concert” has the meaning given to that term in the Takeover Panel Act.

“Affiliate” means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company.

“Agreement” has the meaning set forth in the preamble.

“Authorisation” means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Borrower” has the meaning set forth in the preamble.

“Borrowing Notice” is that certain form attached hereto as Exhibit A.

“BSA” has the meaning set forth in Section 3.02.

“Business Day” means a day (other than a Saturday or Sunday) on which Gurnet and commercial banks are open for general business in New York.

“Business Plan” has the meaning given to it in the Existing Facility.

“CAPEX” has the meaning given to it in the Existing Facility.

“Change of Control Event” means (a) the termination of the Transaction Agreement by the Guarantor pursuant to Clause 9.1(h) of the Transaction Agreement to enter into any agreement, understanding or arrangement providing for a Innocoll Superior Proposal (as term is defined in the Transaction Agreement) or (b) the termination of the Transaction Agreement by either Guarantor or Gurnet Sub pursuant to Clause 9.1 of the Transaction Agreement and a Innocoll Alternative Proposal (as defined in the Transaction Agreement) is consummated or a definitive agreement providing for a Innocoll Alternative Proposal (as defined in the Transaction Agreement) is entered into, in each case prior to the Term Loan Maturity Date (provided, that a license of the rights to sell XaraColl solely in one or more countries in Europe shall not be deemed to be a Innocoll Alternative Proposal (as defined in the Transaction Agreement)).

“Claims” has the meaning set forth in Section 9.03(a).

“Closing Date” means [●], 2017.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule E.2 of the Existing Facility.

“Concert Parties”, means, in relation to any party hereto, such Persons as are Acting in Concert with such party (including such Persons as are deemed to be Acting in Concert with such party pursuant to Rule 3.3 of Part A of the Takeover Rules).

“Court” means the High Court of Ireland.

“Credit” has the meaning given to it in the Existing Facility.

“Criminal Offence” means any of the following criminal offences as applicable: fraud, corruption, coercion, collusion, obstruction, money laundering, financing of terrorism.

“Debenture” means the debenture dated on or about the date of this Agreement between the Borrower and Gurnet.

“Default Rate” has the meaning set forth in Section 1.03(b).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Agreement; or

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(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either Gurnet or the Borrower, preventing that party:

(i)	from performing its payment obligations under this Agreement; or

(ii)	from communicating with other parties in accordance with the terms of this Agreement,

and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Dollars” or “$” shall mean dollars of the United States.

“Drawdown Date” means the date on which actual drawdown of the Term Loan is made by the Borrower.

“Drawdown Period” means the period commencing on the date falling ten days after the posting of the Scheme Document to the shareholders of the Guarantor and ending on [●], 2017.

“EBITDA” has the meaning given to it in the Existing Facility.

“EIB” means The European Investment Bank.

“EIB Amendment and Consent” means that certain [●].

“Environment” means the following, in so far as they affect human health and social wellbeing:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,

and includes, without limitation, occupational and community health and safety.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any Person in respect of any Environmental Law.

“Environmental Law” means:

(a)	European Union law, including principles and standards;

(b)	laws and regulations; and

(c)	applicable international treaties,

of which a principal objective is the preservation, protection or improvement of the Environment.

“Euro” and “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to, or operation of the Euro in one or more member states.

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“Event of Default” means any of the circumstances, events or occurrences specified in Article 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to Lender’s failure to comply with Section 1.06(f), (c) any U.S. federal withholding Taxes imposed under FATCA, (d) Taxes resulting from the gross negligence or willful misconduct of Gurnet, (e) penalties, interest and additions to Tax relating to any of the foregoing, (f) Irish withholding tax that arises solely because the Lender is not or has ceased to be a Qualifying Lender (other than as a result of a change of law after the date it became a Lender under this Agreement or in the interpretation, administration, or application of any law or tax treaty, or any published practice or published concession of any relevant tax authority) and (g) Taxes excluded from the definition of Other Taxes.

“Existing Facility” means that certain Finance Contract, dated as of March 27, 2015, by and among the Borrower, the Guarantor and EIB, as in effect on the date hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements, and any substantially comparable non-U.S. law.

“Finance Documents” means:

(a)	this Agreement;

(b)	the Security Documents;

(c)	the Priorities Agreement; and

(d)	any other document the parties agree to designate a Finance Document.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on the Accounting Reference Date.

“GAAP” means in relation to the Borrower and Guarantor (if applicable), generally accepted accounting principles in Ireland, including IFRS.

“Group” means, collectively, the Guarantor, the Borrower and each of their respective Subsidiaries.

“Group Structure Chart” has the meaning set forth in Section 3.19(cc).

“Guarantor” has the meaning set forth in the preamble.

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“Guarantor Shares” means the issued or unconditionally allotted ordinary share capital in the Guarantor and any further such shares which may be issued or unconditionally allotted pursuant to the exercise of any subscription or conversion rights, options or otherwise.

“Gurnet” has the meaning set forth in the preamble.

“Gurnet Sub” means Lough Ree Technologies Limited, an Irish private limited company and a wholly-owned Subsidiary of Gurnet Point L.P., a Delaware limited partnership.

“Hedging Policy” means any derivative transaction by a member of the Group to hedge actual or projected exposure arising in the ordinary course of trading or any derivative instrument of a member of the Group which is accounted for on a hedge accounting basis and does not include any derivative transaction and/or instrument for speculative purposes.

“HMT” has the meaning set forth in the definition of “Sanctions”.

“Holding Company” means, in relation to a Person, any other Person in respect of which the first Person is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indebtedness” means any:

(a)	obligations for borrowed money;

(b)	indebtedness under any acceptance credit;

(c)	indebtedness under any bond, debenture, note or similar instrument;

(d)	instrument under any bill of exchange;

(e)	indebtedness in respect of any interest rate or currency swap or forward currency sale or purchase or other form of interest or currency hedging transaction (including without limit caps, collars and floors);

(f)	indebtedness under any Finance Lease;

(g)	indebtedness (actual or contingent) under any guarantee, bond security, indemnity or other agreement;

(h)	indebtedness (actual or contingent) under any instrument entered into for the purpose of raising finance;

(i)	indebtedness in respect of a liability to reimburse a purchaser of any receivables sold or discounted in the event that any amount of those receivables is not paid;

(j)	indebtedness arising under a securitisation; or

(k)	other transaction which has the commercial effect of borrowing.

“Indemnified Person” has the meaning set forth in Section 9.03(a).

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“Indemnified Tax” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Finance Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Rights” means intellectual property of every designation (including patents, utility patents, copyrights, design rights, trademarks, service marks and know how), whether capable of registration or not.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court, and the limitations on enforcement imposed by laws relating to insolvency, reorganisation, and other laws generally affecting the rights of creditors; and

(b)	similar principles, rights and defences under the laws of any relevant jurisdiction.

“Lender” means, subject to Section 9.01, Gurnet and any Person to which Gurnet or its successors and assigns may sell, transfer, assign, or negotiate all or any part of, or any interest in, such Person’s obligations, rights, and benefits under this Agreement and the other Finance Documents; provided that Gurnet shall be considered to become a Lender on the date of this Agreement and any other Person shall be considered to become a Lender on the date such Person acquires an interest in another Person’s obligations, rights, and benefits under this Agreement and the other Finance Documents.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Mandatory Prepayment/Commitment Termination Trigger” means:

(a)	the occurrence of a Change of Control Event; or

(b)	the granting of any U.S. rights to XaraColl or any other asset(s) with an aggregate fair market value in excess of $1,000,000 (as reasonably determined in good faith by the Borrower and Gurnet) of the Guarantor, the Borrower or any of their Subsidiaries (provided, that a license of the rights to sell XaraColl solely in one or more countries in Europe shall not be deemed to be rights or assets with an aggregate fair market value in excess of $1,000,000).

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“Material Adverse Change” means, any event or change of condition, which has a material adverse effect on:

(a)	the ability of the Borrower or the Guarantor to perform its obligations under the Finance Documents;

(b)	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, the Guarantor or the Group as a whole; or

(c)	the validity or enforceability of the rights or remedies of Gurnet under the Finance Documents.

“Non-Transaction Term Loan Maturity Date” has the meaning set forth in the definition of “Term Loan Maturity Date”.

“Obligations” are the Borrower’s obligations to pay when due any debts, principal, interest, any applicable Premium, and other amounts Borrower owes Gurnet now or later, whether under this Agreement, the other Finance Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Gurnet, and the performance of Gurnet’s duties under the Finance Documents.

“OFAC” has the meaning set forth in the definition of “Sanctions”.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising solely from (and that would not have existed but for) such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received, engaged in any other transaction pursuant to or enforced any Finance Document).

“Other Taxes” means all present or future stamp, court or documentary, excise or property, intangible, recording, filing or similar Taxes and all liabilities with respect thereto (including by reason of any delay in payment hereof) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt, or otherwise with respect to, any Finance Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of the Borrower or other transfer (other than an assignment or designation of a new office made by Lender).

“Paid in Full” means with respect to Gurnet (a) all Obligations to Gurnet (other than contingent claims for indemnification or reimbursement not then asserted) have been indefeasibly repaid in full in cash and have been fully performed and (b) all commitments of Gurnet, if any, to extend credit that would constitute Obligations have been terminated or have expired.

“Participant” has the meaning set forth in Section 9.02(b).

“Participant Register” has the meaning set forth in Section 9.02(b).

“Permitted Acquisition” means an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances permitted by Article 3.01.

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“Permitted Disposal” means any act effecting a sale, transfer, lease or other disposal (other than a sale, transfer, lease or other disposal of the XaraColl, Cogenzia or CollaGUARD Intellectual Property Rights which is permitted only as covered by paragraph (e) below):

(a)	related to the sale of finished products and/or services made on arm’s length terms in the ordinary course of business of a Borrower or other member of the Group;

(b)	by one member of the Group to another member of the Group;

(c)	for cash in an amount reflecting or exceeding the fair market value of such assets, which is reinvested in assets of comparable or superior type, value and quality;

(d)	made in exchange for other assets comparable or superior as to type, value and quality;

(e)	constituted by a licence of Intellectual Property Rights on an arm’s length basis to a third party;

(f)	made in relation to non-material assets which have depreciated to less than 25% (twenty five per cent) of their initial value or which are obsolete; or

(g)	of assets for cash where the higher of the book value and net consideration in aggregate does not exceed €500,000 in total at all times during the life of the Credit.

“Permitted Guarantees” means guarantees issued by any member of the Group under or in connection with:

(a)	under the Guarantee Agreement (as defined in the Existing Facility);

(b)	under any negotiable instruments issued in the ordinary course of trade;

(c)	in connection with any performance bond issued in the ordinary course of trade;

(d)	in connection with any Permitted Indebtedness;

(e)	issued by one member of the Group in respect of the obligations of another member of the Group; or

(f)	in connection with the Existing Facility.

“Permitted Indebtedness” means Indebtedness of the Borrower and/or members of the Group incurred:

(a)	in the ordinary course of trading by members of the Group;

(b)	under this Agreement;

(c)	under any finance or capital leases of equipment related to expansion of manufacturing facilities in line with the Business Plan, if the aggregate liability in respect of the equipment leased does not at any time exceed €2,000,000 (Two Million Euros) (or its equivalent in another currency or currencies);

(d)	under any hedging or derivative transactions entered into in accordance with the Hedging Policy;

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(e)	under a Permitted Guarantee;

(f)	under any overdrafts made available to the Group provided that the aggregate amount of the Indebtedness in respect of such arrangements for the Group does not exceed €500,000 (or its equivalent in other currencies) in aggregate at any time;

(g)	arising under any loan made by a member of the Group to another member of the Group;

(h)	any other Indebtedness incurred with the prior written consent of Gurnet; or

(i)	under the Existing Facility.

“Permitted Lien” means:

(a)	Liens arising under this Agreement and the other Finance Documents;

(b)	Liens for taxes, assessments or governmental charges or levies not overdue by more than 30 days and payable or that are being contested in good faith by appropriate proceedings;

(c)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(d)	deposits or pledges (other than a pledge of all assets of the pledger) to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(e)	deposits or pledges (other than a pledge of all assets of the pledger) to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

(f)	Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent in foreign jurisdiction) on items in the course of collection;

(g)	licenses of Intellectual Property permitted under this Agreement and not interfering in any material respect with the ordinary conduct of business of the members of the Group;

(h)	to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any acquisition;

(i)	Liens on cash collateral and deposits securing obligations in respect of credit card and/or purchase card arrangements and payment processing services;

(j)	carriers’, landlords’, bailees’ repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising by statute and in the ordinary course of business with respect to obligations which are not yet due and payable or which are being contested in good faith by appropriate proceedings;

(k)	easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances, in each case, which do not interfere in any material respect with the ordinary course of business of the members of the Group;

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(l)	Liens on unearned insurance premiums and proceeds thereof to secure premiums payable under insurance policies;

(m)	any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(n)	Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importance of goods in the ordinary course of business;

(o)	intercompany licenses, sublicenses, leases or subleases permitted pursuant to this Agreement; or

(p)	Liens incurred in connection with the Existing Facility.

“Permitted Merger” means any amalgamation, demerger, merger or corporate reconstruction which does not result in a Material Adverse Change and which is on a solvent basis, and where:

(a)	only members of the Group are involved;

(b)	the resulting entity will not be incorporated or located in a country which is in a jurisdiction that is blacklisted by any Sanctions Authority in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time;

(c)	if the Borrower is involved, (i) the rights and obligations of the Borrower under this Agreement will remain with the Borrower, (ii) the surviving entity would be the Borrower and the statutory seat of the Borrower would not as a result of such merger be transferred to a different jurisdiction, (iii) the merger will not have an effect on the validity, legality or enforceability of the Borrower’s obligations under this Agreement; and (iv) all of the business and assets of the Borrower are retained by it; or

(d)	such amalgamation, demerger, merger or corporate reconstruction is the Transaction.

“Permitted Payments” means

(a)	payments in respect of shares purchased from former employees, former managers or former directors, provided that such shares were awarded under a share programme of the Borrower or the Guarantor;

(b)	dividends of any member of the Group distributed, or repayments of intercompany loans, to the Guarantor or any of its Subsidiaries;

(c)	subject to applicable mandatory corporate law and other mandatory regulatory restrictions that would restrict the distribution of cash or profits, dividends payments or share repurchases by a Borrower or other Group members, provided that no default has occurred and is continuing and to the extent that any such dividends or repurchases do not exceed 10% (ten per cent) of the net earnings as reported in the annual, audited, consolidated accounts for the preceding Financial Year;

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(d)	only if the Transaction has been consummated, any payment made in cash to Gurnet or any of its Affiliates to pay, or the proceeds of which are applied to Gurnet or such Affiliate to pay, cash dividends and distributions to Gurnet or such Affiliate; or

(e)	only if the Transaction has been consummated, repayment of principal and interest under the Existing Facility on the scheduled maturity date (as of the date hereof) for such facility,

in each case without double counting.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Premium” means:

(a)	with respect to Section 1.02(c), an additional fee payable to Gurnet in an amount equal to (i) on and prior to July 31, 2017, 10% of the amount of the Term Loan being repaid and (ii) on August 1, 2017 and thereafter until (but not including) the Non-Transaction Term Loan Maturity Date, 5% of the amount of the Term Loan being repaid, in each case as of the date of such prepayment; and

(b)	with respect to Section 1.02(d), an additional fee payable to Gurnet in an amount equal to: (i) on and prior to July 31, 2017, $1,000,000 and (ii) on August 1, 2017 and thereafter until (but not including) the Non-Transaction Term Loan Maturity Date, $500,000, in each case as of the date immediately prior to such prepayment or termination of commitments, as applicable; provided, that any additional fee payable pursuant to this clause (b) shall be reduced by any additional fee paid pursuant to clause (a).

“Priorities Agreement” means the priorities agreement dated on or about the date of this Agreement between, amongst others, the Borrower, EIB and Gurnet.

“Qualifying Lender” means a body corporate that is:

(a)	resident for tax purposes in a Member State of the EU (other than Ireland) or a country with which Ireland has a double taxation treaty (a Treaty) and that Member State or country (as the case may be) imposes a tax that generally applies to interest receivable in that territory or member state by companies from sources outside that territory or member state;

(b)	(i) is exempted from the charge to income tax under a Treaty in force between Ireland and the country in which the Lender is resident for tax purposes or (ii) would be exempted from the charge to income tax if a Treaty made on or before the date of payment of the interest between Ireland and the country in which the Lender is resident for tax purposes, that does not have the force of law under the procedures set out in section 826(1) of the Taxes Consolidation Act 1997, had the force of law when the interest was paid; or

(c)	a United States corporation that is subject to tax in the United States on its worldwide income; or

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(d)	a United States limited liability company where the ultimate recipients of the interest payable to it are Qualifying Lenders within clauses (a), (b), or (c) above and the business conducted through the limited liability company is so structured for market reasons and not for tax avoidance purposes;

provided that in the case of clause (a), (b), (c) and (d) above, such interest is not paid to the body corporate in connection with a trade or business which is carried on in Ireland by the body corporate through a branch or agency.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December from the date of this Agreement until the applicable Term Loan Maturity Date.

“Register” has the meaning set forth in Section 9.02(a).

“Sanctions” means the economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States government, the United Nations, the European Union or the United Kingdom, and the governmental institutions and agencies of each of the foregoing including, without limitation, the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”) (each a “Sanctions Authority” and together, the “Sanctions Authorities”).

“Sanctions Authorities” has the meaning set forth in the definition of “Sanctions”.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets” maintained by HMT, or any similar publicly available list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, including, but not limited to, the European Union and/or the United Nations.

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction under Sections 84 and 85 of the Act to effect the Transaction pursuant to and on the terms set forth in the Transaction Agreement and the Rule 2.5 Announcement (as defined in the Transaction Agreement), and in such form not being inconsistent therewith as the Parties (as defined in the Transaction Agreement), acting reasonably, mutually agree in writing, including any revision thereof as may be so agreed between the Parties (as defined in the Transaction Agreement) and, as required, by the Irish Takeover Panel and the Court.

“Scheme Document” means the circular to the shareholders of the Guarantor to be issued by the Guarantor setting out the terms of the Scheme and convening the Court-ordered meeting of shareholders of the Guarantor in relation to the Scheme.

“Security Documents” means the Debenture and the Share Charge.

“Share Charge” means the charge over shares in the Borrower dated on or about the date of this Agreement between the Guarantor and Gurnet.

“Subsidiary” means an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and “control” for this purpose means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise.

“Takeover Panel Act” means the Irish Takeover Panel Act 1997, as amended.

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“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules, 2013.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Returns” has the meaning set forth in Section 3.19(jj).

“Term Loan” has the meaning set forth in Section 1.02(a).

“Term Loan Maturity Date” means December 31, 2017 (such date, the “Non-Transaction Term Loan Maturity Date”); provided, however, that if the Transaction has occurred prior to such date, such date shall be automatically extended to the date that is 15 days after the Maturity Date (as defined in the Existing Facility) of the Existing Facility (such date, the “Transaction Term Loan Maturity Date”).

“Total Assets” means the total consolidated assets of the Group, as shown in the Guarantor’s latest consolidated financial statements.

“Transaction” means the acquisition by Gurnet Point, L.P., a Delaware limited partnership, of at least a majority of the Guarantor Shares and/or substantially all of the assets of the Guarantor, the Borrower and their respective Subsidiaries.

“Transaction Agreement” means that certain Transaction Agreement, dated as of April 4, 2017, by and among Gurnet Point L.P., a Delaware limited partnership, Gurnet Sub and the Guarantor.

“Transaction Term Loan Maturity Date” has the meaning set forth in the definition of “Term Loan Maturity Date”.

“Warrant”1 means that certain Warrant, dated as of the date hereof, by and among [●].

Article 1

THE TERM LOAN AND TERMS OF REPAYMENT

1.01	Promise to Pay

The Borrower hereby unconditionally promises to pay Gurnet the outstanding principal amount of the Term Loan and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

1.02	Term Loan

(a)	Availability. Subject to the terms and conditions of this Agreement, Gurnet agrees to make a term loan, available for drawdown by the Borrower during the Drawdown Period, in an aggregate principal amount not to exceed Ten Million Dollars ($10,000,000) (the “Term Loan”).

(b)	Repayment. All outstanding principal and accrued and unpaid interest under the Term Loan, and all other outstanding Obligations with respect to the Term Loan, are due and

1 NTD: In the event the Term Loan is not repaid in full by December 31, 2017, the Guarantor shall issue 5% of its existing share capital on December 31, 2017 to the Lender at an exercise price of $0.01 per share.

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payable in full in cash on the applicable Term Loan Maturity Date. Once repaid, the Term Loan may not be re-borrowed.

(c)	Voluntary Prepayment. The Borrower shall have the option to prepay all or a portion of the Term Loan made by Gurnet under this Agreement; provided Borrower (i) provides written notice to Gurnet of (x) its election to prepay the Term Loan at least five Business Days prior to such prepayment and (y) the amount of such prepayment, and (ii) pays, on the date of such prepayment (A) the principal amount of such prepayment, (B) accrued and unpaid interest on such Term Loan so prepaid, (C) prior to the consummation of the Transaction, the applicable Premium (if any), and (D) all other sums, if any, that shall have become due and payable hereunder, including interest at the Default Rate with respect to any past due amounts. Notwithstanding anything else herein to the contrary, Gurnet may in its sole discretion elect to waive any applicable Premium in whole or in part.

(d)	Mandatory Prepayment/Commitment Termination. In the event that: (i) a Mandatory Prepayment/Commitment Termination Trigger occurs or (ii) the Term Loan is accelerated by Gurnet following the occurrence of an Event of Default, the Borrower shall immediately pay to Gurnet an amount in cash equal to the sum of: (A) all outstanding principal plus accrued interest under the Term Loan, (B) the Premium, if applicable, and (C) all other sums, if any, that shall have become due and payable hereunder, including interest at the Default Rate with respect to any past due amounts; provided, that notwithstanding anything else herein to the contrary, if such Mandatory Prepayment/Commitment Termination Trigger occurs prior to the funding of the Term Loan, the commitments hereunder shall immediately, automatically and permanently terminate and the Borrower shall immediately pay to Gurnet an amount in cash equal to the applicable Premium; provided, further, if such Mandatory Prepayment/Commitment Termination Trigger occurs as a result of the entry into a Innocoll Alternative Proposal (as defined in the Transaction Agreement) prior to the Term Loan Maturity Date, the amounts set forth in this Section 1.02(d) shall be payable on the earlier to occur of the consummation of the corresponding Innocoll Alternative Proposal (as defined in the Transaction Agreement) and December 31, 2017. Notwithstanding anything else herein to the contrary, Gurnet may in its sole discretion elect to waive any applicable Premium in whole or in part.

(e)	Premium.

(i)	The Premium under Section 1.02(c) and (d) shall be in addition to all other amounts which may be due to Gurnet from time to time pursuant to the terms of this Agreement and any other Finance Document. The Term Loan shall be subject to the Premium set forth in Section 1.02(c) and (d) and the payment of any Premium on a portion or all of the Term Loan or commitments hereunder shall not excuse or reduce any Premium on any subsequent prepayment or repayment of the Term Loan or termination of the commitments hereunder, as applicable.

(ii)	The Borrower and the Guarantor expressly waive the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Premium in connection with any acceleration, in each case, to the maximum extent such waiver is permitted under applicable law. The Borrower and the Guarantor expressly agree, to the extent permitted under applicable law, that
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(A) any applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) any applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Gurnet and the Borrower and the Guarantor giving specific consideration in this transaction for such agreement to pay the applicable Premium, (D) the Borrower and the Guarantor shall be estopped hereafter from claiming differently than as agreed to in Section 1.02(c) and (d), (E) their agreement to pay any applicable Premium is a material inducement to Gurnet to make the Term Loan and the commitments hereunder, and (F) any applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of Gurnet and that it would be impractical and extremely difficult to ascertain the actual amount of damages to Gurnet or profits lost by Gurnet as a result of such event.

1.03	Payment of Interest on the Term Loan

(a)	Interest Rate. Subject to Section 1.03(b) and Section 1.05, the principal amount outstanding under the Term Loan shall (i) until the Term Loan shall be extended until the Transaction Term Loan Maturity Date, accrue interest at a fixed per annum rate equal to fifteen percent (15.00%), which shall be payable on the Non-Transaction Term Loan Maturity Date and (ii) if applicable, once the Transaction has been consummated, accrue interest for each Quarter Date at a fixed per annum rate equal to fifteen percent (15.00%) which accrued interest shall be automatically capitalized and added to the amount of the Term Loan on the last day of such Quarter Date. In the case of clause (ii), (x) such accrued interest shall, after being so capitalized, be treated as part of the principal amount of the Term Loan and shall bear interest in accordance with this Article 1 which shall be payable in accordance with the provisions of this Agreement and (y) all amounts of capitalized interest must be repaid in full on the Transaction Term Loan Maturity Date. Notwithstanding anything herein to the contrary, the principal amount outstanding under the Term Loan shall continue to accrue interest after the Term Loan Maturity Date and such amount shall be payable on demand.

(b)	Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Gurnet otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by the Borrower pursuant to the Finance Documents but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations (including the Default Rate). Payment or acceptance of the increased interest rate provided in this Section 1.03(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Gurnet. All interest accruing pursuant to this Section 1.03(b) shall be payable on demand and in cash.

(c)	Computation: 365-Day Year. In computing interest, the date of the making of the Term Loan shall be included and the date of payment shall be excluded; provided, however, that if the Term Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such Term Loan. Interest shall be computed on the basis of a 365-day year for the actual number of days elapsed.

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1.04	Fees

The Borrower shall pay to Gurnet the Premium, when due hereunder.

1.05	Payments

All cash payments (including prepayments) to be made by the Borrower under any Finance Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 10:00 a.m. New York time on the date when due; provided, that if any demand for payment is made by Gurnet after 1:00 p.m. New York time on any Business Day, the Borrower shall make such payment before 10:00 a.m. New York time on the following Business Day. Payments of principal and/or interest received after 10:00 a.m. New York time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

1.06	Taxes

(a)	Defined Terms. For purposes of this Section 1.06, the term “applicable law” includes FATCA.

(b)	Except as otherwise provided in this Section 1.06 or as required by any applicable law, each payment by the Borrower under any Finance Document shall be made free and clear of all Indemnified Taxes.

(c)	If any Indemnified Taxes shall be required by any applicable law to be deducted from or in respect of any amount payable under any Finance Document to Lender, (i) such amount shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 1.06), Lender receives the amount it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) within 30 days after such payment is made, the Borrower shall deliver to Lender an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Lender.

(d)	In addition, the Borrower agrees to pay, any Other Taxes. Within 30 days after such payment is made, the Borrower shall deliver to Lender an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Lender.

(e)	No Lender shall be entitled to receive any greater payment under this Section 1.06 than the Lender as of the date of this Agreement would have been entitled to receive, taking into account any change in applicable law that would have been applicable to such Lender.

The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor, Lender for Indemnified Taxes (including any Indemnified Taxes on amounts payable under this Section 1.06) paid by Lender and any liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally

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asserted. A certificate of Lender claiming any compensation under this clause (f), setting forth the amounts to be paid thereunder and delivered to the Borrower, shall be conclusive, binding and final for all purposes, absent manifest error

(f)	Status of Lender.

(i)	To the extent it is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document, Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements.

(ii)	Without limiting the generality of Section 1.06(f)(i), the Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, if applicable to the Borrower and Lender, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(iii)	Without limiting the generality of Section 1.06(f)(i), Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which the Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), if applicable, Forms W-8 or W-9 (establishing that such Lender is entitled to an exemption from U.S. backup withholding tax).

(iv)	Without limiting the generality of Section 1.06(f)(i), if a payment made to Lender under any Finance Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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(v)	Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Borrower in writing of its legal inability to do so.

(vi)	The Lender confirms that, on the day this Agreement is entered into, it is a Qualifying Lender.

Article 2

CONDITIONS PRECEDENT

2.01	Conditions Precedent to the Closing Date

The effectiveness of this Agreement and the occurrence of the Closing Date is subject to the following conditions precedent:

(a)	a Rule 2.5 announcement concerning the Transaction shall have occurred;

(b)	this Agreement shall be executed and delivered by each of the parties hereto;

(c)	the Warrant, the Debenture and the Share Charge shall each be executed and delivered by each of the parties party thereto;

(d)	the Priorities Agreement shall be entered into by each of the parties party thereto in form and substance satisfactory to Gurnet;

(e)	Gurnet (or its counsel) shall have received certified copies of (i) the constitutional documents of each of the Borrower and the Guarantor; (ii) resolutions of the board of directors of each of the Borrower and the Guarantor approving and authorizing such Person’s execution, delivery and performance of the Finance Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the officers and/or managers of each of the Borrower and the Guarantor executing any of the Finance Documents, each of which such Person hereby certifies to be true and complete, and in full force and effect without modification, it being understood that Gurnet may conclusively rely on each such document and certificate until formally advised by the Borrower or the Guarantor, as applicable, of any changes therein; and (iv) companies registration office, judgment and winding up petitions searches against each of the Borrower and the Guarantor;

(f)	a certificate from the Guarantor confirming that the provisions of Section 239 of the Act do not prohibit the execution by the Guarantor of any of the Finance Documents which it is intended that the Guarantor will execute by reason of the fact that that the Guarantor and the Borrower are members of a Group consisting of a Holding Company and its Subsidiaries for the purpose of Section 243(2) of the Act;

(g)	a legal opinion of [●], legal adviser to the Borrower, addressed to Gurnet in form and substance satisfactory to Gurnet, on the legality, validity and enforceability of this Agreement and the Security Documents and the valid existence of the Borrower and the Guarantor and the authority and capacity of the Borrower and the Guarantor to enter into the Finance Documents and on the due execution and choice of law of the Finance Documents;

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(h)	a Form C1 in respect of the Debenture shall have been delivered to Gurnet;

(i)	a copy of all notices required to be sent under the Security Documents shall have been delivered prior to the Closing Date;

(j)	the Borrower, the Guarantor and EIB shall have entered into the EIB Amendment and Consent in form and substance satisfactory to Gurnet; and

(k)	the Borrower shall certify that (i) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the Closing Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and (ii) no Event of Default shall have occurred and be continuing or result from the entering into of this Agreement.

2.02	Conditions Precedent to the Drawdown Date

Gurnet’s obligation to make the Term Loan available to the Borrower on the Drawdown Date is subject to the following conditions precedent:

(a)	the Drawdown Date shall have occurred during the Drawdown Period;

(b)	the posting of the Scheme Document to the shareholders of the Guarantor shall have occurred;

(c)	the Borrower shall have complied with Section 2.03;

(d)	the Borrower shall certify that (i) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the Drawdown Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and (ii) no Event of Default shall have occurred and be continuing or result from the making of the Term Loan; and

(e)	the Borrower shall certify that no default or Event of Default exists under and as defined in the Existing Facility on the Drawdown Date.

2.03	Procedures for Borrowing

Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loan set forth in this Agreement, to obtain the Term Loan, the Borrower shall notify Gurnet (which notice shall be irrevocable) by electronic mail or facsimile by 10:00 a.m. New York time ten Business Days before the proposed Drawdown Date. Together with any such electronic or facsimile notification, the Borrower shall deliver to Gurnet by electronic mail or facsimile a completed Borrowing Notice executed by an officer of the Borrower or his or her designee.

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Article 3

BORROWER UNDERTAKINGS AND REPRESENTATIONS

The undertakings in this Article 3 remain in force from the date of this Agreement for so long as any amount is outstanding under this Agreement.

A.            A.          General undertakings

3.01	Disposal of assets

(a)	Except as provided below, the Borrower shall not, and shall procure that no other member of the Group will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of all or any part of its business, undertaking or assets, including any Intellectual Property Rights unless:

(i)	with the prior written consent of Gurnet; or

(ii)	such disposal is a Permitted Disposal.

For the purposes of this Article 3, “dispose” and “disposal” includes any act effecting sale, transfer, lease or other disposal.

3.02	Compliance with laws

The Borrower and the Guarantor shall comply in all material respects with all laws and regulations to which it is subject. In addition, without limiting the foregoing sentence, each member of the Group shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls such member of the Group or any Subsidiary is or shall be listed on any Sanctions List, (b) not use or permit the use of the proceeds of the Term Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, or to the extent such action is prohibited under any applicable Sanctions, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

3.03	Hedging

The Borrower shall not, and shall procure that each other member of the Group shall not, enter into any derivative transaction other than in accordance with the Hedging Policy.

3.04	Change in business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group and the Guarantor as a whole from that carried on at the date of this Agreement except as contemplated by the Transaction.

3.05	Merger

The Borrower shall not, and shall ensure that no other member of the Group shall, enter into any amalgamation, demerger, merger or corporate reconstruction unless:

(a)	with the prior written consent of Gurnet; or

(b)	such amalgamation, demerger, merger or corporate reconstruction is a Permitted Merger.

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3.06	Minimal worth of Borrower

The Borrower shall ensure that at all times:

(a)	gross revenues of the Borrower represent not less than 85% of the consolidated gross revenues of the Group taken as a whole;

(b)	Total Assets of the Borrower and the Guarantor represent not less than 85% of the consolidated total assets of the Group taken as a whole; and

(c)	EBITDA of the Borrower represents not less than 85% of the consolidated EBITDA of the Group,

each as calculated based on the then latest consolidated audited accounts of the Group.

3.07	Expenditure covenant

For the period from 1 January 2016 until 31 December 2020, the Borrower shall ensure that the total expenditure of the Group in respect of clinical trials, internal research and development and CAPEX from 1 January 2015 to the relevant test date shall be no less than 75% of the figure for such expenditure set out in the Business Plan for such period.

3.08	Financial Testing

(a)	The covenant set out in Section 3.06 shall be tested semi-annually on a 12-month rolling consolidated basis with respect to the end of each Financial Year and the end of the second Financial Quarter in each Financial Year.

(b)	The covenant set out in in Section 3.07 shall be tested semi-annually on a consolidated basis for the relevant period specified in in Section 3.07 ending on 31 December and 30 June in each year.

3.09	Ownership

The Borrower shall promptly notify Gurnet in the event of a new entity (including the Guarantor) becoming a majority owned Subsidiary (meaning ownership of 50.1% (fifty point one per cent) or more) through any means, including but not limited to acquisition, creation and spin-off.

3.10	Books and records

The Borrower shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries, in all material respects, shall be made of all financial transactions and the assets and business of that Borrower in accordance with GAAP as in effect from time to time.

3.11	Acquisitions

The Borrower shall not, and shall ensure that no other member of the Group shall invest in or acquire any entity or a business going concern or an undertaking (whether whole or substantially the whole of the assets or business), or any division or operating unit thereof, or any shares or securities of any entity or a business or undertaking (or in each case, any interest in any of them) (or agree to any of the foregoing), unless:

(a)	with the prior written consent of Gurnet; or

(b)	such acquisition is a Permitted Acquisition.

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3.12	Indebtedness

The Borrower shall not, and shall ensure that no other member of the Group shall incur any Indebtedness, unless:

(a)	with the prior written consent of Gurnet; or

(b)	such Indebtedness is Permitted Indebtedness.

3.13	Guarantees

The Borrower shall not, and shall procure that no other member of the Group will issue or allow to remain outstanding any guarantees in respect of any liability or obligation of any Person unless:

(a)	with the prior written consent of Gurnet; or

(b)	such guarantees are Permitted Guarantees.

3.14	Permitted Payments; Investments

The Borrower shall not, and shall procure that no other member of the Group shall, declare or distribute dividends, or make any payment in respect of any intercompany loan or the Existing Facility, or return or purchase shares, or directly or indirectly make any Investment, unless:

(a)	with the prior written consent of Gurnet;

(b)	such payments are Permitted Payments; or

(c)	the payment is a distribution in the solvent liquidation or reorganisation of any member of the Group which is not a Borrower or the Guarantor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group.

3.15	Intellectual Property Rights

The Borrower shall, and shall procure that each other member of the Group shall, (i) safeguard and maintain its rights with respect to the Intellectual Property Rights in accordance with this Agreement, including complying in all material respects with all material contractual provisions and (ii) ensure that any Intellectual Property Rights will be owned by or licensed to the Borrower, and where such Intellectual Property Rights which are owned by a member of the Group are capable of registration and it is commercially reasonable to do so, are registered in the name of the Borrower or the Guarantor.

3.16	Maintenance of Status

The Borrower shall, and shall procure that each other member of the Group shall, remain duly incorporated and validly existing as a corporate entity with limited liability under the jurisdiction in which it is incorporated and, other than in respect of the Guarantor’s tax domiciliation in Ireland and the business carried out and assets owned by the Borrower in the Federal Republic of Germany, that it will have no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated, and that it will continue to have the power to carry on its business as it is now being conducted and continue to own its property and other assets.

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3.17	Encumbrance

The Borrower shall not, and shall procure that no other member of the Group shall, create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, except for Permitted Liens, or enter into any agreement, document, instrument or other arrangement with any Person which directly or indirectly prohibits or has the effect of prohibiting the Borrower or any member of the Group from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of the Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in herein.

3.18	Taxes; Pensions

The Borrower shall, and shall procure that each other member of the Group shall, timely file all required Tax Returns and reports and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by the Borrower and any other member of the Group (unless contested in good faith and with the Borrower or any other member of the Group, as applicable, maintaining reserves with respect thereto in accordance with GAAP), and shall deliver to Gurnet, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

3.19	General Representations and Warranties

The Borrower (or, where the Guarantor is specifically referred to below, the Guarantor) represents and warrants to Gurnet, as of the Closing Date and the Drawdown Date, that:

(a)	the Borrower is duly incorporated and validly existing as a company with limited liability under the laws of Ireland , and the Guarantor is duly incorporated and validly existing as a company with limited liability under the laws of Ireland, and it has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)	it has the power to execute, deliver and perform its obligations under the Finance Documents and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it;

(c)	subject to the Legal Reservations, each Finance Document to which the Borrower and the Guarantor is a party constitutes the legally valid, binding and enforceable obligations of the Borrower or the Guarantor (as applicable);

(d)	the execution and delivery of, the performance of the Borrower’s and the Guarantor’s obligations under and compliance with the provisions of the Finance Documents to which each of them is a party do not and will not:

(i)	contravene or conflict in any material respect with any applicable law, statute, rule or regulation, or any judgment, decree or permit to which it is subject in its jurisdiction of incorporation or in any jurisdiction in which it has its centre of main interests or owns any assets;

(ii)	contravene or conflict with any agreement or other instrument binding upon it which could reasonably be expected to have a material adverse effect on its ability to perform its obligations under such Finance Documents;

(iii)	contravene or conflict with any provision of its constitutional documents;

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(e)	the latest available consolidated audited accounts of the Guarantor and the latest available unaudited accounts of the Borrower have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose, in accordance with GAAP, or reserve against all the liabilities (actual or contingent) of the Guarantor;

(f)	there has been no Material Adverse Change since the date of the latest audited accounts of the Guarantor;

(g)	no event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived;

(h)	no litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined (after giving effect to any insurance maintained by the Group) is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgment or award (unless contested in good faith and with the Borrower or the Guarantor maintaining, in accordance with GAAP, reserves with respect thereto);

(i)	each of the Borrower and the Guarantor has obtained all Authorisations that are necessary for such Person to lawfully comply with all of its obligations under the Finance Documents to which it is a party, and all such Authorisations are in full force and effect;

(j)	the Borrower and the Guarantor (as applicable) is the sole legal and beneficial owner and has good title to the assets which it charges or purports to charge pursuant to the Security Documents;

(k)	the Borrower has complied in all material respects with all of the covenants and other terms contained in the Existing Facility and no default or Event of Default (as defined thereunder) has occurred and is continuing thereunder;

(l)	to the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against it not previously disclosed to Gurnet;

(m)	[reserved];

(n)	the Group Structure Chart is true, complete and accurate in all material respects and represents the complete corporate structure of the Group as at the date of this Agreement;

(o)	it is not required to make any deduction for or on account of any Tax from any payment it may make under this Agreement to a Qualifying Lender;

(p)	[reserved];

(q)	[reserved];

(r)	[reserved];

(s)	[reserved];

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(t)	[reserved];

(u)	it is not necessary that any Finance Document be filed, recorded or enrolled with any court or other authority in Ireland or that any stamp, registration or similar tax be paid on or in relation to any Finance Document, or the transactions contemplated by any Finance Document;

(v)	any factual information (including the Business Plan) provided by the Borrower or any member of the Group for the purposes of entering into this Agreement and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated; any financial projections contained in the Business Plan have been prepared on the basis of recent historical information and on the basis of reasonable assumptions; nothing has occurred or been omitted from the Business Plan and no information has been given or withheld that results in the information contained in the Business Plan being untrue or misleading in any material respect;

(w)	the Borrower and each other member of the Group has no Indebtedness outstanding other than the Permitted Indebtedness;

(x)	neither it nor the Guarantor, nor any of their respective assets, is entitled to immunity from suit, execution, attachment or other legal process;

(y)	[reserved];

(z)	[reserved];

(aa)	the pension schemes for the time being operated by the Borrower and the Guarantor (if any) are funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained;

(bb)	each of the Borrower and the Guarantor is in compliance in all material respects with all applicable European Union legislation and the legislation of its jurisdiction of incorporation, including any applicable anti-corruption legislation;

(cc)	other than as set out in the Group structure chart provided to Gurnet prior to the Closing Date (the “Group Structure Chart”), the Borrower and the Guarantor own no other equity and/or shares in any other business entity;

(dd)	it has read and understood this Agreement and determined that it is in its best commercial interest and consistent with its purpose of operations to enter into this Agreement;

(ee)	no member of the Group is dormant;

(ff)	it is in compliance with Section 3.06 and Section 3.07;

(gg)	the fair salable value of the Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities, the Borrower is not left with unreasonably small capital after the transactions in this Agreement and the Borrower is able to pay its debts (including trade debts) as they mature;

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(hh)	the Borrower shall use the proceeds of the Term Loan solely for working capital purposes;

(ii)	the Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended and the Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors);

(jj)	all material returns, reports and statements with respect to material amounts of federal, state, local and foreign income and franchise and other Taxes (collectively, the “Tax Returns”) required to be filed by the Borrower, the Guarantor or any of their Subsidiaries have been filed with the appropriate authorities; and

(kk)	all material amounts of Taxes payable by the Borrower, the Guarantor or any of their Subsidiaries or required to be withheld and paid over by any of the Borrower, the Guarantor or any of their Subsidiaries (other than Taxes which are not delinquent) have been paid except those not delinquent by more than 30 days or, if more than 30 days delinquent, those that are being contested in good faith by appropriate proceedings which stay the enforcement of any lien and for which adequate reserves if required have been provided for in accordance with GAAP.

The representations and warranties set out above shall survive the execution of this Agreement and are, with the exception of the representations set out in paragraphs (n), (o), (u) and (v) above, deemed repeated on the Drawdown Date by reference to the facts and circumstances then existing (except if any such representation and warranty relates to an earlier date it shall refer to the facts and circumstances as of such earlier date).

Article 4

GUARANTY

4.01	Guaranty

(a)	The Guarantor hereby unconditionally and irrevocably, as a primary obligor and not only a surety, guarantees to Gurnet and its successors and permitted assigns, the prompt and complete payment and performance by the Borrower of the Obligations when due (whether at the stated maturity, by acceleration or otherwise).

(b)	The guaranty contained in this Article 4 is a guaranty of payment and not of collection and shall remain in full force and effect until all of the Obligations to Gurnet under this Agreement shall have been Paid in Full.

(c)	No payment made by Borrower, the Guarantor or any other Person or received or collected by Gurnet from the Borrower, the Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which the Guarantor shall, notwithstanding any such payment (other than any payment received or collected from the Guarantor in respect of the Obligations), remain liable for the Obligations until the Obligations to Gurnet under the Agreement are Paid in Full. Upon the Obligations to Gurnet under this Agreement being Paid in Full, the guaranty under this Agreement shall be terminated automatically without any further action.

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4.02	No Subrogation

Notwithstanding any payment made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by Gurnet, the Guarantor shall not be entitled to be subrogated to any of the rights of Gurnet against the Borrower or right of offset held by Gurnet for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all of the Obligations to Gurnet under this Agreement are Paid in Full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations to Gurnet under this Agreement shall not have been Paid in Full, such amount shall be held by the Guarantor in trust for Gurnet, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to Gurnet in the exact form received by the Guarantor (duly indorsed by the Guarantor to Gurnet, if required), to be applied against the Obligations, whether matured or unmatured, in a manner consistent with the provisions of this Agreement.

4.03	Amendments, etc. with respect to the Obligations

(a)	The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by Gurnet may be rescinded by Gurnet and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Gurnet, and this Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Gurnet may deem advisable from time to time.

(b)	Gurnet may, from time to time, in its reasonable discretion and without notice to the Guarantor, take any or all of the following actions: (a) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any of the Obligations, (b) extend or renew any of the Obligations for one or more periods (whether or not longer than the original period), alter or exchange any of the Obligations, or release or compromise any obligation of any of the undersigned hereunder or any obligation of any nature of any other obligor with respect to any of the Obligations, (c) release any guaranty or right of offset, or extend or renew for one or more periods (whether or not longer than the original period), and (d) resort to the undersigned (or any of them) for payment of any of the Obligations when due, whether or not Gurnet shall have proceeded against any other of the undersigned or any other obligor primarily or secondarily obligated with respect to any of the Obligations.

4.04	Waivers

(a)	To the extent permitted by applicable law, the Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Gurnet upon the guaranty contained in this Article 4 or acceptance of the guaranty set forth in this Article 4. The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Article 4, and all dealings between Borrower and the Guarantor, on the one hand, and Gurnet, on the other hand,

28

likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Article 4. To the extent permitted by applicable law, the Guarantor waives (a) diligence, presentment, protest, demand for payment and notice of default, dishonor or nonpayment and all other notices whatsoever to or upon the Borrower or the Guarantor with respect to the Obligations, (b) notice of the existence or creation or non-payment of all or any of the Obligations and (c) all diligence in collection or protection of or realization upon any Obligations or guaranty of any Obligations.

(b)	Upon the existence and continuance of an Event of Default, Gurnet in its sole discretion, without prior notice to or consent of the Guarantor, may elect to: (i) compromise or adjust the Obligations or any part of it or make any other accommodation with the Borrower or the Guarantor or (ii) exercise any other remedy against the Borrower or the Guarantor. No such action by Gurnet shall release or limit the liability of the Guarantor, who shall remain liable under the guaranty set forth in this Agreement after the action, even if the effect of the action is to deprive such Guarantor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from the Borrower or the Guarantor for any sums paid to Gurnet, whether contractual or arising by operation of law or otherwise. The Guarantor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest or claim in or to any real or personal property to be held by Gurnet or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Obligations.

4.05	Payments

The Guarantor hereby guaranties that payments hereunder will be paid to Gurnet without set-off or counterclaim in Dollars at the office of Gurnet specified in the notice provisions hereof.

Article 5

INFORMATION CONCERNING THE GROUP

5.01	[Reserved]

5.02	Information concerning the Group

The Borrower shall:

(a)	deliver to Gurnet:

(i)	as soon as they become available but in any event within 180 days after the end of each of its financial years the Guarantor’s audited consolidated annual report, balance sheet, profit and loss account and auditors report for that financial year, and the Borrower’s unaudited annual report, balance sheet, profit and loss account, together with a Compliance Certificate as set out in the Existing Facility signed by two directors confirming compliance by the Borrower with the covenants pursuant to Sections 3.06 and 3.07 and with evidence of such compliance and related calculations;

(ii)	as soon as they become publicly available but in any event within 90 days after the end of each of the relevant accounting periods the Guarantor’s and the Borrower’s interim consolidated and unconsolidated semi-annual report, balance

29

sheet and profit and loss account for the first half-year of each of its financial years, together with a Compliance Certificate as set out in the Existing Facility signed by two directors confirming compliance by the Borrower with the covenants pursuant to Sections 3.06 and 3.07 and with evidence of such compliance and related calculations;

(iii)	as soon as they become publicly available but in any event within 45 days after the end of each of the relevant accounting periods the Guarantor’s and the Borrower’s interim consolidated and unconsolidated quarterly reports, balance sheet and profit and loss account for the first and the third quarter of each of its financial years;

(iv)	as soon as they are delivered to the board of directors, the monthly management accounts as delivered to the board of directors on a monthly basis;

(v)	as soon as they are delivered to the board of directors, the annual budgets delivered to the board of directors on an annual basis; and

(vi)	from time to time, such further information on its general financial situation as Gurnet may reasonably require or such certificates of compliance with the undertakings of Article 3 as Gurnet may deem necessary;

and

(b)	inform Gurnet promptly of:

(i)	any material alteration to the constitutional documents (as applicable) or shareholding structure of the Borrower or the Guarantor and of any change of ownership of 5% or more of the Borrower or Guarantor shares after the Closing Date;

(ii)	any fact which obliges it to prepay any financial indebtedness or any European Union funding;

(iii)	any event or decision that constitutes or may result in a Mandatory Prepayment/Commitment Termination Trigger;

(iv)	any intention on its part to grant any security over any of its assets in favor of a third party;

(v)	[reserved];

(vi)	any fact or event that is reasonably likely to prevent the substantial fulfillment of any obligation of the Borrower under this Agreement;

(vii)	any event listed in Article 6 having occurred or being threatened or anticipated;

(viii)	any investigations concerning the integrity of the members of the Borrower’s board of directors or managers;

(ix)	to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar

30

public authority, which, to the best of its knowledge and belief, is current, imminent or pending against the Borrower or its controlling entities or members of the Borrower’s management bodies in connection with Criminal Offences related to the Term Loan; or

(x)	any litigation, arbitration or administrative proceedings or investigation which is current, threatened or pending and which might if adversely determined result in a Material Adverse Change.

Article 6

EVENTS OF DEFAULT

6.01	Right to Demand Repayment

The Borrower shall repay all or part of the Term Loan (as requested by Gurnet) forthwith, together with accrued return under Section 1.03 and all other accrued or outstanding amounts under this Agreement including the Premium, upon written demand being made by Gurnet if any of the following events occur.

6.01A	Immediate Demand

Gurnet may make such demand immediately:

(a)	if the Borrower does not pay on the due date any amount payable by it pursuant to this Agreement at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within three Business Days of its due date;

(b)	if any information or document given to Gurnet by or on behalf of the Borrower or the Guarantor or any representation, warranty or statement made or deemed to be made by the Borrower in or pursuant to this Agreement is or proves to have been incorrect, incomplete or misleading in any material respect;

(c)	if, following any default of the Borrower or the Guarantor or any other member of the Group in relation to any loan, or any obligation arising out of any financial transaction, other than the Term Loan,

(i)	the Borrower or the Guarantor or any other member of the Group is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or

(ii)	any financial commitment for such other loan or obligation is cancelled or suspended;

(d)	if the Borrower or the Guarantor or any member of the Group is unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition with its creditors including a moratorium, or commences negotiations with one or more of its creditors (or, in the case of the Borrower, is unable or admits inability to pay its debts within the meaning of section 570 of the Act) with a view to rescheduling any of its financial indebtedness;

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(e)	if any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration, examinership or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or an order is made or an effective resolution is passed for the winding up of the Borrower or the Guarantor or any member of the Group, or if the Borrower or the Guarantor or any member of the Group takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities;

(f)	if an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver, examiner or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any Person, of or over, any part of the business or assets of the Borrower or the Guarantor or any member of the Group;

(g)	[reserved];

(h)	if any distress, execution, sequestration or other process is levied or enforced upon the property of the Borrower and is not discharged or stayed within 14 days;

(i)	if a Material Adverse Change occurs, as compared with the Borrower’s or the Guarantor’s condition at the date of this Agreement;

(j)	if it is or becomes unlawful for the Borrower or the Guarantor to perform any of its obligations under this Agreement or the Security Documents or this Agreement or the Security Documents are not effective in accordance with its terms or is alleged by the Borrower or the Guarantor to be ineffective in accordance with its terms;

(k)	if the Borrower or the Guarantor fail to comply with or neglect to perform any obligation or violate any covenant, as applicable, in Sections 3.01, 3.03 to 3.09, 3.11 to 3.14, 3.17 and 5.02;

(l)	if the Borrower or the Guarantor fail or neglect to perform, keep or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Finance Document, and as to any default (other than those specified in this Article 6) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within 30 days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the 30 day period or cannot after diligent attempts by the Borrower or the Guarantor, as applicable, be cured within such ten day period, and such default is likely to be cured within a reasonable time, then the Borrower or the Guarantor, as applicable, shall have an additional period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loan shall be made during such cure period);

(m)	if one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least $500,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against the Borrower or the Guarantor and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of

32

any such stay (provided that the Term Loan will not be made prior to the discharge, stay, or bonding of such judgment, order, or decree); or

(n)	at any time any material provision of any Security Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of facts or omissions by Gurnet or the satisfaction in full of the all the Obligations, ceases to be in full force and effect; or any member of the Group contests in writing the validity or enforceability of any provision of any Security Document; or any member of the Group denies in writing that it has any further liability or obligations under any Security Document (other than as a result of repayment in full of the Obligations), or purports in writing to revoke or rescind any Security Document, in each case with respect to a material provisions of such Security Document.

6.02	Other rights at law

Section 6.01 shall not restrict any other right of Gurnet at law to require prepayment of the Term Loan when such prepayment is otherwise required pursuant to the terms of this Agreement.

6.03	Indemnity

In case of demand under Section 6.01, the Borrower shall pay to Gurnet the amount demanded. Amounts due by the Borrower pursuant to this Section 6.03 shall be payable before 10:00 a.m. New York time on the date of payment specified in Gurnet’s demand; provided, that if any demand for payment is made by Gurnet after 1:00 p.m. New York time on any Business Day, the Borrower shall make such payment before 10:00 a.m. New York time on the following Business Day.

6.04	Non-Waiver

No failure or delay or single or partial exercise by Gurnet in exercising any of its rights or remedies under this Agreement shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

Article 7

NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Finance Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Gurnet or the Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Article 7.

For Gurnet:	et Point Capital, L.P.
c/o Waypoint International GP LLC
55 Cambridge Parkway, Suite 401
Cambridge, MA 02142
Attention James Singleton
Email: James.Singleton@waypointcapital.net

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with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Daniel S. Dokos
Email: daniel.dokos@weil.com

For the Borrower:	Innocoll Pharmaceuticals Limited
Unit 9, Block D, Monksland Business Park,
Monksland, Athlone,
County Roscommon, Ireland
Attention: Anthony Zook
Email: TZook@innocoll.com

with a copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Jeffrey A. Baumel; Ilan Katz
Email: jeffrey.baumel@dentons.com; ilan.katz@dentons.com

For Guarantor:	Innocoll Holdings Public Limited Company
Unit 9, Block D, Monksland Business Park,
Monksland, Athlone,
County Roscommon, Ireland
Attention: Anthony Zook
Email: TZook@innocoll.com

with a copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Jeffrey A. Baumel; Ilan Katz
Email:jeffrey.baumel@dentons.com; ilan.katz@dentons.com

Article 8

CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

This Agreement shall be governed by and construed in accordance with New York law. The Borrower and each Lender submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude any Lender from bringing suit or taking other legal action in any other jurisdiction to enforce a judgment or other court order in favor of such Lender. The Borrower and each Lender expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and the Borrower and each Lender hereby waive any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable,

34

relief as is deemed appropriate by such court. The Borrower and each Lender hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the address set forth in Article 7 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrower’s or each Lender’s, as the case may be, actual receipt thereof or three days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND GURNET EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE FINANCE DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

Article 9

GENERAL PROVISIONS

9.01	Successors and Assigns

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. The Borrower may not assign this Agreement or any rights or obligations under it without Gurnet’s prior written consent (which may be granted or withheld in Gurnet’s discretion). Gurnet has the right (with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned), unless an Event of Default has occurred and is continuing or the applicable Term Loan Maturity Date has occurred in either such case no such consent shall be required), to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Gurnet’s obligations, rights, and benefits under this Agreement and the other Finance Documents.

9.02	Register and Participants

(a)	Each Lender shall provide, and Borrower shall maintain at its offices, a copy of each agreement pursuant to which any Lender purports to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Finance Documents. The Borrower shall maintain at its offices a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender and the owner of the amounts owing to it under the Finance Documents as reflected in the Register for all purposes of the Finance Documents. The Register shall be available for inspection by any Lender, at any reasonable time and from time to time upon reasonable prior notice. No sale, transfer, assignment or negotiation of all or any part of, or any interest in, such a Lender’s obligations, rights, and benefits under this Agreement and the other Finance Documents shall be permitted or effective unless it is recorded on the Register.

(b)	Any Lender may at any time grant participations to any Person (other than a natural Person, or a Holding Company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s

35

Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement and other Finance Documents; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Section 1.06 (subject to the requirements and limitations therein, including the requirements under Section 1.06(f) (it being understood that the documentation required under Section 1.06(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.01; provided that such Participant shall not be entitled to receive any greater payment under Section 1.06(f) with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loan or other obligations under the Finance Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Finance Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No grant of a participation to any Person shall be permitted or effective unless it is recorded on the Participant Register.

9.03	Indemnification; Expenses

(a)	Indemnification. The Borrower agrees to indemnify, defend and hold Gurnet and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Gurnet (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Finance Documents and (ii) all losses or expenses in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Gurnet and the Borrower contemplated by the Finance Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence, bad faith, willful misconduct or a material breach of such Indemnified Person’s obligations under this Agreement.

(b)	Expenses. Gurnet agrees to reimburse the Borrower on the Drawdown Date for any fees paid by the Borrower, the Guarantor or any of their respective Subsidiaries to EIB (the “EIB Fees”) in connection with the EIB Amendment and Consent. The Borrower agrees

36

to pay (i) all reasonable and documented expenses incurred by Gurnet and its Affiliates (including the reasonable fees and disbursements of counsel to Gurnet, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the Finance Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated)); provided, that the Borrower shall not be responsible for any such expenses in excess of $135,000 in the aggregate, (ii) all reasonable and documented expenses incurred by Gurnet (including the reasonable fees and disbursements of counsel to Gurnet, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Finance Documents, including its rights under this Section 9.03(b) or (B) in connection with the Obligations, including all such expenses incurred during any workout, restructuring or negotiations in respect of the Obligations), (iii) all reasonable and documented costs and expenses incurred by Gurnet (and/or any third party employed by Gurnet) in exercising its rights under this Agreement and (iv) any EIB Fees with respect to which Gurnet has reimbursed the Borrower, the Guarantor or any of their respective Subsidiaries in connection with the EIB Amendment and Consent. The foregoing amounts incurred after the Closing Date shall be due and payable within 30 days after invoice date; provided, however, that the amounts set forth in this Section 9.03(b) may be capitalized and added to the amount of the Term Loan that is paid on the Term Loan Maturity Date; provided, further, however, that if an Event of Default shall have occurred and be continuing, the amounts set forth in this Section 9.03(b) are due and payable on demand.

9.04	Time of Essence

Time is of the essence for the performance of all Obligations in this Agreement.

9.05	Severability of Provisions

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

9.06	Amendments in Writing; Waiver; Integration

No purported amendment or modification of any Finance Document, or waiver, discharge or termination of any obligation under any Finance Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by each party hereto. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Finance Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Finance Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Finance Documents merge into the Finance Documents.

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9.07	Counterparts

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

9.08	Survival

All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been Paid in Full. The obligation of the Borrower in Section 9.03(a) to indemnify Gurnet shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

9.09	Confidentiality

In handling any confidential information, each Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to each Lender’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Term Loan (provided, however, each Lender shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; and (d) as each Lender considers appropriate in exercising remedies under the Finance Documents. Confidential information does not include information that is either: (i) in the public domain or in a Lender’s possession when disclosed to such Lender, or becomes part of the public domain after disclosure to such Lender; or (ii) disclosed to a Lender by a third party if such Lender does not know that the third party is prohibited from disclosing the information.

9.10	Electronic Execution of Documents

The words “execution,” “signed,” “signature” and words of like import in any Finance Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

9.11	Captions

The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

9.12	Construction of Agreement

The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

9.13	Relationship

The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust,

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fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

9.14	Third Parties

Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

INNOCOLL PHARMACEUTICALS LIMITED, as Borrower

By:
Director / Attorney

Signature Page to Loan Agreement

INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY, as Guarantor

By:
Director / Attorney

Signature Page to Loan Agreement

[●], as Lender

By:
Name:
Title:

Signature Page to Loan Agreement

Exhibit A

[FORM OF] BORROWING NOTICE

[●], 2017

Reference is made to the Loan and Guaranty Agreement, dated as of [●], 2017 (as it may be amended, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among INNOCOLL PHARMACEUTICALS LIMITED, an Irish private limited company incorporated and having its registered office at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, County Roscommon, Ireland (“Borrower”), INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY, an Irish public limited company (registration number 544604) and having its registered office at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, County Roscommon, Ireland (the “Guarantor”) and [●] (“Gurnet”).

Pursuant to Section 2.03 of the Agreement, the undersigned hereby requests that Gurnet make a Term Loan to the Borrower in accordance with the terms and conditions of the Agreement on [__], 2017 (the “Drawdown Date”), which shall be on a Business Day during the Drawdown Period, in the amount of $10,000,000.

The account of the Borrower to which the proceeds of the Term Loan requested on the Drawdown Date are to be made available by the Gurnet to the Borrower in accordance with the wire instructions is set forth below:

[INSERT ACCOUNT INFORMATION]

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be duly executed and delivered as of the date and at the place first written above.

INNOCOLL PHARMACEUTICALS LIMITED, as Borrower

By:
Director / Attorney

ANNEX 4

Lough Ree Technologies Limited

[●], 2017

Internal Revenue Service Center

P.O. Box 409101

FIRPTA Unit

Ogden, UT 84409

Re:	Notice pursuant to the Requirements of Treasury Regulation Section 1.897-2(h)(2)

Dear Sir/Madam:

This notice is being provided pursuant to Section 1.897-2(h)(2) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”), by Innocoll Holdings plc, an Irish public limited company (the “Company”), in response to a request from Lough Ree Technologies Limited, an Irish private limited company (the “Purchaser”).

The undersigned hereby certifies the following on behalf of the Company:

(i)            The Company’s address is [●].

(ii)           The Company’s U.S. taxpayer identification number (“TIN”) is [●].

(iii)          The statement provided to the Purchaser was not requested by any foreign interest holder; it was requested by the Purchaser and is voluntarily provided by the Company as contemplated in Treasury Regulation Section 1.1445-2(c)(3)(i) (last sentence). The Purchaser’s address is [●] and its TIN is [●].

(iv)          As of the date of this notice, no interest in the Company constitutes a “United States real property interest” as that term is defined in Code Section 897(c)(1), because the Company is not and during the past five years has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

Under penalties of perjury, I declare that the above notice (including the attachment hereto) is true, correct and complete to my knowledge and belief, and that I have the authority to sign this document on behalf of the Company.

Sincerely,

Innocoll Holdings plc

By:

Name:

Title:

Section 1445 Certificate

This certificate is being voluntarily provided pursuant to Section 1.897-2(h)(2) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”), by Innocoll Holdings plc, an Irish public limited company (the “Company”), in response to a request from Lough Ree Technologies Limited, a private limited company registered in Ireland (the “Purchaser”). The Company is providing this certificate to the Purchaser in order to enable the Purchaser to determine that no withholding is required pursuant to Code Section 1445.

1.             The Company’s address is [●].

2.             The Company’s U.S. taxpayer identification number is [●].

3.             The Company is not, as of the date hereof, a “United States real property holding corporation” (a “USRPHC”) as such term is defined by Code Section 897(c)(2) and the Treasury Regulations promulgated thereunder, and has not been a USRPHC on any determination date (as specified in Treasury Regulation Section 1.897-2(c)) during the five-year period ending on the date hereof. Accordingly, no interest in the Company constitutes a “United States real property interest” as that term is defined in Code Section 897(c)(1).

Under penalties of perjury, I declare that the information in this certificate is true, correct and complete to the best of my knowledge and belief and that I have the authority to sign this document on behalf of the Company.

Date: [●], 2017

Innocoll Holdings plc

By

Name:

Title:

ANNEX 5

Innocoll, Inc.

[●], 2017

Internal Revenue Service Center

P.O. Box 409101

FIRPTA Unit

Ogden, UT 84409

Re:	Notice pursuant to the Requirements of Treasury Regulation Section 1.897-2(h)(2)

Dear Sir/Madam:

This notice is being provided pursuant to Section 1.897-2(h)(2) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”), by Innocoll Inc., a Pennsylvania corporation (the “Company”), in response to a request from Lough Ree Technologies Limited, an Irish private limited company (the “Purchaser”).

The undersigned hereby certifies the following on behalf of the Company:

(i)            The Company’s address is [●].

(ii)           The Company’s U.S. taxpayer identification number (“TIN”) is [●].

(iii)          The statement was requested by the Purchaser and is voluntarily provided by the Company as contemplated in Treasury Regulation Section 1.1445-2(c)(3)(i) (last sentence). The Purchaser’s address is [●] and its TIN is [●].

(iv)          As of the date of this notice, no interest in the Company constitutes a “United States real property interest” as that term is defined in Code Section 897(c)(1), because the Company is not and during the past five years has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

Under penalties of perjury, I declare that the above notice (including the attachment hereto) is true, correct and complete to my knowledge and belief, and that I have the authority to sign this document on behalf of the Company.

Sincerely,

Innocoll Inc.

By:

Name:

Title:

Section 1445 Certificate

This certificate is being voluntarily provided pursuant to Section 1.897-2(h)(2) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”), by Innocoll Inc., a Pennsylvania corporation (the “Company”), in response to a request from Lough Ree Technologies Limited, an Irish private limited company (the “Purchaser”). The Company is providing this certificate to the Purchaser in order to enable the Purchaser to determine that no withholding is required pursuant to Code Section 1445.

1.             The Company’s address is [●].

2.             The Company’s U.S. taxpayer identification number is [●].

3.             The Company is not, as of the date hereof, a “United States real property holding corporation” (a “USRPHC”) as such term is defined by Code Section 897(c)(2) and the Treasury Regulations promulgated thereunder, and has not been a USRPHC on any determination date (as specified in Treasury Regulation Section 1.897-2(c)) during the five-year period ending on the date hereof. Accordingly, no interest in the Company constitutes a “United States real property interest” as that term is defined in Code Section 897(c)(1).

Under penalties of perjury, I declare that the information in this certificate is true, correct and complete to the best of my knowledge and belief and that I have the authority to sign this document on behalf of the Company.

Date: [●], 2017

Innocoll Inc.

By

Name:

Title:

APPENDIX IV

FORM OF CVR AGREEMENT

143

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2017, (this “Agreement”), is entered into by and between Lough Ree Technologies Limited, an Irish private limited company (the “Buyer”) and [●], a [●], as Rights Agent.

RECITALS

WHEREAS, Gurnet Point L.P., a Delaware limited partnership, the Buyer and Innocoll Holdings plc, an Irish public limited company (the “Company”), have entered into the Transaction Agreement, dated as of April 4, 2017 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Transaction Agreement”), relating to a recommended offer to be made by the Buyer for the entire issued and to be issued ordinary share capital of the Company to be implemented by means of a scheme of arrangement under Irish law (the “Acquisition”);

WHEREAS, pursuant to the Acquisition, in accordance with the terms and conditions thereof, the consideration to be paid for the Innocoll Shares (as defined in the Scheme Document) includes CVRs (as defined herein);

WHEREAS, if Completion (as defined in the Transaction Agreement) occurs, then on the Effective Date (as defined in the Transaction Agreement) each [Innocoll Shareholder] (as defined in the Scheme Document) will be entitled to receive one CVR for each Innocoll Share; and

WHEREAS, pursuant to the Acquisition, the maximum potential amount payable per CVR (as defined herein) is $4.90 in cash, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the Buyer and Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1           Definitions. All capitalized terms used in this Agreement without definition shall have the respective meanings ascribed to them in the Transaction Agreement. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition,

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“control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise).

“Affiliate End User” has the meaning set forth in the definition of Net Sales.

“Assignee” has the meaning set forth in Section 7.3.

“Board of Directors” means the board of directors of the Buyer.

“Board Resolution” means a copy of a resolution certified by a duly authorized officer of the Buyer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Dublin, Ireland or New York, New York are authorized or obligated by Law or executive order to remain closed.

“Calendar Quarter” means the three month period ending on any of March 31, June 30, September 30 or December 31 of a given calendar year.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the terms of this Agreement, collectively the “CVRs” and each a “CVR”.

“CVR Payment” means any of the First CVR Payment, Second CVR Payment, Third CVR Payment 2019, Third CVR Payment 2020, Fourth CVR Payment 2019 or Fourth CVR Payment 2020 and “CVR Payments” shall mean all of the CVR Payments together.

“CVR Payment Amount” means, in respect of a CVR Payment, for a given Holder, the product of (a) the CVR Payment in respect of such CVR Payment Event and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable CVR Payment Event Notice.

“CVR Payment Date” means, (a) in the case of the First CVR Payment Event, the Second CVR Payment Event or the Third CVR Payment Event, the date that is ninety (90) days following the achievement of such CVR Payment Event, (b) in the case of the Fourth CVR Payment Event 2019, March 31, 2020 and (c) in the case of the Fourth CVR Payment Event 2020, June 30, 2020.

“CVR Payment Event” means any of the First CVR Payment Event, Second CVR Payment Event, Third CVR Payment Event or Fourth CVR Payment Event.

“CVR Payment Event Notice” has the meaning set forth in Section 2.4(a).

“CVR Register” has the meaning set forth in Section 2.3(b).

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“Default Interest Rate” means a rate equal to the sum of four percent (4%) plus the “prime rate” of interest quoted in the Money Rates section of The Wall Street Journal (New York Edition) or similar reputable data source, calculated daily on the basis of a three hundred sixty five (365) day year.

“Delaware Courts” has the meaning set forth in Section 7.5(b).

“Diligent Efforts” means, with respect to the Product, the efforts that a Person within the pharmaceutical industry of comparable size to the Company and its subsidiaries and reasonably capitalized for an early stage pharmaceutical product development company, would devote to a product, that is of similar market potential at a similar stage in its development or product life and using such effort and employing such resources in the exercise of its reasonable business discretion relating to the research, development or commercialization of such product, taking into account issues of market exclusivity (including patent coverage, regulatory and other exclusivity), safety and efficacy, product profile, the competitiveness of alternate products in the marketplace or under development, the launch or sales of a generic or biosimilar product, the regulatory structure involved, and the profitability of the applicable product (including pricing and reimbursement status achieved), and other relevant factors, including technical, commercial, legal, scientific, and/or medical factors; provided that the cost of potential CVR Payments hereunder shall be ignored in the Buyer’s analysis. Subject to the foregoing, “Diligent Efforts” shall include, but shall not be limited to, the following: (a) refraining from entering into agreements with employees of the Company that would be contradictory to the achievement of, or would otherwise disincentivize such employees from seeking to achieve, any of the CVR Payment Events, (b) initiating and completing FDA-mandated post-marketing approval commitments; (c) seeking pricing approvals and/or minimally restrictive payer coverage decisions; and (d) setting a commercial price for the Product that is consistent with the profile of the Product. For clarity, “Diligent Efforts” will not mean that the Buyer guarantees that it will actually accomplish any CVR Payment Event, nor that it will accomplish the applicable CVR Payment Event by a specific date.

“DTC” means The Depository Trust Company or any successor thereto.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Expanded Soft Tissue” means Soft Tissue that is not limited to Hernia.

“Failed Fourth CVR Payment” has the meaning set forth in Section 4.4(b).

“FDA” means the United States Food and Drug Administration, or any successor agency.

“Finance Contract” has the meaning set forth in Section 4.8.

“First CVR Payment” means $0.70 per CVR.

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“First CVR Payment Event” means the FDA’s approval, on or prior to December 31, 2018, of the Product with a label covering indications for the treatment of postsurgical pain following open abdominal Hernia repair.

“Fourth CVR Payment 2019” means $1.87 per CVR.

“Fourth CVR Payment 2020” means $1.00 per CVR; provided that in no event shall the Fourth CVR Payment 2020 become payable if the Fourth CVR Payment 2019 has been paid by the Buyer.

“Fourth CVR Payment Event” means the first achievement in any Fourth CVR Payment Event Measurement Period of worldwide Net Sales of the Product, exceeding $60,000,000.

“Fourth CVR Payment Event Measurement Period” means the Fourth CVR Payment Event Measurement Period 2019 or the Fourth CVR Payment Event Measurement Period 2020, as applicable.

“Fourth CVR Payment Event Measurement Period 2019” means any four (4) consecutive Calendar Quarters ending on or prior to December 31, 2019.

“Fourth CVR Payment Event Measurement Period 2020” means any four (4) consecutive Calendar Quarters ending on or prior to March 31, 2020.

“Fourth CVR Payment Event 2019” means the achievement of the Fourth CVR Payment Event on or prior to December 31, 2019.

“Fourth CVR Payment Event 2020” means the achievement of the Fourth CVR Payment Event after December 31, 2019 but on or prior to March 31, 2020; provided that in no event shall the Fourth CVR Payment Event 2020 occur if the Fourth CVR Payment Event 2019 has occurred.

“Hard Tissue” means mineralized tissue, including but not limited to orthopedic tissue, with a firm consistency such as bone.

“Hernia” means the indication for which the patient population for the two Phase III registration trials conducted by the Company were treated.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” has the meaning set forth in Section 4.4(a).

“Independent Accountant Report” has the meaning set forth in Section 4.4(b).

“Law” means any foreign, federal, state, local or municipal laws, rules, judgments orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees or requirements of any Relevant Authority.

“Net Sales” means the gross amount received by the relevant Selling Entity for the Product sold to third parties other than any other Selling Entity, less the Permitted Deductions, all as determined in accordance with the Selling Entity’s usual and customary accounting methods consistent with the treatment of other branded prescription products commercialized by the

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applicable Selling Entity, which shall be in accordance with generally accepted accounting principles, including the accounting methods for translating activity denominated in foreign currencies into United States dollar amounts. In the case of any sale of the Product between or among Selling Entities for resale, Net Sales will be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a third party. For the avoidance of doubt, in the case of any sale of the Product between or among Selling Entities where a Selling Entity is an end-user of (in such capacity, an “Affiliate End User”), and does not further sell, the Product, Net Sales will be calculated on the value charged or invoiced to such Affiliate End User; provided that use of the Product for clinical testing in which the cost of the Product is not reimbursed shall not make a Selling Entity or licensee an Affiliate End User. If a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer of such Product and the applicable Selling Entity (other than with respect to Product supplied expressly for sampling purposes), then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been received had the transaction been conducted at arm’s length and for cash. Such amount that would have been received shall be determined, wherever possible, by reference to the average selling price of such Product in arm’s length transactions in the relevant jurisdiction. Notwithstanding the foregoing, the following shall not be included in Net Sales: (i) Product provided for administration to patients enrolled in clinical trials or for other research purposes, or (ii) commercially reasonable quantities of Product used as samples to promote additional sales.

“Officer’s Certificate” means a certificate signed by an authorized officer of the Buyer, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Outstanding” when used with respect to CVRs means, as of the date of determination, all CVRs theretofore authenticated and delivered under this Agreement, except CVRs theretofore cancelled by the Rights Agent or delivered to the Rights Agent for cancellation; provided, however, that in determining whether the Holders of the requisite Outstanding CVRs have given any request, demand, direction, consent or waiver hereunder, CVRs owned by the Buyer or any Affiliate of the Buyer, whether held as treasury securities or otherwise, shall be disregarded and deemed not to be Outstanding.

“Permitted Deductions” means, to the extent not already excluded from Net Sales:

(1)	normal and customary trade, quantity and prompt settlement discounts;

(2)	amounts repaid or credited by reasons of defects, recalls, returns, rebates or allowances of goods;

(3)	normal and customary chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale of the Product, including such payments mandated by programs of Relevant Authorities;

(4)	normal and customary rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, to group purchasing organizations or to trade customers in line with approved contract terms or other understandings and arrangements;

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(5)	tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on net income);

(6)	any government mandated manufacturing tax, including the brand manufacturer’s tax imposed pursuant to the Patient Protection and Affordable Care Act (Pub. L. No. 111-149);

(7)	reasonable deductions for uncollectible amounts on previously sold products (which adjustment shall be based on actual bad debts incurred and written off as uncollectible by the Selling Entity in a fiscal period);

(8)	discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

(9)	normal and customary distribution commissions and fees (including fees related to services provided pursuant to distribution service agreements with wholesalers, fee-for-service wholesaler fees and inventory management fees) payable to any third party providing distribution services to the Selling Entities; and

(10)	a reasonable allowance for transportation, freight, postage, importation, shipping insurance and other handling expenses.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (1) through (10) above, such item may not be deducted more than once.

“Permitted Transfer” means: a transfer of CVRs (a) upon the death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) to the Buyer as provided in Section 2.6.

“Person” means an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Relevant Authority or any department, agency or political subdivision thereof.

“Product” means the product originally submitted by the Company to the FDA under a New Drug Application dated October 31, 2016 having New Drug Application number 209511.

“Regulatory Approval” means all approvals from the FDA or other U.S. regulatory authority necessary for the commercial manufacture, marketing and sale of a product in the United States in accordance with applicable Law.

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, arbitrator, arbitration panel, or other regulatory authority or agency, including courts and other judicial bodies, or any competition, antitrust, foreign investment review or supervisory body, central bank or other governmental, trade or

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regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel, the High Court and the SEC;

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Scheme Document” has the meaning given to that term in the Transaction Agreement.

“Second CVR Payment” means $1.33 per CVR.

“Second CVR Payment Event” means the FDA’s approval, on or prior to December 31, 2018, of the Product with a label covering indications for the treatment of postsurgical pain immediately following Expanded Soft Tissue repair. For the avoidance of any doubt if the FDA approves the Product with a label covering indications for the treatment of postsurgical pain following both (x) open abdominal Hernia repair and (y) Expanded Soft Tissue repair on or prior to December 31, 2018, both the First CVR Payment Event and the Second CVR Payment Event shall have occurred.

“Selling Entity” means the Buyer, the Company, any Assignee and each of their respective Affiliates, licensees and sublicensees with respect to rights to develop or commercialize the Product, and any direct or indirect transferee, successor or assignee (including through any change of control) of the rights to sell the Product of any of the foregoing (but not a distributor of the Product acting solely in the capacity of a distributor and not otherwise an Assignee, licensee or sublicensee with respect to development or commercialization rights as to the Product or transferee, successor or assignee of the rights to sell the Product).

“Soft Tissue” means body tissue that is not hardened or calcified, such as tendon, muscle, skin, fat, and fascia, that connects, supports or surrounds bone and internal organs, and shall include abdominal and visceral tissue and excludes Hard Tissue.

“Tax” shall mean all national, federal, state, local or other taxes imposed by the United States, Ireland, and any other Relevant Authority, including income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, universal social charge, pay related social insurance and other similar contributions, sales, employment, unemployment, disability, use, property, gift tax, inheritance tax, unclaimed property, escheat, withholding, excise, production, value added, goods and services, trading, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, surcharges and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

“Third CVR Payment 2019” means $1.00 per CVR if the Third CVR Payment Event 2019 occurs.

“Third CVR Payment 2020” means $0.60 per CVR if the Third CVR Payment Event 2020 occurs; provided that in no event shall the Third CVR Payment 2020 become payable if the Third CVR Payment 2019 has been paid by the Buyer.

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“Third CVR Payment Event” means the FDA’s approval of the Product with a label covering indications for the treatment of postsurgical pain immediately following Hard Tissue repair.

“Third CVR Payment Event 2019” means the achievement of the Third CVR Payment Event on or prior to December 31, 2019.

“Third CVR Payment Event 2020” means the achievement of the Third CVR Payment Event after December 31, 2019, but on or prior to June 30, 2020.

“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Code.

Section 1.2           Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all references to dollars or “$” refer to United States dollars.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1           CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement. The CVRs shall be issued pursuant to the Acquisition at the time and in the manner set forth in the Scheme Document.

Section 2.2           Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs have not been registered under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and will not be listed for trading on any securities exchange.

Section 2.3           No Certificate; Registration; Registration of Transfer; Change of Address.

(a)          The CVRs will not be evidenced by a certificate or other instrument.

(b)          The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all of the Innocoll Shares held by DTC on behalf of the street holders of the Innocoll Shares held by such holders as of immediately prior to the [Voting Record Time (as defined in the Scheme Document)]. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs.

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With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of the Innocoll Shares by sending a lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c)          Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. The Buyer and Rights Agent may require payment, from such transferee, of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Buyer and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d)          A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4           Payment Procedures; Notices.

(a)          If a CVR Payment Event is attained, then, on or prior to the CVR Payment Date, the Buyer shall deliver to the Rights Agent (i) written notice indicating that a CVR Payment Event has been achieved and specifying such CVR Payment Event (a “CVR Payment Event Notice”), (ii) an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive the applicable CVR Payment Event and (iii) the payment required by Section 4.2.

(b)          The Rights Agent will promptly, and in any event within five (5) Business Days of receipt of a CVR Payment Event Notice, send each Holder at its registered address a copy of such CVR Payment Event Notice and pay the applicable CVR Payment Amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the CVR Payment Event Notice.

(c)          Except to the extent any portion of a CVR Payment is required to be treated as imputed interest pursuant to applicable Law, the parties hereto intend to treat CVR Payments for all Tax purposes as additional consideration for the Innocoll Shares and Innocoll

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Share Awards (as defined in the Transaction Agreement) pursuant to the Scheme Document. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of applicable Law), the Buyer or its Affiliate shall (or shall cause the Rights Agent to) determine the portion of any CVR Payment required to be treated as interest pursuant to Section 483 of the Code and the Treasury Regulations promulgated thereunder (or any comparable provision of applicable Law). The Buyer shall report imputed interest on the CVRs as required by applicable Law.

(d)          The Buyer or its Affiliate shall (or shall cause the Rights Agent to) deduct and withhold from any CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law, as may reasonably be determined by the Buyer. Any such withholding may be made, or caused to be made, at the request of the Buyer or its Affiliate, through making payments with respect to Holders who received CVRs in consideration of Innocoll Share Awards through the Company’s or any of its Affiliates’ payroll system or any successor payroll system. Prior to making any CVR Payment, the Buyer or its Affiliate shall (or shall cause the Rights Agent to) solicit IRS Form W-9s or W-8s, or any other appropriate forms or information, from Holders in order to provide a reasonable opportunity for the Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to mitigate or reduce such withholding, and such CVR Payment may be reasonably delayed in order to gather such necessary Tax forms. The Buyer, its Affiliates and the Rights Agent may assume all such forms in their possession or provided by any Holder are valid under applicable Law until subsequently notified by such Holder. The Buyer or its Affiliate shall (or shall cause the Rights Agent to) take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are promptly remitted to the appropriate Relevant Authority. To the extent any amounts are so deducted and withheld and properly remitted to the appropriate Relevant Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made, and as required by applicable Law, the Buyer or its Affiliate shall (or shall cause the Rights Agent to) deliver to the person to whom such amounts would otherwise have been paid an original IRS Form 1099 or other reasonably acceptable evidence of such withholding.

(e)          Any portion of any CVR Payment Amount that remains undistributed to a Holder six (6) months after the date of the delivery of the CVR Payment Event Notice will be delivered by the Rights Agent to the Buyer, upon demand, and any Holder will thereafter look only to the Buyer for payment of such CVR Payment Amount, without interest, but such Holder will have no greater rights against the Buyer than those accorded to general unsecured creditors of the Buyer under applicable Law.

(f)           Neither the Buyer nor the Rights Agent will be liable to any person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If, despite the Buyer’s and/or the Rights Agent’s commercially reasonable efforts to deliver a CVR Payment Amount to the applicable Holder, such CVR Payment Amount has not been paid prior to two (2) years after the applicable CVR Payment Date (or immediately prior to such earlier date on which such CVR Payment Amount would otherwise escheat to or become the property of any Relevant Authority), any such CVR Payment Amount will, to the extent permitted by applicable Law, become the property of the

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Buyer, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, the Buyer agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Buyer.

Section 2.5           No Voting, Dividends or Interest; No Equity or Ownership Interest in the Buyer.

(a)          The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)          The CVRs will not represent any equity or ownership interest in the Buyer, the Company, any constituent company to the Acquisition or any of their respective Affiliates.

Section 2.6           Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Buyer without consideration therefor. Nothing in this Agreement shall prohibit the Buyer or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by the Buyer or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V and Section 6.3 hereunder.

ARTICLE III

THE RIGHTS AGENT

Section 3.1           Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith, fraud or gross negligence.

Section 3.2           Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)          the Rights Agent may rely and will be protected and held harmless by the Buyer in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)          whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, fraud, gross negligence or willful misconduct on its part, incur no liability and be held harmless by the Buyer for or in

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respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)          the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by the Buyer in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)          the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)          the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)           the Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Buyer with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Buyer only;

(g)          the Rights Agent will have no liability and shall be held harmless by the Buyer in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the Buyer); nor shall it be responsible for any breach by the Buyer of any covenant or condition contained in this Agreement;

(h)          the Buyer agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i)           the Buyer agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and the Buyer on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from the Buyer for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration and enforcement by the Rights Agent of its duties hereunder;

(j)           No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing

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that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it; and

(k)          No Holder shall be obliged to indemnify the Rights Agent for any services or actions under this Agreement and the Rights Agent shall not be entitled to deduct any sums from a CVR Payment Amount in any circumstance except as provided in Section 2.4(d).

Section 3.3           Resignation and Removal; Appointment of Successor.

(a)          The Rights Agent may resign at any time by giving written notice thereof to the Buyer specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. The Buyer has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by the Buyer to the Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)          If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, the Buyer, by a Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)          The Buyer will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If the Buyer fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of the Buyer.

Section 3.4           Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to the Buyer and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of the Buyer or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

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ARTICLE IV

COVENANTS

Section 4.1           List of Holders. The Buyer will furnish or cause to be furnished to the Rights Agent in such form as the Buyer receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within seven (7) calendar days of the Effective Date. The Rights Agent will reflect such names and addresses on the CVR Register and confirm the write up of the CVR Register to the Buyer promptly thereafter and, in any event, within five (5) calendar days of the receipt of such names and addresses from the Buyer or the Company’s transfer agent, as the case may be.

Section 4.2           Payment of CVR Payment Amounts. If a CVR Payment Event has occurred, the Buyer will, within ten (10) Business Days following the delivery of the applicable CVR Payment Event Notice to the Rights Agent, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the CVR Payment Amount to each Holder. For the avoidance of doubt, the CVR Payment Amount shall only be paid in respect of a given CVR Payment Event, if at all, one time under this Agreement.

Section 4.3           Books and Records. The Buyer shall, and shall cause its Affiliates to, keep, true, complete and accurate records in sufficient detail to enable the amounts payable under this Agreement for a period of two (2) years following the end of the Fourth CVR Payment Event Measurement Period 2020.

Section 4.4           Audits.

(a)          Upon the written request of the Acting Holders and no more than once during any calendar year, and upon thirty (30) days’ prior written notice, the Company shall provide an independent certified public accounting firm of nationally recognized standing selected jointly by the Acting Holders and the Buyer (the “Independent Accountant”) with access during normal business hours to such of the records of the Buyer as may be reasonably necessary to verify the accuracy of the Buyer calculation of Net Sales and the figures underlying the calculations set forth therein for any period within the preceding three (3) years that has not previously been audited in accordance with this Section 4.4. The Buyer shall pay for the fees charged by the Independent Accountant in the event that the Independent Accountant determines that the amount of Net Sales calculated by the Buyer is more than five percent (5%) below the actual amount of Net Sales calculated in accordance with the manner in which “Net Sales” is defined pursuant to this Agreement; provided, however, that the Acting Holders shall pay for the fees charged by such Independent Accountant in the event that the Independent Accountant determines that the amount of Net Sales calculated by the Buyer is equal to or less than five percent (5%) below the actual amount of Net Sales calculated in accordance with the manner in which “Net Sales” is defined pursuant to this Agreement, which amount the Buyer may deduct from any future CVR Payments payable pursuant to this Agreement as its sole recourse for obtaining reimbursement for this fee. This covenant shall survive the termination of this Agreement for a period of two (2) years; provided that the Holders shall only be entitled to one audit following termination of this Agreement.

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(b)          If the Independent Accountant concludes that the Buyer did not properly calculate Net Sales and as a result the Holders were entitled to receive either the Fourth CVR Payment 2019 or Fourth CVR Payment 2020 (the “Failed Fourth CVR Payment”), the Buyer shall pay the Failed Fourth CVR Payment, within three (3) months of the date the Acting Holders deliver to the Buyer the Independent Accountant’s written report (the “Independent Accountant Report”); provided that the respective amount due under the Failed Fourth CVR Payment shall bear interest at the Default Interest Rate beginning from thirty (30) days after the date the Acting Holders deliver to the Buyer the Independent Accountant Report until payment is made to the Rights Agent. The decision of such Independent Accountant shall be final, conclusive and binding on the Buyer and the Holders, shall be non-appealable and shall not be subject to further review.

(c)          Each Person seeking to receive information from the Buyer in connection with a review or audit shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with the Buyer obligating such party to retain all such financial information disclosed to such party in confidence pursuant to such confidentiality agreement.

(d)          The Buyer shall not, and shall cause its Affiliates not to, enter into any license or distribution agreement with any third party (other than the Buyer or its Affiliates) with respect to any Product unless such agreement contains provisions that would allow any Independent Accountant appointed pursuant to this Section 4.4 such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform its duties pursuant to this Section 4.4; provided, that the Buyer and its Affiliates may redact documents and information not relevant for such evaluation pursuant to this Section 4.4. The Parties agree that, if the Buyer or its Affiliates have exercised audit rights under any license or distribution agreement prior to the Acting Holders’ request for an audit under this Section 4.4 and under such license or distribution agreement the Buyer and its Affiliates cannot request another audit, the results of the Buyer’s prior audit of such licensee or distributor will be used for purposes of the audit requested by the Acting Holders under this Section 4.4 and that the Buyer shall not have any further obligation to provide access to an Independent Accountant with respect to such licensee until such time as the Buyer may again exercise its rights of audit under the license agreement with such licensee.

Section 4.5           Product Transfer. Subject to Section 7.3 of this Agreement, so long as the CVRs remain Outstanding, the Buyer and its Affiliates may not, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license or any other transaction or arrangement, sell, transfer, convey or otherwise dispose of their respective rights in and to the Product to a third party (other than the Buyer or its Affiliates), unless at all times after any such sale, transfer, conveyance or other disposition, the gross amounts invoiced for the Product by the applicable transferee will be reflected in Net Sales in accordance with the terms hereunder as if such transferee was the Buyer, and the contract for such sale, transfer, conveyance or other disposition (which the Buyer shall take all reasonable actions necessary to enforce in all material respects) shall provide for such treatment and shall require the transferee to comply with the covenants in this Section 4.5 and Sections 4.4, 4.6 and 4.7 hereof to the same extent as the Buyer.

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Section 4.6           Regulatory based CVR Payment Events. The Buyer shall use Diligent Efforts to achieve the First CVR Payment Event and the Second CVR Payment Event on or prior to December 31, 2018, and the Buyer shall use Diligent Efforts to achieve the Third CVR Payment Event.

Section 4.7           Revenue based CVR Payment Event. The Buyer shall use Diligent Efforts to commercialize the Product in the U.S. following receipt of Regulatory Approval and to achieve the Fourth CVR Payment Event on or prior to December 31, 2019.

Section 4.8           No Conflicting Agreements. So long as any of the CVRs remain Outstanding, the Buyer shall not, and shall not permit the Company to, enter into any stockholder agreement, member agreement or similar agreement or credit, loan or similar agreement which would prohibit, materially delay or condition payment of any CVR Payment that becomes due under this Agreement or which would prohibit, materially delay or condition the transfer of funds by the Company to the Buyer (by way of dividend, loan or otherwise) to provide a payment source to fund any CVR Payment that becomes due under this Agreement; provided, that any agreement entered into by the Company prior to the Effective Date, including that certain Finance Contract, dated as of March 27, 2015, among European Investment Bank, Innocoll Pharmaceuticals Limited and Innocoll AG (as amended prior to the Effective Date, the “Finance Contract”), shall not be considered for purposes of determining the Buyer’s compliance with this Section 4.8; provided that the Finance Contract shall not be amended, revised or restated after the Effective Date in any manner that would prohibit, materially delay or condition the transfer of funds by the Company to the Buyer (by way of dividend, loan or otherwise) to provide a payment source to fund any CVR Payment that becomes due under this Agreement (other than as provided in the Finance Contract as of the Effective Date).

ARTICLE V

AMENDMENTS

Section 5.1           Amendments without Consent of Holders.

(a)          Without the consent of any Holders or the Rights Agent, the Buyer, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)          to evidence the succession of another Person to the Buyer and the assumption by any such successor of the covenants of the Buyer herein as provided in and subject to conformity with Section 7.3;

(ii)         to add to the covenants of the Buyer such further covenants, restrictions, conditions or provisions as the Buyer and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)        to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

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provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)        as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(v)         to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4; or

(vi)        any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)          Without the consent of any Holders, the Buyer, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4.

(c)          Promptly after the execution by the Buyer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Buyer will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2           Amendments with Consent of Holders.

(a)          Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the prior written consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, the Buyer, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Acting Holders be materially adverse to the interest of the Holders.

(b)          Promptly after the execution by the Buyer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Buyer will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3           Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Buyer stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to,

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enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4           Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

REMEDIES OF THE RIGHTS AGENT ON EVENT OF DEFAULT

Section 6.1           Event of Default Defined; Waiver of Default.

(a)          “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)          default in the payment of all or any part of any CVR Payment after a period of thirty (30) days after such CVR Payment shall become due and payable on a CVR Payment Date or otherwise;

(ii)         material default in the performance, or breach in any material respect, of any covenant or warranty of the Buyer in respect of the CVRs, and continuance of such default or breach for a period of ninety (90) days after there has been given, by registered or certified mail, to the Buyer by the Rights Agent or to the Buyer and the Rights Agent by the Acting Holders, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(iii)        a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Buyer in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Buyer or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of ninety (90) consecutive days; or

(iv)        the Buyer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Buyer or for any substantial part of its property, or make any general assignment for the benefit of creditors.

(b)          If an Event of Default described above occurs and is continuing, then, and in each and every such case, either the Rights Agent or the Rights Agent upon the written request

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of the Acting Holders by notice in writing to the Buyer (and to the Rights Agent if given by the Acting Holders), shall bring suit to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the Default Interest Rate until payment is made to the Rights Agent.

Section 6.2           Collection by the Rights Agent; Payment Obligations.

(a)          The Buyer covenants that in case default shall be made in the payment of all or any part of the CVRs when the same shall have become due and payable, whether at a CVR Payment Date or otherwise, then upon demand of the Rights Agent, the Buyer will pay to the Rights Agent for the benefit of the Holders of the CVRs the whole amount that then shall have become due and payable on all CVRs (with interest from the date due and payable to the date of such payment upon the overdue amount at the Default Interest Rate); and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Rights Agent and each predecessor Rights Agent, their respective agents, attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Rights Agent and each predecessor Rights Agent, except as a result of its willful misconduct, bad faith, fraud or gross negligence.

(b)          The Rights Agent may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Agreement or in aid of the exercise of any power granted herein, or to enforce any other remedy.

(c)          In case the Buyer shall fail forthwith to pay such amounts upon such demand, the Rights Agent, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at Law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Buyer or other obligor upon such CVRs and collect in the manner provided by Law out of the property of the Buyer or other obligor upon such CVRs, wherever situated, the moneys adjudged or decreed to be payable.

(d)          Nothing herein contained shall be deemed to authorize the Rights Agent to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the CVRs, or the rights of any Holder thereof, or to authorize the Rights Agent to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

(e)          All rights of action and of asserting claims under this Agreement, or under any of the CVRs, may be enforced by the Rights Agent without the possession of any of the CVRs or the production thereof and any trial or other proceedings instituted by the Rights Agent shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Rights Agent, each predecessor Rights Agent and their respective agents and attorneys, shall be for the ratable

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benefit of the Holders.

(f)           In any proceedings brought by the Rights Agent (and also any proceedings involving the interpretation of any provision of this Agreement to which the Rights Agent shall be a party) the Rights Agent shall be held to represent all the Holders, and it shall not be necessary to make any Holders parties to any such proceedings.

Section 6.3           Application of Proceeds. Any monies collected by the Rights Agent pursuant to this Article in respect of any CVRs shall be applied in the following order at the date or dates fixed by the Rights Agent in connection therewith:

FIRST: To the payment of costs and expenses in respect of which monies have been collected, including reasonable compensation to the Rights Agent and each predecessor Rights Agent and their respective agents and attorneys and of all expenses and liabilities incurred, and all advances made, by the Rights Agent and each predecessor Rights Agent, except as a result of its willful misconduct, bad faith, fraud or gross negligence, and all other amounts due to the Rights Agent or any predecessor Rights Agent;

SECOND: To the payment of the whole amount then owing and unpaid upon all the CVRs, with interest at the Default Interest Rate on all such amounts, and in case such monies shall be insufficient to pay in full the whole amount so due and unpaid upon the CVRs, then to the payment of such amounts without preference or priority of any CVR over any other CVR, ratably to the aggregate of such amounts due and payable.

Section 6.4           Delay or Omission Not Waiver of Default. No delay or omission of the Rights Agent or of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Agreement to the Rights Agent or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Rights Agent or by the Holders in accordance with the terms of this Agreement.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1           Notices to Rights Agent and the Buyer. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

[●]

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With a copy to:

[●]

If to the Buyer, to it at:

c/o Gurnet Point, L.P.

c/o Waypoint International GP LLC

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

United States

Attention: James Singleton

Facsimile (617) 588-4901

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael Aiello

Facsimile: (212) 310-8007

The Rights Agent or the Buyer may specify a different address or facsimile number by giving notice in accordance with this Section 7.1.

Section 7.2           Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 7.3          Buyer Successors and Assigns. The Buyer may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of the Buyer or to any purchaser or licensee of substantial rights to the Product (each, an “Assignee”) provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees who agree to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any assignment to an Assignee, the Buyer (or the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of the Buyer hereunder, with such Assignee substituted for the Buyer under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Buyer’s successors and each Assignee, and this Agreement shall not restrict the Buyer’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate. Each of the Buyer’s successors and assigns shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and

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obligations of this Agreement to be performed or observed by the Buyer. The Rights Agent may not assign this Agreement without the Buyer’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect. Notwithstanding anything to the contrary herein, so long as the CVRs remain Outstanding, the Buyer may not sell, transfer or otherwise convey the Company to an Affiliate of the Buyer (including by way of a merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company on a consolidated basis or any other transaction involving the Company in which the Buyer and its direct and indirect subsidiaries ceases to hold one hundred percent (100%) of the Company’s voting power immediately after such transaction) unless (i) such Affiliate assumes and agrees to be bound by all of Buyer’s obligations, duties and covenants under this Agreement and (ii) Buyer and such Affiliate or Affiliates who are bound by all of Buyer’s obligations, duties and covenants under this Agreement (with their direct and indirect subsidiaries) own one hundred percent (100%) of the Company’s voting power immediately after such transaction.

Section 7.4           Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Buyer, the Buyer’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and the Buyer, which notice, if given, shall be irrevocable.

Section 7.5           Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)          Each of the parties hereto (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.1. Each of the parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts.

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(c)          EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7.5(c).

Section 7.6           Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 7.7          Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 7.8           Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by the Buyer to the Rights Agent), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all potential CVR Payment Amounts (if any) required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by the Buyer and the Acting Holders and (c) March 31, 2020, with respect to the Buyer’s obligation to pay the Fourth CVR Payment Event 2020 if not then achieved.

Section 7.9           Entire Agreement. This Agreement and the Scheme Document (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto.

Section 7.10         Legal Holiday. In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable CVR Payment Date.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

LOUGH REE TECHNOLOGIES LIMITED

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

APPENDIX V

DEFINITIONS

The following definitions apply throughout this document unless the context otherwise requires:

“Acquisition”	the proposed acquisition by Gurnet Bidco of Innocoll by means of the Scheme or (subject to the provisions of the Transaction Agreement and the Irish Takeover Rules) the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time, subject to the consent of the Panel where required), including, in each case, the payment by Gurnet Bidco of the aggregate Consideration, as described in this Announcement and provided for in the Transaction Agreement

“Act”	the Companies Act 2014 of Ireland and all enactments which are to be read as one with, or construed or read together as one with that Act

“Acting in Concert”	has the meaning given to that term in the Irish Takeover Panel Act

“Announcement”	this announcement, made in accordance with Rule 2.5 of the Irish Takeover Rules, dated April 4, 2017, including its summary and appendices

“Board of Innocoll” or “Innocoll Board”	the board of directors of Innocoll

“Business Day”	any day, other than a Saturday, Sunday, public holiday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed

“Cash Consideration”	the cash consideration of $1.75 per Innocoll Share to be paid to Innocoll Shareholders pursuant to the Acquisition

“Calendar Quarter”	the three month period ending on any of March 31, June 30, September 30 or December 31 of a given calendar year

“Closing Price”	the closing price for a Innocoll Share at the close of business on the day to which the price relates, derived from Bloomberg for that day

“Completion”	completion of the Acquisition in accordance with the terms and conditions of the Transaction Agreement

“Concert Parties”	in relation to any Party, such persons as are Acting in Concert with that Party (including such persons as are deemed to be Acting in Concert with that Party pursuant to Rule 3.3 of Part A of the Irish Takeover Rules)

“Conditions”	the conditions to the Scheme and the Acquisition set out in Appendix I of this Announcement, and “Condition” means each or any one of the Conditions as the context may require

“Confidentiality Agreement”	the confidentiality agreement between Innocoll and Gurnet Point Capital LLC dated December 5, 2016, as it may be

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amended in writing by Gurnet Point Capital LLC and Innocoll from time to time

“Consideration”	the Cash Consideration and the CVR Consideration

“Court Hearing”	the hearing by the High Court of the petition to sanction the Scheme under Sections 449 to 455 of the Act

“Court Order”	means the order or orders of the High Court sanctioning the Scheme under Section 453 of the Act and confirming the related reduction of capital under Sections 84 and 85 of the Act forming part of the Scheme

“CVR”	the right to receive a contingent cash payment upon the achievement of certain milestones to be issued by Gurnet Bidco as part of the Consideration, on the terms and subject to the conditions set forth in the CVR Agreement (collectively, the “CVRs”)

“CVR Agreement”	the contingent value rights agreement to be entered into between Gurnet Bidco and the Rights Agent, in substantially the form set out in Appendix IV to this Announcement

"CVR Consideration"	one CVR per Innocoll Share

“CVR Payment Events”	the First CVR Payment Event, the Second CVR Payment Event, the Third CVR Payment Event and the Fourth CVR Payment Event and “CVR Payment Events” means each or any of them as the context may require

“DTC”	the Depository Trust Company or any successor thereto

“EIB”	European Investment Bank

“Effective”	in the context of the Acquisition: (i) if the Acquisition is implemented by way of a Scheme, the Scheme having become effective in accordance with its terms, upon the delivery to the Registrar of Companies of the Court Order together with the minute required by Section 86 of the Act confirming the Reduction of Capital and the registration of the Court Order and that minute by the Registrar of Companies; or (ii) if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having been declared or become unconditional in all respects in accordance with the provisions of the Takeover Offer Document and the requirements of the Irish Takeover Rules

“Effective Date”	the date on which, (i) the Scheme becomes effective in accordance with its terms or (ii) if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having become (or having been declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Document and the requirements of the Irish Takeover Rules

“Effective Time”	the time on the Effective Date at which the Court Order and a copy of the minute required by Section 86 of the Act are

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registered by the Registrar of Companies or, as the case may be, the Takeover Offer becomes or is declared unconditional in all respects

“EGM” or “Extraordinary General Meeting”	the extraordinary general meeting of Innocoll Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be held as soon as the preceding Scheme Meeting shall have been concluded (it being understood that if the Scheme Meeting is adjourned, the EGM shall be correspondingly adjourned)

“EGM Resolutions”	the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the Reduction of Capital, changes to the Innocoll Constitution and such other matters as Innocoll reasonably determines, subject to the consent of Gurnet Point (such consent not to be unreasonably withheld, conditioned or delayed), to be necessary or desirable for the purposes of implementing the Scheme or the Acquisition

“End Date”	October 4, 2017, or such other date as Gurnet Point, Gurnet Bidco and Innocoll may agree (with the consent of the Panel and/or the High Court, in each case if required)

“EU Merger Regulation”	Council Regulation (EC) No. 139/2004

“EUR, euro or €”	the single currency unit provided for in Council Regulation (EC) No. 974/98 of 8 May 1990, being the lawful currency of Ireland

“Exchange Act”	the United States Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder

“Evercore”	Evercore Partners International LLP

“Expanded Soft Tissue”	Soft Tissue that is not limited to Hernia

“Expenses Reimbursement Agreement”	the expenses reimbursement agreement dated April 4, 2017 between Gurnet Point and Innocoll, the terms of which have been approved by the Panel

“FDA”	the United States Food and Drug Administration

“First CVR Payment”	$0.70 per CVR

“First CVR Payment Event”	the FDA’s approval, on or prior to December 31, 2018, of the Product with a label covering indications for the treatment of postsurgical pain following open abdominal Hernia repair

“Fourth CVR Payment 2019”	$1.87 per CVR

“Fourth CVR Payment 2020”	$1.00 per CVR; provided that in no event shall the Fourth CVR Payment 2020 become payable if the Fourth CVR Payment 2019 has been paid by Gurnet Bidco

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“Fourth CVR Payment Event”	the first achievement in any Fourth CVR Payment Event Measurement Period of worldwide Net Sales of the Product exceeding $60,000,000

“Fourth CVR Payment Event Measurement Period”	the Fourth CVR Payment Event Measurement Period 2019 or the Fourth CVR Payment Event Measurement Period 2020, as applicable

“Fourth CVR Payment Event Measurement Period 2019”	any four (4) consecutive Calendar Quarters ending on or prior to December 31, 2019

“Fourth CVR Payment Event Measurement Period 2020”	any four (4) consecutive Calendar Quarters ending on or prior to March 31, 2020

“Fourth CVR Payment Event 2019”	the achievement of the Fourth CVR Payment Event on or prior to December 31, 2019

“Fourth CVR Payment Event 2020”	the achievement of the Fourth CVR Payment Event after December 31, 2019 but on or prior to March 31, 2020; provided that in no event shall the Fourth CVR Payment Event 2020 occur if the Fourth CVR Payment Event 2019 has occurred

“German Options”	the options to purchase Innocoll Shares granted pursuant to the German Option Agreement

“German Option Agreement”	the Option Agreement, dated as of 10 July, 2014, by and among Innocoll AG, a stock corporation under German law and the individual “shareholders” and “optionholders” listed as party thereto as amended, restated, supplemented and/or otherwise modified from time to time;

“Gurnet Point”	Gurnet Point L.P., a Delaware incorporated limited partnership that acts through its general partner, Waypoint International

“Gurnet Point Capital”	Gurnet Point Capital, LLC, a Delaware incorporated limited liability company which acts as the investment adviser to Gurnet Point

“Gurnet Point Group”	collectively, Gurnet Point and all of its Subsidiaries, including Gurnet Bidco

“Gurnet Point Reimbursement Payment”	an amount equal to all documented, specific quantifiable third-party costs (including vouched out of pocket expenses incurred by third party advisers) and expenses incurred by Gurnet Point and / or Gurnet Bidco, for its or their account or on its or their behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including but not limited to exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial, technical, tax and commercial due diligence, arranging financing and engaging advisors to assist in the process

“Gurnet Bidco”	Lough Ree Technologies Limited, a company incorporated in Ireland with registered number 594503 having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland

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“Gurnet Bidco Board” or “Board of Gurnet Bidco”	the board of directors of Gurnet Bidco

“Hard Tissue”	mineralized tissue, including but not limited to orthopedic tissue, with a firm consistency such as bone

“Hernia”	the indication for which the patient population for the two Phase III registration trials conducted by Innocoll were treated

“High Court”	the High Court of Ireland

“Ireland”	the island of Ireland, excluding the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland, and the word “Irish” shall be construed accordingly

“Innocoll”	Innocoll Holdings plc, a company incorporated in Ireland with registered number 544604 having its registered office at 9, Block D, Monksland Business Park, Monksland, Athlone, County Roscommon, Ireland

“Innocoll 2015 Plan”	the Innocoll Holdings plc Amended and Restated 2015 Stock Option Plan

"Innocoll 2016 Plan"	the Innocoll Holdings plc 2016 Omnibus Incentive Plan

“Innocoll Alternative Proposal”

any bona fide proposal or bona fide offer, which proposal or offer may be subject to due diligence, definitive documentation or both, made by any person (other than a proposal or offer by Gurnet Point or any of its Concert Parties pursuant to Rule 2.5 of the Irish Takeover Rules) for:

1.        the acquisition of Innocoll by scheme of arrangement, takeover offer or business combination transaction;

2.        any merger, reorganization, share exchange, consolidation, business combination, recapitalisation, or similar transaction involving Innocoll that, if consummated, would result in the holders of Innocoll Shares immediately prior to such transaction owning, in the aggregate, less than 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof;

3.        the direct or indirect acquisition by any Person of more than 20% of the assets of the Innocoll Group, taken as a whole, measured by either book value or fair market value (including equity securities of Innocoll’s Subsidiaries); or

4.        the direct or indirect acquisition by any Person of more than 20% of the voting power or the issued share capital of Innocoll, including any offer or exchange offer that if consummated would result in

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any Person beneficially owning shares with more than 20% of the voting power of Innocoll

“Innocoll Board”	the board of directors of Innocoll from time to time and for the time being

“Innocoll Change of Recommendation”	has the meaning given to that term in Clause 5.2.4 of the Transaction Agreement

“Innocoll Constitution”	the constitution of Innocoll in force from time to time

“Innocoll Directors”	the members of the Innocoll Board

“Innocoll Group”	Innocoll and all of its Subsidiaries

“Innocoll Option”	any option granted to a current or former employee, director or independent contractor of the Innocoll Group to purchase Innocoll Shares pursuant to any of the Innocoll Share Plans

"Innocoll Option Award Agreements"	any agreement governing the award of any option granted to a current or former employee, director or independent contractor of the Innocoll Group to purchase Innocoll Shares that is governed by the terms of the applicable award agreement, and which was not granted pursuant to the Innocoll 2015 Plan or the Innocoll 2016 Plan

“Innocoll Restricted Share”	a Innocoll Share issued pursuant to a Innocoll Share Plan to a current or former employee, director or independent contractor of the Innocoll Group that was acquired by means of subscription and, as of the Effective Time, is subject to restrictions on transfer and a repurchase option

"Innocoll Restricted Share Award Agreements"	any agreement that governs the terms and conditions of the grant of Innocoll Restricted Shares

“Innocoll RSU”	any right (other than an option) granted pursuant to the Innocoll 2016 Plan to a current or former employee, director or independent contractor of the Innocoll Group that entitles the holder thereof to a Innocoll Share or cash equal to or based on the value of a Innocoll Share

“Innocoll Senior Management”	Jose Carmona, Richard Fante, Charles Katzer, and Lesley Russell

“Innocoll Share Awards”	the Innocoll RSUs and the Innocoll Restricted Shares

“Innocoll Share Plans”	the Innocoll 2016 Plan, the Innocoll 2015 Plan, all of the Innocoll Option Award Agreements and all of the Innocoll Restricted Share Award Agreements

“Innocoll Shareholder Approval”

1.    the passing of the Scheme Meeting Resolution, by a majority in number of those Innocoll Shareholders (representing at least 75% in value of the Innocoll Shares held by such Innocoll Shareholders) present and voting either in person or by proxy, at the Scheme Meeting (or at any adjournment of such meeting); and

2.    the EGM Resolutions being duly passed by the requisite

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majorities of Innocoll Shareholders at the EGM (or at any adjournment of such meeting)

“Innocoll Shareholders”	the holders of Innocoll Shares

“Innocoll Shares”	the ordinary shares with a par value of $0.01 per share each in the capital of Innocoll, and “Innocoll Share” means any one of them

“Innocoll Superior Proposal”	a bona fide Innocoll Alternative Proposal (where each reference to 20% or 80% set forth in the definition of such term shall be deemed to refer to 50%) made by any Person that the Innocoll Board determines in good faith (after consultation with Innocoll’s financial adviser(s) and outside legal counsel) is more favourable to the Innocoll Shareholders than the transactions contemplated by the Transaction Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Innocoll Board considers in good faith to be appropriate

“Irish Takeover Panel Act”	the Irish Takeover Panel Act, 1997 (as amended)

“Irish Takeover Rules”	the Irish Takeover Panel Act, 1997, Takeover Rules 2013

“Irrecoverable VAT”	in relation to any person, any amount in respect of VAT which that person has incurred and in respect of which that person is not entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with Section 59 of the Value Added Tax Consolidation Act 2010 of Ireland and any regulations made under that Act (and “recoverable VAT” shall be construed accordingly)

“Loan Agreement”	the proposed loan and guarantee agreement to be entered into between Gurnet Point, Gurnet Bidco or one of their affiliates (as lender), a subsidiary of Innocoll (as borrower) and Innocoll (as guarantor), in substantially the form appended to the Transaction Agreement, as it may be amended in writing by the parties thereto

“NASDAQ”	the NASDAQ Global Market

“NDA”	new drug application

“Net Sales”	means the gross amount received by the relevant Selling Entity for the Product sold to third parties other than any other Selling Entity, less the Permitted Deductions, all as determined in accordance with the Selling Entity’s usual and customary accounting methods consistent with the treatment of other branded prescription products commercialized by the applicable Selling Entity, which shall be in accordance with generally accepted accounting principles, including the accounting methods for translating activity denominated in foreign currencies into United States dollar amounts. In the case of any sale of the Product between or among Selling Entities for resale, Net Sales will be calculated as above only on the value charged or invoiced on the first arm’s-length

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sale thereafter to a third party. For the avoidance of doubt, in the case of any sale of the Product between or among Selling Entities where a Selling Entity is an end-user of (in such capacity, an “Affiliate End User”), and does not further sell, the Product, Net Sales will be calculated on the value charged or invoiced to such Affiliate End User; provided that use of the Product for clinical testing in which the cost of the Product is not reimbursed shall not make a Selling Entity or licensee an Affiliate End User. If a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer of such Product and the applicable Selling Entity (other than with respect to Product supplied expressly for sampling purposes), then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been received had the transaction been conducted at arm’s length and for cash. Such amount that would have been received shall be determined, wherever possible, by reference to the average selling price of such Product in arm’s length transactions in the relevant jurisdiction. Notwithstanding the foregoing, the following shall not be included in Net Sales: (i) Product provided for administration to patients enrolled in clinical trials or for other research purposes, or (ii) commercially reasonable quantities of Product used as samples to promote additional sales

“offer period”	has the meaning given to it in the Irish Takeover Rules

“Panel” or “Takeover Panel” or “Irish Takeover Panel”	the Irish Takeover Panel

“Parties”	Innocoll, Gurnet Point and Gurnet Bidco and “Party” shall mean either Innocoll, on the one hand, or Gurnet Point or Gurnet Bidco, (whether individually or collectively), on the other hand (as the context requires)

“Permitted Deductions”

to the extent not already excluded from Net Sales:

1.         normal and customary trade, quantity and prompt settlement discounts;

2.         amounts repaid or credited by reasons of defects, recalls, returns, rebates or allowances of goods;

3.         normal and customary chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale of the Product, including such payments mandated by programs of Relevant Authorities;

4.         normal and customary rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, to group purchasing organizations or to trade customers in line with approved contract terms or other understandings and arrangements;

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5.         tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on net income);

6.         any government mandated manufacturing tax, including the brand manufacturer’s tax imposed pursuant to the Patient Protection and Affordable Care Act (Pub. L. No. 111-149);

7.         reasonable deductions for uncollectible amounts on previously sold products (which adjustment shall be based on actual bad debts incurred and written off as uncollectible by the Selling Entity in a fiscal period);

8.         discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

9.         normal and customary distribution commissions and fees (including fees related to services provided pursuant to distribution service agreements with wholesalers, fee-for-service wholesaler fees and inventory management fees) payable to any third party providing distribution services to the Selling Entities; and

10.       a reasonable allowance for transportation, freight, postage, importation, shipping insurance and other handling expenses

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (1) through (10) above, such item may not be deducted more than once

“Person” or “person”	an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof

“Piper Jaffray”	Piper Jaffray & Co., financial adviser to Innocoll

“Product” or “XARACOLL”	the product originally submitted by the Company to the FDA under an NDA dated October 31, 2016 having New Drug Application number 209511

“Proxy Statement”	the Scheme Document, which shall also constitute the proxy statement (and any amendments or supplements thereto) to be filed with the SEC, relating to the matters to be submitted to the Innocoll Shareholders at the Scheme Meeting and the EGM

“Reduction of Capital”	the reduction of the ordinary share capital of Innocoll by the cancellation of the Innocoll Shares, to be effected as part of the Scheme

“Refusal to File Letter”	the letter dated 29 December 2016 from the FDA to Innocoll in respect of XARACOLL

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“Registrar of Companies”	the Registrar of Companies in Dublin, Ireland (being the Registrar as defined in Section 2 of the Act)

“Relevant Authority”	any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, arbitrator, arbitration panel, or other regulatory authority or agency, including courts and other judicial bodies, or any competition, antitrust, foreign investment review or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel, the High Court and the SEC

“Relevant Options and Share Awards”	the holders of Innocoll Options and Innocoll Share Awards and the holders of German Options (other than Terminating German Optionholders)

“Relevant Securities”	has the meaning given to that term in the Irish Takeover Rules

“Resolutions”	collectively, the Scheme Meeting Resolution and the EGM Resolutions, which will be set out in the Scheme Document

“Restricted Jurisdiction”	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available in that jurisdiction

“Rights Agent”	the agent appointed pursuant to and as defined in the CVR Agreement

“Scheme” or “Scheme of Arrangement”	the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction under Sections 84 and 85 of the Act to effect the Acquisition pursuant to and on the terms set forth in the Transaction Agreement and this Announcement, and in such form not being inconsistent therewith as the Parties, acting reasonably, mutually agree in writing, including any revision thereof as may be so agreed between the Parties and, as required, by the Panel and the High Court

“Scheme Document”

a document comprising the scheme document (including any amendments or supplements thereto) to be distributed to Innocoll Shareholders and, for information only, to holders of Innocoll Options or, Innocoll Share Awards and the holders of German Options (other than Terminating German Optionholders), containing:

1.    the Scheme;

2.    the notice or notices of the Scheme Meeting and the EGM;

3.     an explanatory statement as required by Section 452 of

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 the Act with respect to the Scheme;

4.    such other information as may be required or necessary pursuant to the Act, the Exchange Act or the Irish Takeover Rules (or required by the Panel); and

5.    such other information as Innocoll and Gurnet Point shall agree, each acting reasonably

“Scheme Meeting”	the meeting or meetings of the Innocoll Shareholders or, if applicable, any class of Innocoll Shareholders (as may be directed by the High Court pursuant to Section 450(5) of the Act) (and any adjournment of any such meeting or meetings) convened by (i) resolution of the Innocoll Board or (ii) order of the High Court, in either case, pursuant to section 450 of the Act, to consider and vote on the Scheme Meeting Resolution

“Scheme Meeting Resolution”	the resolution to be considered and voted on at the Scheme Meeting proposing that the Scheme, with or without amendment (but subject to such amendment being acceptable to each of Innocoll and Gurnet, except for a technical or procedural amendment which is required for the proper implementation of the Scheme and does not have a substantive consequence on the implementation of the Scheme), be agreed to

“Scheme Recommendation”	the unanimous recommendation of the Innocoll Board that Innocoll Shareholders vote in favour of the Resolutions (or, if Gurnet Bidco effects the Acquisition as a Takeover Offer, the unanimous recommendation of the Innocoll Board that Innocoll Shareholders accept the Takeover Offer)

“Schmidt Parties”

1.    Paul G. Oxholm

2.    F.W. Schmidt

3.    Investment Partners, LP

4.    BigCreek, LP

5.    Cacoosing Family Charitable Foundation

6.    Irrevocable Trust of Rolf D. Schmidt and Renate U. Schmidt Dated November 30 1990

7.    Irrevocable Trust of Friedrich Wilhelm Schmidt and Peggy Ann Schmidt Dated October 24, 1990

“SEC”	the United States Securities and Exchange Commission

“Second CVR Payment”	$1.33 per CVR

“Second CVR Payment Event”	the FDA’s approval, on or prior to December 31, 2018, of the Product with a label covering indications for the treatment of postsurgical pain immediately following

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Extended Soft Tissue repair

“Securities Act”	the United States Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder

“Selling Entity”	Gurnet Bidco, Innocoll, any assignee and each of their respective Affiliates, licensees and sublicensees with respect to rights to develop or commercialize the Product, and any direct or indirect transferee, successor or assignee (including through any change of control) of the rights to sell the Product of any of the foregoing (but not a distributor of the Product acting solely in the capacity of a distributor and not otherwise an assignee, licensee or sublicensee with respect to development or commercialization rights as to the Product or transferee, successor or assignee of the rights to sell the Product)

“Soft Tissue”	body tissue that is not hardened or calcified, such as tendon, muscle, skin, fat, and fascia, that connects, supports or surrounds bone and internal organs, including abdominal and visceral tissue and but excluding Hard Tissue

“Subsidiaries”	in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50 percent of the aggregate voting power, and “Subsidiary” shall be construed accordingly

“Takeover Offer”	an offer in accordance with Clause 3.6 of the Transaction Agreement for the entire issued and to be issued ordinary share capital of Innocoll (other than any Innocoll Shares beneficially owned by Gurnet Point or any member of the Gurnet Point Group, if any), including any amendment or revision thereto pursuant to the Transaction Agreement, the full terms of which would be set out in the Takeover Offer Document or (as the case may be) any revised offer document(s)

“Takeover Offer Document”	if following the date of the Transaction Agreement, Gurnet Bidco elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6 of the Transaction Agreement, the document(s) to be despatched to Innocoll Shareholders and others by Gurnet Bidco containing, amongst other things, the Takeover Offer, the Conditions (to the extent appropriate in the case of a Takeover Offer, and as amended in such manner as Gurnet Bidco and Innocoll shall determine, and the Panel shall agree, to be necessary to reflect the terms of the Takeover Offer) and certain information about Gurnet Point, Gurnet Bidco and Innocoll and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer

“Tax” or “Taxes” and with the correlative meaning,	all national, federal, state, local or other taxes imposed by the United States, Ireland, and any other Relevant Authority,

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the term “Taxable”	including income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, universal social charge, pay related social insurance and other similar contributions, sales, employment, unemployment, disability, use, property, gift tax, inheritance tax, unclaimed property, escheat, withholding, excise, production, value added, goods and services, trading, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, surcharges and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not, and any liability in respect of any of the foregoing items payable by reason of contract, assumption, transferee or Successor liability

“Tax Authority”	any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or any other governmental, trade or regulatory agency or body, in each case, in any jurisdiction responsible for the assessment, collection or enforcement of laws relating to Taxes or for making any decision or ruling on any matter relating to Tax (including the Irish Revenue Commissioners and United States Internal Revenue Service)

“Terminating German Optionholder”	shall have the meaning given to that term in clause 4.5.1 of the Transaction Agreement

“Third CVR Payment 2019”	$1.00 per CVR if the Third CVR Payment Event 2019 occurs

“Third CVR Payment 2020”	means $0.60 per CVR if the Third CVR Payment Event 2020 occurs; provided that in no event shall the Third CVR Payment 2020 become payable if the Third CVR Payment 2019 has been paid by Gurnet Bidco

“Third CVR Payment Event”	the FDA’s approval of the Product with a label covering indications for the treatment of postsurgical pain immediately following Hard Tissue repair

“Third CVR Payment Event 2019”	the achievement of the Third CVR Payment Event on or prior to December 31, 2019

“Third CVR Payment Event 2020”	means the achievement of the Third CVR Payment Event after December 31, 2019, but on or prior to June 30, 2020

“Transaction Agreement”	the transaction agreement dated April 4, 2017 between Gurnet Point, Gurnet Bidco and Innocoll in relation to the implementation of the Scheme and the Acquisition, a copy of which is set out at Appendix III to this Announcement

“United States” or “US”	the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction

“VAT”	any Tax imposed by any member state of the European Community in conformity with the Directive of the Council

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of the European Union on the common system of value added tax (2006/112/EC)

“Voting Record Time”	the time and date to be specified as the voting record time for the Scheme Meeting (or any adjournment thereof) in the Scheme Document

“Waypoint International”	Waypoint International GP LLC, a Delaware incorporated limited liability company, that is the general partner of Gurnet Point

“$” or “dollars”	United States dollars, the lawful currency of the United States of America

Any references to any provision of any legislation or rules or regulations promulgated thereunder shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision. Any reference to any legislation is to Irish legislation unless specified otherwise or the context clearly indicates otherwise. Save as otherwise provided herein, any reference herein to a section, subsection, clause, sub-clause, schedule, appendix, or similar shall be a reference to a section, subsection, clause, sub-clause, schedule, appendix or similar (as the case may be) of this Announcement. Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

Words importing the singular shall include the plural and vice versa and words supporting the masculine shall include the feminine or neuter gender and vice versa.

All times referred to in this Announcement are New York times, unless otherwise stated.

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